As filed with the Securities and Exchange Commission on December 10, 2001

                                                      Registration No. 333-_____

--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------

                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 WESBANCO, INC.
             (Exact name of registrant as specified in its charter)


      WEST VIRGINIA                                     6711                                55-0571723
(State or other jurisdiction               (Primary Standard Industrial                  (I.R.S. Employer
of incorporation or organization)           Classification Code Number)                  Identification No.)

                                 ONE BANK PLAZA
                          WHEELING, WEST VIRGINIA 26003
                                 (304) 234-9000

          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

             PAUL M. LIMBERT, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 WESBANCO, INC.
                                 ONE BANK PLAZA
                          WHEELING, WEST VIRGINIA 26003

                                 (304) 234-9000

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                 ---------------
                                 WITH COPIES TO:

   JAMES C. GARDILL                                       J. ROBERT VAN KIRK
PHILLIPS, GARDILL, KAISER & ALTMEYER                  KIRKPATRICK & LOCKHART LLP
    61 FOURTEENTH STREET                                HENRY W. OLIVER BUILDING
WHEELING, WEST VIRGINIA 26003                            535 SMITHFIELD STREET
     (304) 232-6810                                   PITTSBURGH, PA 15222-2312
                                                           (412) 355-6500

                                 ---------------

    Approximate date of commencement of the proposed sale of the securities to the public: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------------

  Title of each                                 Proposed maximum         Proposed maximum
     class of             Amount to be         offering price per       aggregate offering
 securities to be        registered(1)              share(2)                 price(3)               Amount of registration fee (4)
    registered
----------------------------------------------------------------------------------------------------------------------------------

Common Stock, par
value $2.0833              3,442,641                 $20.45               $64,001,833.30                      $15,296.44

----------------------------------------------------------------------------------------------------------------------------------


(1) Represents the number of shares of Wesbanco, Inc. common stock that could be issued in connection with the merger described herein based on an exchange ratio of 1.1 shares of Wesbanco common stock for each of the 3,129,674 shares of American Bancorporation common stock outstanding on December 4, 2001.

(2) Calculated in accordance with Rule 457(f)(1) and 457(c) based on the average of the high and low prices for a share of American Bancorporation common stock on December 4, 2001 of $20.45.

(3) Calculated by multiplying the proposed maximum offering price per share by the 3,129,674 shares of American Bancorporation common stock outstanding on December 4, 2001.

(4) Calculated by multiplying the proposed maximum aggregate offering price by .000239.
--------------------------------------------------------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE

--------------------------------------------------------------------------------

                             AMERICAN BANCORPORATION
                                1025 MAIN STREET
                                    SUITE 800
                          WHEELING, WEST VIRGINIA 26003
                                 (304) 233-5006

                                ---------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON FEBRUARY _____, 2002

         Notice is hereby given that a Special Meeting of shareholders of American Bancorporation, an Ohio corporation ("American"), will be held on February _____, 2002, at the executive offices of American, 1025 Main Street, Suite 800, Wheeling, West Virginia 26003, commencing at _____ p.m., local time, to consider and vote upon the following matters described in the accompanying Proxy Statement/Prospectus:

                  1. Approval and adoption of the Agreement and Plan of Merger dated as of February 22, 2001 (the "Merger Agreement") by and among American, Wesbanco, Inc., a West Virginia corporation ("Wesbanco"), Wesbanco Bank, Inc., a West Virginia banking corporation and a wholly owned subsidiary of Wesbanco (the "Bank"), and AB Corporation, a West Virginia corporation and a wholly owned subsidiary of Wesbanco formed solely for the purpose of effecting the merger ("AB"), pursuant to which American will be merged with and into AB. Copies of the Merger Agreement and First Amendment thereto are attached as Annex A and Annex B, respectively, to the accompanying Proxy Statement/Prospectus.

                  2. The transaction of such other business as may properly come before the Special Meeting or any adjournment or postponement of the Special Meeting.

         Only holders of record of American common stock at the close of business on [record date], will be entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof.

         Whether or not you plan to attend the Special Meeting, please complete, date, sign and return the enclosed Proxy promptly. A return envelope is enclosed for your convenience and requires no postage for mailing in the United States.

                                             By Order of the Board of Directors,

                                             Linda M. Woodfin
                                             Corporate Secretary

Wheeling, West Virginia
January _____, 2002

                           YOUR VOTE IS VERY IMPORTANT

TO VOTE YOUR SHARES, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE

THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT ISSUE THE COMMON STOCK DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC IS
EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                 PROXY STATEMENT
                                       OF
                             AMERICAN BANCORPORATION
                                   PROSPECTUS
                                       OF
                                 WESBANCO, INC.

         This Proxy Statement/Prospectus is being furnished to you because you are a holder of common stock of American Bancorporation. The Board of Directors of American has agreed to the acquisition of American by Wesbanco, Inc. in a merger transaction pursuant to which American will be merged into a subsidiary of Wesbanco. If the merger is completed, you will receive 1.1 shares of Wesbanco common stock for each share of common stock of American that you own. American's Board of Directors is soliciting your Proxy for use at the Special Meeting of American shareholders at which you will be asked to approve the merger.

         This Proxy Statement also constitutes the Prospectus of Wesbanco for the [3,442,641] shares of common stock to be issued in the merger. Wesbanco and American common stock is quoted on the National Market System of the Nasdaq Stock Market and traded under the symbols "WSBC" and "AMBC", respectively.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SHARES OR PASSED
      UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

         This Proxy Statement/Prospectus is first being mailed to you on or about January ___, 2002.

         THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS MORE FULLY DESCRIBES THE PROPOSALS TO BE CONSIDERED AT THE SPECIAL MEETING. WE URGE YOU TO READ THIS
DOCUMENT IN ITS ENTIRETY, INCLUDING THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE ___.

             THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS JANUARY __, 2002.

                                TABLE OF CONTENTS

     QUESTIONS AND ANSWERS.....................................................1
     SUMMARY...................................................................3
      THE COMPANIES......................................... ..................3
      THE SPECIAL MEETING......................................................4
      THE MERGER...............................................................4
      RIGHT TO DISSENT FROM THE MERGER.........................................4
      CERTAIN FEDERAL INCOME TAX CONSEQUENCES..................................4
       INTERESTS OF AMERICAN DIRECTORS AND OFFICERS IN THE MERGER..............5
       DESCRIPTION OF THE MERGER AGREEMENT.....................................5
       REGULATORY APPROVALS....................................................5
       STOCK OPTION AGREEMENT..................................................6
       OWNERSHIP OF AMERICAN COMMON STOCK BY WESBANCO..........................6
       OWNERSHIP OF AMERICAN COMMON STOCK BY AMERICAN DIRECTORS, EXECUTIVE
       OFFICERS AND AFFILIATES.................................................6
      SELECTED HISTORICAL FINANCIAL DATA OF WESBANCO...........................7
      SELECTED HISTORICAL FINANCIAL DATA OF AMERICAN...........................8
      COMPARATIVE PER SHARE DATA..............................................15
      MARKET PRICES AND DIVIDEND DATA.........................................16
       WESBANCO COMMON STOCK DIVIDEND POLICY..................................17
       AMERICAN COMMON STOCK DIVIDEND POLICY..................................17
      WHERE YOU CAN FIND MORE INFORMATION ABOUT WESBANCO AND AMERICAN.........18
      FORWARD LOOKING STATEMENTS..............................................20
      RISK FACTORS............................................................21
       WESBANCO'S STATUS AS A HOLDING COMPANY MAKES IT DEPENDENT ON DIVIDENDS
       FROM ITS SUBSIDIARIES TO MEET ITS OBLIGATIONS..........................21
       INTEREST RATE VOLATILITY COULD SIGNIFICANTLY HARM WESBANCO'S
       BUSINESS...............................................................21
       WESBANCO MAY ENCOUNTER INTEGRATION DIFFICULTIES OR MAY FAIL TO
       REALIZE THE ANTICIPATED BENEFITS OF THE  MERGER........................21
       WESBANCO'S RESULTS OF OPERATIONS ARE SIGNIFICANTLY AFFECTED BY
       THE ABILITY OF ITS BORROWERS TO REPAY THEIR LOANS......................21
      THE SPECIAL MEETING.....................................................22
      THE MERGER..............................................................24
       BACKGROUND OF THE MERGER...............................................24
       RECOMMENDATION OF THE AMERICAN BOARD...................................25
       OPINION OF AMERICAN'S FINANCIAL ADVISOR................................25
       AMERICAN'S REASONS FOR THE MERGER......................................32
       WESBANCO'S REASONS FOR THE MERGER......................................33
      INTEREST OF CERTAIN PERSONS IN THE MERGER...............................33
      EFFECTS OF THE MERGER: THE SURVIVING CORPORATION........................35
      MERGER OF SUBSIDIARY BANKS..............................................36
      GOVERNMENT APPROVALS....................................................36
      RIGHTS OF DISSENTING SHAREHOLDERS.......................................37
      RESALE RESTRICTIONS.....................................................39
      ACCOUNTING TREATMENT....................................................39
      CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER...................39
     THE MERGER AGREEMENT.....................................................42
      THE MERGER..............................................................42
      CONVERSION OF SECURITIES................................................42
      REPRESENTATIONS AND WARRANTIES..........................................42
      ADDITIONAL REPRESENTATIONS AND WARRANTIES OF AMERICAN...................43
      ADDITIONAL REPRESENTATIONS AND WARRANTIES OF WESBANCO...................44
      MUTUAL COVENANTS........................................................45
      ADDITIONAL COVENANTS OF AMERICAN........................................45
      ADDITIONAL COVENANTS OF WESBANCO........................................47
      CONDITIONS TO OBLIGATIONS OF THE PARTIES................................48
      CONDITIONS TO OBLIGATIONS OF WESBANCO...................................49
      CONDITIONS TO OBLIGATIONS OF AMERICAN...................................49
      TERMINATION; EXPENSES...................................................49
      AMENDMENT OR WAIVER.....................................................50
     STOCK OPTION AGREEMENT...................................................51

     COMPARATIVE RIGHTS OF SHAREHOLDERS.......................................53
      DESCRIPTION OF WESBANCO CAPITAL STOCK...................................53
      COMPARISON OF RIGHTS OF WESBANCO AND AMERICAN SHAREHOLDERS..............53
      DIFFERENCES IN RIGHTS...................................................54
      ANTI-TAKEOVER PROVISIONS................................................56
     LEGAL MATTERS............................................................57
     EXPERTS..................................................................57

ANNEXES

Agreement and Plan of Merger...................................................A
First Amendment to Merger Agreement............................................B
Stock Option Agreement ........................................................C
Opinion of McDonald Investments Inc. dated January   , 2002....................D
Ohio Dissenters' Rights Statute................................................E

                              QUESTIONS AND ANSWERS

Q:       WHO ARE THE PARTIES TO THE MERGER?

A: American will merge with AB Corporation, a subsidiary of Wesbanco that has been formed solely for the purpose of effecting the merger.

Q:       WHAT AM I BEING ASKED TO VOTE ON?

A:       You are being asked to vote on the merger.

Q:       IF THE MERGER IS COMPLETED, WHAT WILL I RECEIVE?

A: If the merger is completed, you will receive 1.1 shares of Wesbanco common stock for each share of American common stock that you own. The shares of Wesbanco common stock will be approved for trading on the Nasdaq Stock Market.

Q:       WHEN WILL THE MERGER BE COMPLETED?

A: We expect to receive the approval of the Federal Reserve in January of 2002 and to complete the merger during the first quarter of 2002 after the approval of American's shareholders being solicited hereby.

Q:       WHAT DO I NEED TO DO NOW?

A: After reviewing this document, submit your Proxy, by executing and returning the enclosed Proxy Card. By submitting your Proxy, you authorize the individuals named in the Proxy to represent you and vote your shares at the Special Meeting in accordance with your instructions. Your vote is important. Whether or not you plan to attend the Special Meeting, please submit your Proxy promptly in the enclosed envelope.

Q:       SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If the merger is completed, we will send you written instructions for exchanging your American common stock for Wesbanco common stock.

Q. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER WILL MY BROKER VOTE MY SHARES FOR ME?

A. Your broker will vote your shares only if you instruct your broker on how to vote. Your broker will send you directions on how you can instruct your broker to vote. Your broker cannot vote your shares without instructions from you.

Q.       HOW WILL MY SHARES BE VOTED IF I RETURN A BLANK PROXY CARD?

A. If you sign, date and send in your Proxy Card and do not indicate how you want to vote, your Proxy will be counted as a vote for the merger.

Q.       WHAT WILL BE THE EFFECT IF I DO NOT VOTE?

A. If you abstain, do not return your Proxy Card or otherwise fail to vote at the Special Meeting, your failure to vote will have the same effect as if you voted against the merger.

Q.       CAN I CHANGE MY MIND AND REVOKE MY PROXY?

A. Yes, you may revoke your Proxy and change your vote at any time before the Special Meeting by:

        o signing another Proxy with a later date;
        o giving written notice of the revocation of your Proxy to the Secretary of American prior to the Special Meeting; or
        o voting in person at the Special Meeting.

         Your latest dated Proxy or vote will be counted.

                                     SUMMARY

         This summary highlights selected information from this Proxy Statement/Prospectus, and may not contain all of the information that is important to you. To better understand the merger and for a more complete understanding of the legal terms of these transactions, you should read this document entirely, including those additional documents to which we refer you.

THE COMPANIES

         WESBANCO INC.

         One Bank Plaza
         Wheeling, West Virginia 26003
         (304) 234-9000

         Wesbanco, a bank holding company headquartered in Wheeling, WV, offers through its various subsidiaries a full range of financial services including retail banking, corporate banking, personal and corporate trust services, brokerage services, mortgage banking and insurance.

         Wesbanco's primary business function is the operation of a commercial bank through 59 branches located in West Virginia and Eastern Ohio. Wesbanco restructured its banking and mortgage operations on January 14, 2000, merging all of its banking subsidiaries and its mortgage subsidiary into one state member banking corporation, Wesbanco Bank, Inc., headquartered in Wheeling with regional administrative offices in Fairmont, Parkersburg and Charleston. Wesbanco previously maintained four separate banking subsidiaries. As of September 30, 2001, Wesbanco had consolidated total assets of approximately $2.5 billion, deposits of $1.9 billion and stockholders' equity of $258.8 million.

         Wesbanco also offers other financial services through its non-banking affiliates. Wesbanco Insurance Services, Inc., is a multi-line insurance agency specializing in property, casualty and life insurance for personal and commercial clients. Wesbanco Securities, Inc., is a full service broker-dealer which also offers discount brokerage services.

         Wesbanco offers wealth management, personal trust, corporate trust, estate administration, qualified plan administration and investment services through Wesbanco Trust and Investment Services, a division of Wesbanco Bank. This division of Wesbanco Bank currently holds approximately $2.67 billion in assets in its various capacities.

         Wesbanco also serves as investment adviser to a family of mutual funds under the name "WesMark Funds" which include the WesMark Growth Fund, the WesMark Balanced Fund, the WesMark Bond Fund, the WesMark West Virginia Municipal Bond Fund and the WesMark Small Company Growth Fund.

        AMERICAN BANCORPORATION
        1025 Main Street
        Suite 800
        Wheeling, West Virginia  26003
        (304) 233-5006

         American is a bank holding company, headquartered in Wheeling, West Virginia, which provides through its subsidiaries commercial and mortgage banking services to customers in central and eastern Ohio, southwestern Pennsylvania and northern West Virginia. American's banking subsidiary, Wheeling National Bank, headquartered in St. Clairsville, Ohio, is a full-service commercial bank operating through 21 branches. As of September 30, 2001, American had consolidated total assets of $694.3 million, deposits of $484.5 million and stockholders' equity of $46.7 million.

         Through Wheeling National Bank, American provides a full range of commercial banking services to retail customers and small to medium-sized business in its market area. In eastern Ohio and northern West Virginia American focuses on local customer needs. In the Columbus, Ohio area, American focuses its marketing efforts on local businesses, whose needs are not being served effectively by larger institutions. In southwestern Pennsylvania, American operates an office catering primarily to small business customers.

         The banking services American offers its customers include checking, savings, time and money market accounts, personal, commercial, construction and real estate loans, individual retirement accounts, safe deposit boxes, wire transfers and debit cards, among other standard banking products and services.

         American   operates  two  subsidiaries  that  provide  data  processing services and  transfer  agent  services  for American and the Wheeling  National
Bank.

THE SPECIAL MEETING

         The Special Meeting will be held on __________, February ___, 2002 at ___ p.m., local time, at the offices of American at 1025 Main Street, Suite 800, Wheeling, West Virginia 26003. The purpose of the Special Meeting is to consider and vote upon the merger.

         You may vote at the Special Meeting only if you owned shares of American common stock at the close of business on [record date]. You may cast one vote for each share of American common stock owned by you on that date. The holders of at least a majority of the shares of American common stock present in person or by proxy at the Special Meeting must vote in favor of the merger in order to approve the merger. As of [record date], there were 3,129,674 shares of American common stock outstanding, held by approximately [1,741] holders of record.

         You can vote your shares by attending the Special Meeting and voting in person, or by marking the enclosed Proxy Card with your vote, signing it and mailing it in the enclosed return envelope. You can change your vote as late as the date of the Special Meeting either by sending in a new Proxy received prior to the Special Meeting or by attending the Special Meeting and voting in person.

THE MERGER

         We propose a merger of American with AB Corporation, a subsidiary of Wesbanco that has been formed solely for the purpose of effecting the merger. If the merger is consummated, AB Corporation will continue as the surviving corporation. The Articles of Incorporation and By-laws of AB Corporation will continue as the Articles of Incorporation and By-laws of the surviving corporation. The officers and directors of AB Corporation will continue as the officers and directors of the Surviving Corporation. Following the merger, Wheeling National Bank will be merged into Wesbanco Bank and AB Corporation will be merged into Wesbanco. If the merger is completed, you will receive 1.1 shares of Wesbanco common stock for each share of American common stock that you own. Instead of fractional shares of Wesbanco, you will receive a check for any fractional shares based on a value of $22.31 per whole share of Wesbanco common stock.

RIGHT TO DISSENT FROM THE MERGER

         You have the right to dissent from the merger. This means that if you do not vote in favor of the merger, you may make a written demand to American for payment in cash of the fair value of your shares. See "The Merger - Rights of Dissenting Shareholders" beginning on page _____.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         We intend the merger to be a tax free reorganization for federal income tax purposes. If we obtain this treatment, you will not recognize any gain or loss for federal income tax purposes upon receipt of shares of Wesbanco common stock in exchange for your shares of American common stock. However, any cash you receive in lieu of fractional shares will constitute taxable income.

         Because of the complexity of the tax laws and the individual nature of the tax consequences of the merger, you should consult your own tax advisor concerning all federal, state, local and foreign tax consequences of the merger that may apply to you.

INTERESTS OF AMERICAN DIRECTORS AND OFFICERS IN THE MERGER

         If the Merger is consummated, Jeremy C. McCamic, the Chairman and Chief Executive Officer of American, and Abigail M. Feinknopf, a director of American, will be added to the Wesbanco Board of Directors. Mr. McCamic will serve on the Wesbanco Board of Directors until December 31, 2002, at which time he has agreed to resign. Prior to his resignation, Mr. McCamic will be a member of Wesbanco's Executive Committee. Jay T. McCamic, a director of American, will be added to the Wesbanco Board of Directors upon Jeremy McCamic's resignation. Wesbanco has agreed to nominate Abigail M. Feinknopf and Jay T. McCamic as directors until each has served at least a full three year term. Abigail M. Feinknopf and Jay T. McCamic are the children of Jeremy C. McCamic.

         Certain officers of American will also enter into employment agreements, consulting agreements or severance plan clarification agreements with Wesbanco and American. These agreements are described under the heading "The Merger - Interest of Certain Persons in the Merger" beginning on page
_____.

DESCRIPTION OF THE MERGER AGREEMENT

         American will be merged with and into AB Corporation, with AB Corporation, a wholly owned subsidiary of Wesbanco formed solely for the purpose of effecting the merger, continuing as the surviving corporation. For each share of American common stock you own, you will receive 1.1 shares of Wesbanco common stock. Completion of the merger is subject to the satisfaction or waiver of the conditions specified in the Merger Agreement, including among others, those listed below:

         o the approval of the Merger Agreement by the shareholders of American;

         o the approval by the Board of Governors of the Federal Reserve System of (i) the application of Wesbanco to acquire American, (ii) the merger of American into AB Corporation and (iii) the merger of Wheeling National Bank into Wesbanco Bank;

         o the  exercise  of  dissenters'  rights  in  accordance  with the Ohio
           Revised Code by not more than 10% of the holders of American   common
           stock; and

         o on or before the date the merger closes, the receipt of an opinion from tax counsel for Wesbanco to the effect that for federal income tax purposes the merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the IRC, and regarding certain other tax matters.

         Termination of the Merger Agreement. The parties may mutually agree to terminate the Merger Agreement at any time before the merger is completed. American may also terminate the Merger Agreement if the average bid price for Wesbanco common stock for the thirty (30) calendar days preceding the fifth business day before closing of the merger falls below $16.00 per share.

         Either Wesbanco or American may also terminate the Merger Agreement under other circumstances described in detail in this Proxy Statement/Prospectus, including, without limitation, the failure of the merger to close by March 31, 2002.

         Effective Date of the Merger. We expect the merger to be completed as soon as practicable after shareholder and regulatory approvals have been received and all applicable regulatory waiting periods have expired. We expect this to occur during the first quarter of 2002.

REGULATORY APPROVALS

         In addition to your approval, the merger is subject to the approval of the Board of Governors of the Federal Reserve System and the West Virginia Board of Banking and Financial Institutions. Application to the Federal Reserve was accepted for filing on November 8, 2001 and the Federal Reserve approved the merger on __________. The West Virginia Board of Banking and Financial Institutions approved the merger on June 11, 2001.

STOCK OPTION AGREEMENT

         American and Wesbanco entered into a Stock Option Agreement dated February 22, 2001, pursuant to which American granted Wesbanco the option to purchase up to 622,805 shares of American common stock at a price of $18.00 per share. American granted Wesbanco this option to induce Wesbanco to enter into the Merger Agreement and to increase the likelihood that the corporations would complete the merger.

         The Stock Option Agreement could discourage other companies from trying or proposing to combine with American before the completion of the merger. The Stock Option Agreement is attached as Annex C to this document.

         Wesbanco cannot exercise this option unless certain events occur. These events include business combinations or acquisition transactions relating to American and American's failure to satisfy certain provisions in the Merger Agreement. Neither American nor Wesbanco is aware of any event, as of the date of this document, which would permit Wesbanco to exercise this option. See "The Merger Agreement - Stock Option Agreement" on page _____ for more information about the Stock Option Agreement.

OWNERSHIP OF AMERICAN COMMON STOCK BY WESBANCO

         As of [record date], the trust department of Wesbanco Bank held 20,216 shares of American common stock in a fiduciary capacity. Wesbanco Bank has discretionary voting authority with respect to 7,906 of these shares. Other than the shares held by Wesbanco Bank's trust department, Wesbanco and parties related to Wesbanco did not own any shares of American common stock on the record date.

OWNERSHIP OF AMERICAN COMMON STOCK BY AMERICAN DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES

         As of [record date], the directors, executive officers and affiliates of American owned or controlled the vote of [942,638] shares of American common stock constituting approximately [30.12%] of the outstanding shares of American common stock. The holders of at least a majority of the shares of American common stock entitled to vote and present in person or by proxy must vote in favor of the merger in order to approve the merger. See "The Merger - Interest of Certain Persons in the Merger" on page _____ for more information about American directors, executive officers and affiliates.

                 SELECTED HISTORICAL FINANCIAL DATA OF WESBANCO

            (UNAUDITED, DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The following table sets forth certain historical financial data concerning Wesbanco for the nine months ended September 30, 2001 and 2000 and for each of the five years ended December 31, 2000. This information is based on information contained in Wesbanco's 10-Q for the third quarter ended September 30, 2001 and Wesbanco's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, both of which are incorporated by reference into this Proxy Statement/Prospectus.

                                FOR THE NINE MONTHS ENDED
                                      SEPTEMBER 30,                                FOR THE YEARS ENDED DECEMBER 31,
                                --------------------------------------  ---------------------------------------------------
                                     2001         2000         2000          1999         1998          1997        1996
                                --------------------------------------  ---------------------------------------------------
SUMMARY STATEMENT OF INCOME:
Interest income                   $ 123,808    $ 121,260     $ 163,079    $ 155,861    $ 162,718     $ 157,790   $ 144,383
Interest expense                     59,130       58,678        79,552       69,231       73,925        70,005      61,612
                                ---------------------------------------  --------------------------------------------------
   Net interest income               64,678       62,582        83,527       86,630       88,793        87,785      82,771
Provision for loan losses             4,350        2,179         3,225        4,295        4,392         5,574       4,795
                                ---------------------------------------  --------------------------------------------------
   Net interest income after
   provision for loan losses         60,328       60,403        80,302       82,335       84,401        82,211      77,976
Other income                         18,207       16,708        23,376       24,581       25,715        17,701      15,657
Other expense                        47,495       48,197        64,483       67,813       68,308        65,182      57,043
                                ---------------------------------------  --------------------------------------------------
   Income before income taxes        31,040       28,914        39,195       39,103       41,808        34,730      36,590
Income tax provision                  9,329        8,915        12,271       11,465       13,495         9,519      10,648
                                ---------------------------------------  --------------------------------------------------
   Net income                     $  21,711    $  19,999     $  26,924    $  27,638    $  28,313      $ 25,211   $  25,942
                                =======================================  ==================================================
PER SHARE INFORMATION:*
Earnings per share                 $   1.19    $    1.04      $   1.41     $   1.37     $   1.36       $   1.23   $   1.31
Dividends per share                    0.69         0.67         0.895         0.88         0.84          0.786       0.72
Book value per share at
   period end                         14.42        13.60         13.92        13.63        14.35         13.97       13.17
Average shares outstanding       18,194,491   19,235,127    19,092,927   20,229,524   20,867,193    20,461,742  19,855,791

SELECTED RATIOS:
Return on average assets              1.22%        1.17%         1.18%        1.23%        1.26%         1.18%       1.31%
Return on average equity             11.33%       10.31%        10.42%        9.85%        9.55%         8.99%      10.48%


                                   AS OF SEPTEMBER 30,                                    AS OF DECEMBER 31,
                                --------------------------------------  ---------------------------------------------------
                                     2001         2000         2000          1999         1998          1997        1996
                                --------------------------------------  ---------------------------------------------------
SELECTED BALANCE SHEET
   DATA:

Assets                           $2,465,947   $2,292,985    $2,310,137   $2,269,726   $2,242,712    $2,211,543  $2,090,750
Securities                          710,115      534,097       546,389      567,928      680,550       629,218     600,330
Net loans                         1,544,777    1,560,895     1,570,672    1,503,694    1,353,920     1,321,640   1,305,766
Deposits                          1,903,320    1,856,417     1,870,361    1,814,001    1,787,642     1,779,867   1,702,660
Shareholders' equity                258,810      254,778       258,506      269,664      296,483       287,995     268,481

* The 1996 data were adjusted to reflect a three for two stock split effected in the form of a 50% stock dividend, effective
  June 19, 1997.


                 SELECTED HISTORICAL FINANCIAL DATA OF AMERICAN
            (UNAUDITED, DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The following table sets forth certain historical financial data concerning American for the nine months ended September 30, 2001 and 2000 and for each of the five years ended December 31, 2000. This information is based on information contained in American's 10-Q for the third quarter ended September 30, 2001 and American's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, both of which are incorporated by reference into this Proxy Statement/Prospectus.


                                 FOR THE NINE MONTHS ENDED
                                       SEPTEMBER 30,                               FOR THE YEARS ENDED DECEMBER 31,
                                -----------------------  ----------------------------------------------------------------------
                                     2001         2000         2000         1999        1998           1997         1996
                                -----------------------  ----------------------------------------------------------------------
SUMMARY STATEMENT OF INCOME:
Interest income                  $ 35,581     $  39,503     $ 52,775     $ 47,618     $ 40,301      $ 35,539      $ 29,885
Interest expense                   24,090        25,976       34,723       29,171       23,440        18,278        13,802
                                -----------------------  ----------------------------------------------------------------------
   Net interest income             11,491        13,527       18,052       18,447       16,861        17,261        16,083
Provision for loan losses             675           685          910          420          240            --            --
                                -----------------------  ----------------------------------------------------------------------
   Net interest income after
   provision for loan losses       10,816        12,842       17,142       18,027       16,621        17,261        16,083
Other income                        2,100         2,509        2,946        3,504        4,694         2,926         2,392
Other expense                      10,149        10,706       14,193       14,650       14,343        13,101        12,707
                                -----------------------  ----------------------------------------------------------------------
   Income before income taxes       2,767         4,645        5,895        6,881        6,972         7,086         5,768
Income tax provision (benefit)       (15)           920        1,189        1,527        1,770         2,577         2,102
                                -----------------------  ----------------------------------------------------------------------
   Net income                    $  2,782      $  3,725     $  4,706     $  5,354     $  5,202      $  4,509      $  3,666
                                =======================  ======================================================================
PER SHARE INFORMATION:*
Earnings per share                $  0.89      $   1.19     $   1.50     $   1.71     $   1.66       $  1.44      $   1.17
Dividends per share                  0.45          0.45         0.60         0.60        0.555          0.50          0.45
Book value per share at
   period end                       14.93         10.95        12.96         9.00        11.65         10.77          9.72
Average shares outstanding      3,129,674     3,129,674    3,129,674    3,129,674    3,129,674     3,129,674     3,129,674

SELECTED RATIOS:
Return on average assets            0.54%         0.69%        0.66%        0.79%        0.95%         0.96%         0.91%
Return on average equity            8.50%        16.10%       14.39%       16.19%       14.64%        14.15%        12.62%


                                    AS OF SEPTEMBER 30,                                   AS OF DECEMBER 31,
                                -----------------------  ----------------------------------------------------------------------
                                     2001         2000         2000         1999        1998           1997         1996
                                -----------------------  ----------------------------------------------------------------------
SELECTED BALANCE SHEET DATA:
Assets                           $694,267      $715,370     $705,216     $711,291     $611,405      $484,606      $461,632
Securities                        276,999       273,208      272,045      298,153      263,827       169,176       143,474
Net loans                         369,964       398,876      386,272      368,143      297,580       283,407       267,886
Deposits                          484,485       481,168      496,149      449,277      431,240       355,734       319,811
Shareholders' equity               46,733        34,272       40,561       28,179       36,447        33,694        30,423

* The 1996 data were  adjusted to reflect a two for one stock  split,  effective October 23, 1997.


          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following Unaudited Pro Forma Condensed Financial Information is based on the historical financial statements of Wesbanco and American and has been prepared to illustrate the financial effect of the acquisition described below.

The Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2001 assumes the merger was accounted for as a purchase and consummated on September 30, 2001. The Unaudited Pro Forma Condensed Combined Statements of Income for the nine months ended September 30, 2001 and for the year ended December 31, 2000, give effect to the merger as if such transaction had been effective during the entire period shown.

The Unaudited Pro Forma Condensed Financial Information reflects the merger based upon preliminary purchase accounting adjustments. Actual adjustments, which may include adjustments to certain assets, liabilities and other items including identifiable intangibles, will be made on the basis of evaluations as of the effective date of the merger and, therefore, may differ from those reflected in the Unaudited Pro Forma Condensed Financial Information.

The Unaudited Pro Forma Condensed Financial Information should be read in conjunction with Wesbanco's and American's unaudited consolidated financial statements for the nine months ended September 30, 2001 and audited consolidated financial statements for the year ended December 31, 2000.

Estimates of non-recurring acquisition expenses and cost savings, expected to occur after the date of consummation, have not been included in the pro forma financial information. Non-recurring expenses are projected to range in total from $3.5 million to $4 million. Wesbanco projects cost savings associated with the acquisition to approximate 25% to 30% of American's annualized pre-tax operating expenses of $13.5 million for 2001. These estimates may differ from the actual costs incurred and cost savings achieved in the acquisition.

In conjunction with the acquisition, Wesbanco will be required to divest of the deposits of one office of American to address a possible anti-trust issue. This office of American, with total deposits as of September 30, 2001 of $16.5 million, or 0.7% of pro forma combined deposits, is considered immaterial to the transaction and, therefore, not included in the pro forma financial information.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                     AS OF SEPTEMBER 30, 2001
                                        ---------------------------------------------------------------------------------
                                                                                                            Pro Forma
                                                                  American           Pro Forma               Combined
                                         Wesbanco, Inc.        Bancorporation        Adjustments           Wesbanco, Inc.
                                         ----------------      --------------        -----------           --------------
ASSETS
Cash and due from banks                 $        73,746        $     10,475        $           -           $     84,221
Due from banks - interest bearing                   684                   -                                         684
                                        ---------------        ------------        -------------           ------------
    Total cash and due from banks                74,430              10,475                    -                 84,905

Federal funds sold                               20,000               5,533                                      25,533

Available for sale securities                   463,942             276,999                                     740,941
Held to maturity securities                     246,173                   -                    -                246,173
                                        ---------------        ------------        -------------           ------------
    Total securities                            710,115             276,999                    -                987,114

Loans, net of unearned income                 1,565,383             373,078                 (21)      (B)     1,938,440
Allowance for loan losses                      (20,606)             (3,114)                                    (23,720)
                                        ---------------        ------------        -------------           ------------
    Net loans                                 1,544,777             369,964                 (21)              1,914,720

Bank premises and equipment                      50,715               9,499              (3,037)      (B)        57,177
Goodwill and other intangibles                   19,613               1,391               47,764  (A,B,C)        68,768
Other assets                                     46,297              20,406                                      66,703
                                        ---------------        ------------        -------------           ------------
    TOTAL ASSETS                        $     2,465,947        $    694,267        $      44,706           $  3,204,920
                                        ===============        ============        =============           ============


LIABILITIES

Non interest bearing deposits           $         238,222      $     40,488        $           -           $    278,710
Interest bearing deposits                       1,665,098           443,997                3,015      (B)     2,112,110
                                        -----------------      ------------        -------------           ------------
    Total deposits                              1,903,320           484,485                3,015              2,390,820

Other borrowings                                  272,263           143,384               14,757      (B)       430,404
                                        -----------------      ------------        -------------           ------------
    Total interest bearing                      2,175,583           627,869               17,772              2,821,224
liabilities

Other liabilities                                  31,554             7,015                3,000      (C)        41,569
Subordinated debentures                                 -            12,650                  127      (B)        12,777
                                        -----------------      ------------        -------------           ------------
    TOTAL LIABILITIES                           2,207,137           647,534               20,899              2,875,570

SHAREHOLDERS' EQUITY

Common stock                                       43,742             7,824               (7,012)     (A)        44,554
Capital surplus                                    58,884            10,302              (15,267)     (A)        53,919
Retained earnings                                 224,840            26,108              (26,108)     (A)       224,840
Treasury Stock                                   (74,693)                                  74,693     (A)             -
Accumulated other comprehensive income              6,037             2,499               (2,499)     (A)         6,037
                                        -----------------      ------------        --------------          ------------
    TOTAL SHAREHOLDERS' EQUITY                    258,810            46,733                23,807               329,350
                                        -----------------      ------------        --------------          ------------
    TOTAL LIABILITIES AND
         SHAREHOLDERS' EQUITY           $       2,465,947           694,267        $       44,706             3,204,920
                                        =================      ============        ==============          ============

Book value per share                    $           14.42      $      14.93                                $      15.40
Shares outstanding                             17,943,535         3,129,674                                  21,386,176



      SEE NOTES TO THE UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                         FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
                                    --------------------------------------------------------------------------------------
                                                                                                              PRO FORMA
                                                                 AMERICAN               PRO FORMA              COMBINED
                                      WESBANCO, INC.          BANCORPORATION           ADJUSTMENTS          WESBANCO, INC.
                                      --------------          --------------           -----------          --------------
INTEREST INCOME
Loans, including fees               $        96,075           $      23,495            $        13     (B)  $     119,583
Securities                                   26,186                  11,612                                        37,798
Federal funds sold                            1,547                     474                                         2,021
                                    ---------------           -------------            -----------          -------------
    Total interest income                   123,808                  35,581                     13                159,402


INTEREST EXPENSE

Deposits                                     51,311                  16,868                (2,261)      (B)         65,918
Other borrowings                              7,819                   7,222                (1,760)      (B)         13,281
                                    ---------------           -------------            -----------          --------------
    Total interest expense                   59,130                  24,090                (4,021)                  79,199


    NET INTEREST INCOME                      64,678                  11,491                  4,034                  80,203
Provision for loan losses                     4,350                     675                                          5,025
                                    ---------------           -------------            -----------          --------------
    NET INTEREST INCOME AFTER
    PROVISION FOR LOAN LOSSES                60,328                  10,816                  4,034                  75,178


OTHER INCOME
Trust fees                                    8,560                       -                                          8,560
Service charges on deposit accounts           6,793                     707                                          7,500
Other income                                  1,887                     918                                          2,805
Net security transaction gains                  967                     475                                          1,442
                                    ---------------           -------------            -----------          --------------
    Total other income                       18,207                   2,100                      -                  20,307


OTHER EXPENSE
Salaries, wages and benefits                 24,915                   4,342                                         29,257
Premise and equipment, net                    7,451                   1,791                  (151)      (B)          9,091
Other operating                              15,129                   4,016                  2,238      (B)         21,383
                                    ---------------           -------------            -----------          --------------
       Total other expense                   47,495                  10,149                  2,087                  59,731

       Income before income taxes            31,040                   2,767                  1,947                  35,754
Provision (benefit) for income taxes          9,329                    (15)                  1,674      (B)         10,988
                                    ---------------           --------------           -----------          --------------
NET INCOME                          $        21,711           $       2,782            $       273          $       24,766
                                    ===============           =============            ===========          ==============
Earnings per share                  $          1.19           $        0.89                                 $         1.14
Average shares outstanding               18,194,491               3,129,674                                     21,637,132



      SEE NOTES TO THE UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                         FOR THE YEAR ENDED DECEMBER 31, 2000
                                    --------------------------------------------------------------------------------------
                                                                                                              PRO FORMA
                                                                 AMERICAN               PRO FORMA              COMBINED
                                      WESBANCO, INC.          BANCORPORATION           ADJUSTMENTS          WESBANCO, INC.
                                      --------------          --------------           -----------          --------------
INTEREST INCOME
Loans, including fees               $       128,591           $      34,103            $     4,288     (B)  $     166,982
Securities                                   33,271                  18,438                                        51,709
Federal funds sold                            1,217                     234                                         1,451
                                    ---------------           -------------            -----------          -------------
    Total interest income                   163,079                  52,775                  4,288                220,142


INTEREST EXPENSE

Deposits                                     70,441                  21,959                  (659)      (B)         91,741
Other borrowings                              9,111                  12,764                      1      (B)         21,876
                                    ---------------           -------------            -----------          --------------
    Total interest expense                   79,552                  34,723                  (658)                 113,617


    NET INTEREST INCOME                      83,527                  18,052                  4,946                 106,525
Provision for loan losses                     3,225                     910                                          4,135
                                    ---------------           -------------            -----------          --------------
    NET INTEREST INCOME AFTER
    PROVISION FOR LOAN LOSSES                80,302                  17,142                  4,946                 102,390


OTHER INCOME
Trust fees                                   12,226                       -                                         12,226
Service charges on deposit accounts           8,097                     908                                          9,005
Other income                                  2,243                   2,030                                          4,273
Net security transaction gains                  810                       8                                            818
                                    ---------------           -------------            -----------          --------------
    Total other income                       23,376                   2,946                      -                  26,322


OTHER EXPENSE
Salaries, wages and benefits                 33,309                   6,684                                         39,993
Premise and equipment, net                   10,283                   2,610                  (219)      (B)         12,674
Other operating                              20,891                   4,899                  2,495      (B)         28,285
                                    ---------------           -------------            -----------          --------------
       Total other expense                   64,483                  14,193                  2,276                  80,952

       Income before income taxes            39,195                   5,895                  2,670                  47,760
Provision (benefit) for income taxes         12,271                   1,189                  2,068      (B)         15,528
                                    ---------------           --------------           -----------          --------------
NET INCOME                          $        26,924           $       4,706            $       602          $       32,232
                                    ===============           =============            ===========          ==============
Earnings per share                  $          1.41           $        1.50                                 $         1.43
Average shares outstanding               19,092,927               3,129,674                                     22,535,568



      SEE NOTES TO THE UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

        NOTES TO THE UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

The Unaudited Pro Forma Condensed Financial Information is based on the following adjustments and related assumptions. The actual purchase price accounting adjustments will be made on the basis of fair values as of the effective date of the merger and, therefore, may differ from those reflected in the Unaudited Pro Forma Condensed Financial Information.

NOTE A

The purchase accounting adjustments to record the merger of American used in the preparation of the Unaudited Pro Forma Condensed Combined Balance Sheet at September 30, 2001 are summarized as follows:

    American common stock outstanding at September 30, 2001        3,129,674
    Exchange ratio of Wesbanco shares for American shares               1.10
                                                             -------------------

    Shares to be issued from  Wesbanco  Treasury of
    3,052,996 and the  remainder in newly issued common
    shares                                                         3,442,641
                                                             -------------------

    Shares issued at market value (average closing price
    for a period preceding and following the date of the
    Merger Agreement)                                               $ 70,540
    Historical net assets acquired                                   (46,733)
                                                             -------------------

    Excess of purchase price over net assets acquired               $ 23,807
                                                             -------------------

NOTE B

Using the purchase method of accounting, the excess of the purchase price over the fair value of the net assets acquired is allocated to goodwill. The estimated fair value adjustments included in the Unaudited Pro Forma Condensed Balance Sheet have been determined based on information available as of September 30, 2001. Since the final determination of fair values of asset and liabilities will be made based on the fair values as of the effective date of the merger and after evaluation of the values are complete, the final amounts may differ from the estimates provided herein. Goodwill is amortized on a straight-line basis over a period of 15 years. Fair value adjustments related to loans, deposits and other borrowings are amortized on a straight-line basis over the estimated remaining portfolio life. Fair value adjustments related to bank premises are amortized on a straight-line basis over the estimated useful life of the fixed asset. Tax expense related to net fair value adjustments is calculated at a 40% tax rate.

Wesbanco is currently evaluating the allocation of goodwill to core deposit intangibles and, therefore, has not estimated its impact on the pro forma financial information. Under the new accounting standards, SFAS No. 141 and No. 142, a core deposit intangible is separated from goodwill and amortized over its remaining useful life. The remaining goodwill intangible is not subject to amortization under the new standards, however, will be periodically evaluated for possible impairment. SFAS No. 141 and No. 142 are described in greater detail below.

In July 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 requires the purchase method accounting be used for all business combinations initiated or completed after June 30, 2001 and eliminates the pooling-of-interests method of accounting. The statement also addresses disclosure requirements for business combinations and initial recognition and measurement criteria for goodwill and other intangible assets as a result of purchase business combinations.

SFAS No. 142 changes the accounting for goodwill from an amortization method to an evaluation of possible impairment approach. The amortization of goodwill, including goodwill recognized relating to past business combinations, will cease upon adoption of the new standard. Impairment testing for goodwill at a reporting unit level will be required on at least an annual basis. The new standard also addresses other accounting matters, disclosure requirements and financial statement presentation issues relating to goodwill and other intangible assets. Wesbanco will adopt SFAS No. 142 effective January 1, 2002, as required.

NOTE C

The goodwill allocation in the Unaudited Pro Forma Condensed Balance Sheet also includes estimated direct acquisition costs of approximately $3 million. These costs, which are accrued as liabilities, include certain severance payments, legal fees and accounting and advisory fees.

                           COMPARATIVE PER SHARE DATA
                                   (UNAUDITED)

         The following table sets forth certain historical and pro forma per share financial information for Wesbanco and American for the nine month period ending September 30, 2001, and for the year ended December 31, 2000. The pro forma equivalent per share information assumes that the merger had been completed on the dates indicated in the table below and that 1.1 shares of Wesbanco common stock were issued in exchange for each share of American common stock. The information in this table is not necessarily an indicator of future operations and should be read in conjunction with the financial statements that have been incorporated by reference into this document.

                                                FOR THE NINE
                                                MONTHS ENDED             FOR THE YEAR ENDED
                                             SEPTEMBER 30, 2001            DECEMBER 31, 2000
                                             ------------------           ------------------
WESBANCO COMMON STOCK:

Earnings per share
     Historical.........................             $1.19                     $1.41
     Pro Forma..........................             $1.14                     $1.43
Dividends per share
     Historical.........................             $0.69                     $0.895
     Pro Forma..........................             $0.69                     $0.895
Book value per share
     Historical.........................             $14.42                   $13.92
     Pro Forma..........................             $15.40                   $14.95

AMERICAN COMMON STOCK:

Earnings per share
     Historical.........................             $0.89                     $1.50
     Pro Forma equivalent...............             $1.25                     $1.57
Dividends per share

     Historical.........................             $0.45                     $0.60
     Pro Forma equivalent...............             $0.76                     $0.98
Book value per share
     Historical.........................             $14.93                   $12.96
     Pro Forma equivalent...............             $16.94                   $16.45



                         MARKET PRICES AND DIVIDEND DATA

         Wesbanco and American common stock is quoted on the National Market System of the Nasdaq Stock Market and traded under the symbol "WSBC" and "AMBC", respectively. The table below sets forth for the calendar quarters indicated, the range of high and low sales prices of Wesbanco and American common stock as reported by the National Market System of the Nasdaq Stock Market and the cash dividends declared on Wesbanco and American common stock.

                                                    WESBANCO COMMON STOCK
                                                    ---------------------
                                                           HIGH                LOW             DIVIDENDS
                                                           ----                ---             ---------
   2001

   Third Quarter                                          $27.75             $19.50              $.230
   Second Quarter                                          26.00              18.31               .230
   First Quarter                                           24.50              17.00               .230


   2000

     Fourth Quarter                                        24.63              20.25               .225
     Third Quarter                                         24.87              18.31               .225
     Second Quarter                                        25.00              19.00               .225
     First Quarter                                         26.06              18.88               .220

   1999

     Fourth Quarter                                        28.63              21.50               .220
     Third Quarter                                         30.00              24.50               .220
     Second Quarter                                        30.25              27.00               .220
     First Quarter                                         31.25              26.50               .220




                                                    AMERICAN COMMON STOCK
                                                    ----------------------
                                                           HIGH                LOW             DIVIDENDS
                                                           ----                ---             ---------
   2001

    Third Quarter                                         $26.25             $17.75               $.15
    Second Quarter                                         26.00              19.00                .15
    First Quarter                                          20.75              11.00                .15

   2000

     Fourth Quarter                                        13.00               9.50                .15
     Third Quarter                                         14.25              10.00                .15
     Second Quarter                                        15.00             10.625                .15
     First Quarter                                         18.25               9.00                .15

   1999

     Fourth Quarter                                        20.00             13.125                .15
     Third Quarter                                         22.75              19.00                .15
     Second Quarter                                        22.75              16.50                .15
     First Quarter                                         23.00              16.50                .15



         On February 21, 2001, the last full trading day prior to the execution of the Merger Agreement, the closing price per share of Wesbanco and American common stock as reported on the National Market System of the Nasdaq Stock Market was $21.50 and $14.875, respectively. On January _____, 2002, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, the closing price per share of Wesbanco and American common stock as reported on the National Market System of the Nasdaq Stock Market was $[_____] and [_____], respectively.

         You are urged to obtain current market quotations for Wesbanco and American common stock. Prices at which Wesbanco and American common stock may trade prior to the merger may not be indicative of prices at which Wesbanco common stock may trade following the merger.

WESBANCO COMMON STOCK DIVIDEND POLICY

         Wesbanco has historically declared and paid cash dividends on a quarterly basis. Wesbanco anticipates that, after the merger, it will initially declare quarterly dividends on shares of Wesbanco common stock of $0.23 per share. You are cautioned, however, that the Wesbanco Board of Directors may, at any time and without notice, stop declaring dividends or reduce the amount of the dividend.

         Whether Wesbanco pays a dividend, and the amount of any dividend, will depend upon Wesbanco's results of operations, financial condition, cash requirements, future prospects, limitations imposed by credit agreements or senior securities and other factors deemed relevant by the Wesbanco Board of Directors. Because Wesbanco's principal source of income is dividends from its subsidiaries, its ability to pay future dividends will depend upon the financial condition and earnings of its subsidiaries.

         Wesbanco may pay dividends at the discretion of its Board of Directors out of any funds legally available for the payment of dividends under West Virginia law. Under the West Virginia Corporation Act, dividends may be paid out of unreserved and unrestricted earned surplus, and, additionally, in certain circumstances and with the affirmative vote of holders of a majority of Wesbanco's outstanding shares, out of capital surplus. Wesbanco may never pay a dividend, however, if, at the time of or after payment of the dividend, it is or would be insolvent.

         Under applicable federal regulations, appropriate bank regulatory agency approval is required if the total of all dividends declared by a bank in any calendar year exceeds the available retained earnings and exceeds the aggregate of the bank's net profits (as defined by regulatory agencies) for that year and its retained net profits for the preceding two years, less any required transfers to surplus or a fund for the retirement of any preferred stock. As of September 30, 2001, Wesbanco's banking subsidiary could not have declared any dividends to be paid to Wesbanco without prior approval from regulatory agencies.

AMERICAN COMMON STOCK DIVIDEND POLICY

         American has recently declared and paid dividends of $0.15 on a quarterly basis on American common stock. American may pay dividends at the discretion of its Board of Directors out of any funds legally available for the payment of dividends under Ohio law. Notwithstanding the foregoing, American has agreed in the Merger Agreement not to declare any dividends other than its normal quarterly dividend of $0.15 per share. The Ohio general corporation law generally provides that American may declare and pay dividends to its shareholders, provided that the dividend does not exceed the combination of the income and surplus of American and is not in violation of the rights of the holders of shares of any other class. Surplus is defined generally as the excess of American's assets plus stated capital over its liabilities. American may never pay a dividend, however, if at the time of or after payment of the dividend, it is or would be insolvent.

         WHERE YOU CAN FIND MORE INFORMATION ABOUT WESBANCO AND AMERICAN

         Wesbanco and American each file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. These filings are available over the internet from the SEC's web site at www.sec.gov. You may inspect and copy Wesbanco and American's filings at the public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain Wesbanco and American's filings from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

         This Proxy Statement/Prospectus is part of a Registration Statement on Form S-4 that Wesbanco has filed with the SEC with respect to the Wesbanco common stock to be issued in the merger. As permitted by the SEC, this Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement. If you would like to view the additional information contained in the Registration Statement, you may do so in the manner discussed in the preceding paragraph.

         The SEC allows us to "incorporate by reference" the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Proxy Statement/Prospectus, and information that we file later with the SEC will automatically update and supersede this information.

         The following documents, which have been filed by Wesbanco with the SEC, are hereby incorporated by reference into this Proxy Statement/Prospectus:

                o Wesbanco's Annual Report on Form 10-K for the fiscal year ended December 31, 2000
                o Wesbanco's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001
                o Wesbanco's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001
                o Wesbanco's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001
                o Wesbanco's Current Reports on Form 8-K filed on January 8, February 23, March 23, July 23, August 8, August 27, September 18, October 30, and November 9, 2001

         The following documents, which have been filed by American with SEC, are hereby incorporated by reference into this Proxy Statement/Prospectus:

                o American's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 o American's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001
                o American's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001
                o American's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001
                o American's Current Reports on Form 8-K filed on February 28 and November 21, 2001

         All documents filed by Wesbanco or American pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this document and before the date of the Special Meeting of American's shareholders are incorporated by reference into and are deemed to be a part of this document from the date of filing of those documents.

         You may request a free copy of Wesbanco or American's information by writing or telephoning Wesbanco or American at the following addresses or telephone numbers:

      Larry G. Johnson, Secretary                 Linda M. Woodfin, Secretary
          Wesbanco, Inc.                              American Bancorporation
          One Bank Plaza                                1025 Main Street
      Wheeling, West Virginia 26003                        Suite 800
          (304) 234-9000                           Wheeling, West Virginia 26003
                                                           (304) 233-5006

IN ORDER TO ENSURE TIMELY DELIVERY OF ANY DOCUMENTS, YOU MUST MAKE YOUR REQUEST NO LATER THAN 5 DAYS PRIOR TO THE SPECIAL MEETING, OR FEBRUARY __, 2002.

         You should rely only on the information contained in this Proxy Statement/Prospectus or on information to which we have referred you. We have not authorized any person to give any information or to make any representations that are different from those in this document.

                           FORWARD LOOKING STATEMENTS

         Wesbanco and American have each made forward-looking statements in this document and in other documents to which this document refers. These statements are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of the management of Wesbanco and American and on information currently available to them or, in the case of information that appears under the heading "The Merger" beginning on page ___, information that was available to management of Wesbanco and American as of the date of the Merger Agreement. Forward-looking statements include, but are not limited to, the information concerning possible or assumed future results of operations of Wesbanco. You can identify these forward-looking statements by the words "believes," "contemplates," "expects," "may," "will," "should," "would,"
"anticipates," and similar expressions. Discussions of strategy are also forward-looking statements.

         We caution you that these statements are not guarantees of future performance and involve risks and uncertainties that we cannot predict. In addition, many of these forward-looking statements are based on assumptions about the future that may prove to be inaccurate. Accordingly, actual results may differ materially from those expressed in the forward-looking statements.

         Any statements in this document about the anticipated effect of the merger and Wesbanco's performance in future periods are subject to risks relating to, among other things, the following:

            o expected cost savings from the merger may not be fully realized or realized within the expected time frame;
            o the loss of deposits, customers or revenues following the merger may be greater than expected;
            o competitive pressures among depository and other financial institutions may increase significantly; o costs or difficulties related to the integration of the businesses of Wesbanco and American may be greater than expected;
            o changes in the interest rate environment may reduce margins or the volumes or values of loans made or held;
            o general economic or business conditions, either nationally or in the states or regions in which Wesbanco and American do business, may be worse than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;
            o legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which Wesbanco and American are engaged; and
            o competitors of Wesbanco and American may develop products that enable those competitors to compete more successfully than Wesbanco or American.

         Both Wesbanco and American believe the forward-looking statements about the merged company are reasonable. However, American's shareholders should not place undue reliance on them. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of Wesbanco following the merger may differ materially from those expressed or implied in these forward-looking statements. Many of the factors that will determine these results and values are beyond Wesbanco's and American's ability to control or predict.

         We expressly qualify all subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Wesbanco or American or any person acting on their behalf by the foregoing cautionary statements. Neither Wesbanco nor American undertakes any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

                                  RISK FACTORS

WESBANCO'S STATUS AS A HOLDING COMPANY MAKES IT DEPENDENT ON DIVIDENDS FROM ITS SUBSIDIARIES TO MEET ITS OBLIGATIONS.

         Wesbanco is a holding company and conducts almost all of its operations through its subsidiaries. Wesbanco does not have any significant assets other than the stock of its subsidiaries. Accordingly, Wesbanco depends on the cash flows of its subsidiaries to meet its obligations. Wesbanco's right to participate in any distribution of earnings or assets of its subsidiaries is subject to the prior claims of creditors of such subsidiaries. Under federal and state law, Wesbanco's bank subsidiaries are limited in the amount of dividends they can pay to Wesbanco without prior regulatory approval. Also, bank regulators have the authority to prohibit Wesbanco's subsidiary bank from paying dividends if they think the payment would be an unsafe and unsound banking practice.

INTEREST RATE VOLATILITY COULD SIGNIFICANTLY HARM WESBANCO'S BUSINESS.

         Wesbanco's results of operations are materially affected by the monetary and fiscal policies of the federal government and the regulatory policies of governmental authorities. Wesbanco's profitability will be dependent to a large extent on its net interest income, which is the difference between income on interest-earning assets, such as loans, and expense on interest-bearing liabilities, such as deposits. A change in market interest rates will adversely affect Wesbanco's earnings if market interest rates change such that the interest Wesbanco pays on deposits and borrowings increases faster than the interest it collects on loans and investments. Consequently, Wesbanco, along with other financial institutions generally, is sensitive to interest rate fluctuations.

WESBANCO MAY ENCOUNTER INTEGRATION DIFFICULTIES OR MAY FAIL TO REALIZE THE ANTICIPATED BENEFITS OF THE MERGER.

         Wesbanco may not be able to integrate the operations of American without encountering difficulties, including, without limitation, the loss of key employees and customers, the disruption of ongoing businesses or possible inconsistencies in standards, controls, procedures and policies. While Wesbanco has successfully integrated past acquisitions, the proposed merger with American would be by far the largest acquisition undertaken by Wesbanco and will be significantly more difficult to integrate smoothly and successfully. In addition, in determining that the merger is in the best interests of its shareholders, Wesbanco's Board of Directors considered the effects of expected cost savings, improved efficiencies and cross-marketing opportunities. There can be no assurance that these expected benefits of the merger will be realized.

WESBANCO'S RESULTS OF OPERATIONS ARE SIGNIFICANTLY AFFECTED BY THE ABILITY OF ITS BORROWERS TO REPAY THEIR LOANS.

         Lending money is an essential part of the banking business, but borrowers do not always repay their loans. The risk of non-payment is affected by, among other things, credit risks of a particular borrower, changes in economic and industry conditions, the duration of the loan and, in the case of a collateralized loan, uncertainties as to the future value of the collateral. With respect to Wesbanco, a large portion of its loans have been made to borrowers that are, directly or indirectly, financially dependent on the continued viability of certain employers, including those in the steel industry, that have a significant presence in Wesbanco's principal markets. Some of these employers are in dire financial straits and may reduce the size of their work forces or discontinue some or all of their operations. The loans that Wesbanco has made to borrowers that are financially dependent upon these employers may be adversely affected by continued financial troubles of such employers.

                               THE SPECIAL MEETING

GENERAL

         This Proxy Statement/Prospectus and the accompanying Proxy card are being mailed to you on or about [January _____, 2002.] The American Board of Directors is soliciting proxies from the holders of American common stock to be voted at the Special Meeting. The Special Meeting has been called to consider and vote upon the Merger Agreement, which provides for the merger of American with and into AB Corporation, and the exchange of each outstanding share of American common stock for shares of Wesbanco common stock.

         The American Board of Directors has unanimously approved the Merger Agreement and recommends that you vote FOR approval thereof.

         Copies of the Merger Agreement and the first amendment thereto are attached to this Proxy Statement/Prospectus as Annex A and Annex B, respectively, and are incorporated by reference into this document in their entirety. You should read them carefully.

DATE, TIME AND PLACE OF THE SPECIAL MEETING

         The Special Meeting will be held on _________, February _____, 2002, at _____ p.m., local time, in the principal executive offices of American, at 1025 Main Street, Suite 800, Wheeling, West Virginia 26003.

RECORD DATE; VOTING AT THE SPECIAL MEETING

         Only holders of record of American common stock on [record date] will be entitled to notice of and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. On that date, there were [3,129,674] shares of American common stock outstanding and entitled to vote at the Special Meeting. Each share is entitled to one vote. As of [record date], there were approximately [1,746] holders of record of American common stock.

         The presence, in person or by proxy, of the holders of a majority of the outstanding shares of American common stock entitled to vote is necessary to constitute a quorum at the Special Meeting. The holders of at least a majority of the shares of American common stock entitled to vote and present in person or by proxy must vote in favor of the merger in order to approve the merger. Abstentions and broker non-votes will have the effect of a vote against approval of the Merger Agreement and the merger.

         Each director and executive officer of American who owns or has control over shares of American common stock has advised American that he or she will vote FOR adoption and approval of the Merger Agreement. As of [record date], the directors, executive officers and affiliates of American owned or controlled the vote of [942,638] shares of American common stock, constituting approximately [30.12%] of the outstanding shares of American common stock.

         As of the record date, Wesbanco Bank's trust department held 20,216 shares of American commons stock in a fiduciary capacity. Wesbanco Bank has discretionary voting authority over 7,906 of these shares. Other than the shares held by Wesbanco Bank's trust department, Wesbanco owns no shares of American common stock nor do any directors, officers or affiliates of Wesbanco own shares of American common stock.

         All shares of American common stock represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted at the Special Meeting in accordance with the instructions on the proxies. If you properly execute a Proxy but include no voting instructions, your shares will be voted to approve the Merger Agreement and authorize the merger.

         The American Board of Directors does not know of any matters, other than as described in the notice of Special Meeting, which are to come before the Special Meeting. If any other matters are properly presented at the Special Meeting for action, the persons named in the enclosed form of Proxy will have the authority to vote on those matters in their discretion.

         If you give a Proxy, you have the right to revoke it at any time before it is voted. You may revoke your Proxy by (i) filing with the Secretary of American a written notice of revocation bearing a later date than the Proxy,
(ii) duly executing a later dated Proxy relating to the same shares and delivering it to the Secretary of American before the taking of the vote at the Special Meeting, or (iii) attending the Special Meeting and voting in person. Any written notice of revocation or subsequent Proxy should be sent so as to be delivered to American Bancorporation, 1025 Main Street, Suite 800, Wheeling, West Virginia 26003, Attention: Corporate Secretary, or hand delivered to the foregoing representative of American, at or before the taking of the vote at the Special Meeting.

         American will bear the cost of the solicitation of proxies, except that Wesbanco will bear the costs of preparing, printing and mailing this Proxy Statement/Prospectus. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of American in person or by telephone, telegram or other means of communication. These directors, officers and employees will not be additionally compensated but may be reimbursed  for  out-of-pocket  expenses  they  incur  in  connection  with  the solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of American common stock held of record by such persons. American may reimburse these custodians, nominees and fiduciaries for reasonable out-of-pocket expenses they incur in connection therewith. DO NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD.

                                   THE MERGER

         The following description of the terms of the merger is qualified in its entirety by reference to the provisions of the Merger Agreement and the first amendment thereto, which are attached to this Proxy Statement/Prospectus as Annex A and Annex B, respectively, and are incorporated into this document by reference. You are strongly encouraged to read the Merger Agreement and the first amendment for a more complete description of the terms of the merger.

BACKGROUND OF THE MERGER

         American and Wesbanco had informal discussions concerning a possible combination of the two banks as far back as 1982. For the most part, these discussions were informal, nonspecific, and generally indicated an interest on the part of both institutions to consider a possible combination at some future date.

         Specific  discussions were undertaken in October of 1999 between Jeremy
C. McCamic, the Chairman and Chief Executive Officer of American, and James C. Gardill, the Chairman of Wesbanco, with their first meeting occurring on October 8, 1999. These discussions continued through October and November of 1999 with the discussions expanded to include Brent Richmond, the President of American, and Edward M. George, the former President and Chief Executive Officer of Wesbanco. The parties were unable to achieve a satisfactory agreement concerning a possible merger of the two banks and, accordingly, the discussions were terminated on or about January 14, 2000.

         On August 15, 2000, the Mergers and Acquisitions Committee of American reviewed strategic alternatives for American. After considerable discussion, the committee concluded that exploring a possible merger transaction would be beneficial to American and its shareholders. The full Board of Directors considered this matter, and after a lengthy discussion approved the engagement of McDonald Investments Inc. to serve as American's financial advisor in connection with a possible sale or merger of American. McDonald Investments, in consultation with American, prepared a Confidential Memorandum containing June 30, 2000 financial information. In October of 2000, McDonald Investments contacted a number of financial institutions that McDonald or American had identified as possible acquirors to determine the extent to which, if any, there was interest in acquiring American.

         On November 16, 2000, representatives of McDonald Investments met with the Mergers and Acquisition Committee of American and reported that they had received three preliminary indications of interest in acquiring American. McDonald Investments prepared an analysis of the three indications of interest and the institutions expressing such interest. The analysis prepared by McDonald included an analysis of each institution's profitability, key financial ratios, future projections and relative market valuations.

         Subsequently, on November 17, 2000, Mr. George sent a letter to Mr. McCamic expressing renewed interest in reinstating the discussions toward a possible combination of the two banking corporations. The Wesbanco Planning and Acquisitions Committee met on December 7, 2000, and addressed parameters of a proposal. In response to Mr. George's letter, Mr. McCamic, Mr. Richmond, Mr. George and Mr. Gardill met on December 14, 2000, and initiated discussions concerning a possible combination of the two organizations. These discussions continued on December 18th, December 20th, December 22nd, and were briefly suspended on December 23rd, 2000. Mr. Gardill and Mr. McCamic then met again on January 8, 2001, and a subsequent meeting was held with Mr. George, Mr. McCamic, Mr. Gardill and Mr. McCamic's investment advisor, Charles Crowley of McDonald Investments Inc., on January 11, 2001.

         The Wesbanco Executive Committee met and reviewed the progress of the negotiations and addressed specific details of a proposal on January 17, 2001. Additional discussions were held between the parties on January 15th, February 6th, 7th, 12th and February 14th at which latter meeting substantive terms and conditions of the merger were agreed upon. Final details were worked out at meetings on February 16th and February 19th with the resulting Agreement and Plan of Merger executed on February 22, 2001, after consideration and unanimous approval of the transaction by the Wesbanco Board of Directors on that date.

         Subsequently, in early June 2001, Wesbanco was notified by the Federal Reserve of a preliminary determination by the Federal Reserve of a downgrading
of  the  Community   Reinvestment   Act  rating  for  Wesbanco

Bank to "Needs Improvement," which had the effect of precluding Wesbanco from obtaining the Federal Reserve's approval of the acquisition of American. The Federal Reserve issued its final ruling on July 31, 2001 sustaining the downgrade. Wesbanco successfully appealed this ruling and on October 22, 2001, its rating was upgraded to "Satisfactory," thereby permitting Wesbanco to proceed with the application for approval of the American acquisition. Wesbanco and American entered into the First Amendment to the Merger Agreement to extend from December 31, 2001 to March 31, 2002 the date by which American's acquisition by Wesbanco must be completed.

         As a result of the regulatory matters described in the preceding paragraph, Wesbanco lost its opportunity to acquire Freedom Bancshares, a small transaction that had been announced and for which regulatory approval had been received. Prior to the scheduled closing, Wesbanco was notified that the Community Reinvestment Act downgrade would preclude it from closing that transaction. After Freedom notified Wesbanco that it did not wish to extend the date by which its acquisition must close, Freedom and Wesbanco negotiated a mutually satisfactory termination of the transaction.

RECOMMENDATION OF THE AMERICAN BOARD

         The Board of Directors of American believes that the merger and the Merger Agreement are advisable and are fair to and in the best interest of American and its shareholders. THE BOARD OF DIRECTORS OF AMERICAN UNANIMOUSLY RECOMMENDS THAT THE AMERICAN SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

OPINION OF AMERICAN'S FINANCIAL ADVISOR

         American retained McDonald Investments Inc. ("McDonald") to act as its financial advisor in connection with a possible merger and related matters. As part of its engagement, McDonald agreed, if requested by American, to render an opinion with respect to the fairness, from a financial point of view, to the holders of American common stock, of the merger consideration as set forth in the agreement. McDonald is a nationally recognized specialist for the financial services industry, in general, and for banks in particular. McDonald is regularly engaged in evaluations of similar businesses and in advising institutions with regard to mergers and acquisitions, as well as raising debt and equity capital for such institutions. American selected McDonald as its financial advisor based upon McDonald's qualifications, expertise and reputation in such capacity.

         McDonald delivered a written opinion dated February 22, 2001 that the exchange ratio was fair to American shareholders, from a financial point of view, as of the date of such opinion. McDonald updated its February 22, 2001 opinion as of the date of this proxy statement/prospectus. No limitations were imposed by American on McDonald with respect to the investigations made or the procedures followed in rendering its opinion.

         THE FULL TEXT OF MCDONALD'S WRITTEN OPINION TO THE AMERICAN BOARD, DATED AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND EXTENT OF REVIEW BY MCDONALD, IS ATTACHED AS ANNEX D AND IS INCORPORATED HEREIN BY REFERENCE. YOU SHOULD READ THE FAIRNESS OPINION CAREFULLY AND IN ITS ENTIRETY. THE FOLLOWING SUMMARY OF MCDONALD'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. MCDONALD'S OPINION IS ADDRESSED TO THE AMERICAN BOARD AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF AMERICAN AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE AMERICAN SPECIAL MEETING DESCRIBED IN THIS DOCUMENT.

         McDonald, in connection with rendering its original opinion:

         o reviewed American's Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended December 31, 2000, December 31, 1999, and December 31, 1998, including the audited financial statements contained therein, and American's Quarterly Reports on Form 10-Q for each of the quarters ended September 30, 2001, June 30, 2001, and March 31, 2001;

         o reviewed Wesbanco's Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended December 31, 2000, December 31, 1999, and December 31, 1998, including the audited financial statements contained therein, and Wesbanco's Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 2001, June 30, 2001, and March 31, 2001;

         o reviewed certain other public and non-public information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of American and Wesbanco provided to McDonald or publicly available;

         o participated in meetings and telephone conferences with members of senior management of American and Wesbanco concerning the financial condition, business, assets, financial forecasts and prospects of the respective companies, as well as other matters McDonald believed relevant to its inquiry;

         o reviewed certain stock market information for American common stock and Wesbanco common stock, and compared it with similar information for certain companies, the securities of which are publicly traded;

         o compared the results of operations and financial condition of American and Wesbanco with that of certain companies, which McDonald deemed to be relevant for purposes of the opinion;

         o reviewed the financial terms, to the extent publicly available, of certain acquisition transactions, which McDonald deemed to be relevant for purposes of the opinion;

         o reviewed the merger agreement dated February 22, 2001 as amended and its schedules and exhibits and certain related documents;

         o  reviewed the proxy statement for the merger; and

         o performed such other reviews and analyses as McDonald deemed appropriate.

         The written opinions provided by McDonald to American (as of February 22, 2001 and as of the date of this Proxy Statement/Prospectus) were necessarily based upon economic, monetary, financial market and other relevant conditions as of the dates thereof.

         In connection with its review and arriving at its opinion, McDonald relied upon the accuracy and completeness of the financial information and other pertinent information provided by American and Wesbanco to McDonald for purposes of rendering its opinion. McDonald did not assume any obligation to independently verify any of the provided information as being complete and accurate in all material respects. With regard to the financial forecasts established and developed for American and Wesbanco with the input of their respective managements, as well as projections of cost savings and operating synergies, McDonald assumed that this information reflects the best available estimates and judgments of American and Wesbanco as to the future performance of the separate and combined entities and that the projections provided a reasonable basis upon which McDonald could formulate its opinion. Neither American nor Wesbanco publicly discloses such internal management projections of the type utilized by McDonald in connection with McDonald's role as financial advisor to American. Therefore, such projections cannot be assumed to have been prepared with a view towards public disclosure. The projections were based upon numerous variables and assumptions that are inherently uncertain, including,
among  others,   factors
relative to the general economic and competitive conditions facing American and Wesbanco. Accordingly, actual results could vary significantly from those set forth in the respective projections.

         McDonald does not claim to be an expert in the evaluation of loan portfolios or the allowance for loan losses with respect thereto and therefore assumes that such allowances for American and Wesbanco are adequate to cover such losses. In addition, McDonald does not assume responsibility for the review of individual credit files and did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of American or Wesbanco, nor was McDonald provided with such appraisals. Furthermore, McDonald assumes that the merger will be consummated in accordance with the terms set forth in the agreement, without any waiver of any material terms or conditions by American, and that obtaining the necessary regulatory approvals for the merger will not have an adverse effect on either separate institution or the combined entity. In particular, McDonald assumes that the merger will be recorded as a "purchase" in accordance with generally accepted accounting principles.

         In connection with rendering its opinion to American's Board, McDonald performed a variety of financial and comparative analyses, which are briefly summarized below. Such a summary of analyses does not purport to be a complete description of the analyses performed by McDonald. Moreover, McDonald believes that these analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete understanding of the scope of the process underlying the analyses and, more importantly, the opinion derived from them. The preparation of a financial advisor's opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or a summary description of such analyses. In its full analysis, McDonald also included assumptions with respect to general economic, financial market and other financial conditions. Furthermore, McDonald drew from its past experience in similar transactions, as well as its experience in the valuation of securities and its general knowledge of the banking industry as a whole. Any estimates in McDonald's analyses were not necessarily indicative of actual future results or values, which may significantly diverge more or less favorably from such estimates. Estimates of company valuations do not purport to be appraisals nor to necessarily reflect the prices at which companies or their respective securities actually may be sold. None of the analyses performed by McDonald were assigned a greater significance by McDonald than any other in deriving its opinion.

         Accretion/Dilution Analysis: On the basis of financial projections developed with the assistance of management, and estimates of on-going cost savings accruing to the pro forma company, as well as estimated one-time costs related to the transaction, McDonald compared pro forma equivalent earnings, cash dividends, book value and tangible book value to the stand-alone projections for American and Wesbanco. No assumptions were made regarding revenue enhancements following the completion of the transaction.

    The accretion/dilution analysis demonstrated, among other things, the merger would result in:

        o An estimated twenty-five percent (25%) accretion to diluted earnings per share for American shareholders in the first year of combined operations, and an estimated twenty-four percent (24%) accretion for each year over the period of the analysis;

        o Less than one percent (1%) accretion to earnings for Wesbanco shareholders in the first year of combined operations; o An estimated sixty-seven percent (67%) accretion in cash dividends in the first year for American shareholders, assuming Wesbanco maintained its current dividend policy;

        o   No change in cash dividends for Wesbanco shareholders;

        o An estimated twelve percent (12%) accretion to book value and less than one percent (1%) accretion to tangible book value for American shareholders; and

        o An estimated six percent (6%) accretion to book value and less than one percent (1%) dilution to tangible book value for Wesbanco shareholders.

         Contribution Analysis: McDonald compared the contribution of American to the pro forma company relative to the approximate ownership of the pro forma company. The analysis indicated that American shareholders would own approximately 16.1% of the pro forma shares of Wesbanco. American's approximate contributions are listed below by category:

                                                                              AMERICAN
                                                                            CONTRIBUTION
                                                                          ----------------
                        Assets                                                   22.5%
                        Loans                                                    19.3%
                        Deposits                                                 20.3%
                        Tangible equity                                          15.6%

                        Last twelve months earnings with cost savings (1)        14.8%
                        Projected year 1 earnings with cost savings (1)          16.1%

                        PRO FORMA OWNERSHIP                                      16.1%

                       (1) Includes  estimated  cost savings of 31% of American's  last twelve months'  non-interest  expense base  attributable  to the merger; excludes one-time charges.

         Comparable Transaction Analysis: McDonald reviewed and compared financial performance and pricing information for groups of comparable bank merger transactions announced in the twelve months ended November 30, 2001 that it deemed pertinent to an analysis of the merger. The pricing ratios for the merger were compared to the median ratios of (1) price to tangible book value,
(2) price to last twelve months earnings, and (3) tangible book value premium to core deposits for each of the following comparable transaction groups:

        * all bank acquisitions in the United States ("All U.S. Banks");
        * all Midwest bank acquisitions ("Midwest Banks");
        * all bank   acquisitions in the United States involving  acquired banks
          with  assets  of  $500  million  -  $1  billion   ("Banks  -  Assets
          $500mm-$1b");
        * all bank acquisitions in the United States involving acquired banks with returns on average equity of 7%-10% ("Banks - ROAE 7%-10%");

         McDonald also selected twelve bank acquisitions announced since September 30, 2000 that McDonald believed were the most comparable to American in terms of asset size, tangible capital and profitability (the "Guideline Transactions");

         ACQUIROR                                        TARGET

         BB&T Corp.                                 Mid-America Bancorp
         BB&T Corp.                                 AREA Bancshares Corp.
         First Merchants Corp.                      Lafayette Bancorp
         First National of Nebraska, Inc.           Castle BancGroup, Inc.
         Sterling Bancshares, Inc.                  Community Bankshares, Inc.
         Financial Federal MHC, Inc.                Success Bancshares, Inc.
         Allegiant Bancorp, Inc.                    Southside Bancshares Corp.
         First Virginia Banks, Inc.                 James River Bankshares, Inc.
         Fulton Financial Corp.                     Drovers Bancshares Corp.
         Community Bank System, Inc.                First Liberty Bank Corp.
         Park National Corp.                        Security Banc Corp.
         Fifth Third Bancorp                        Capital Holdings Inc.

         The following table represents a summary analysis of the comparable transactions analyzed by McDonald based on the announced transaction values.

                                                                                             Tangible
                                                            Price/          Price/           Book
                                                            Tangible        LTM              Premium/
                                                            Book            Earnings         Core
                                              Deals         Value             (2)            Deposits (3)
                                             -------       ----------      ----------      ---------------
ALL U.S. BANKS                                178           185.1%          17.3x            10.1%

MIDWEST BANKS                                 56            162.7%          18.2x             7.3%

BANKS - ASSETS $500MM-$1B                     17            213.3%          18.7x            12.0%

BANKS - ROAE 7%-10%                           34            176.7%          20.3x             9.7%

GUIDELINE TRANSACTIONS                        12            197.9%          18.5x            13.9%

AMERICAN (1)                                                147.1%          17.7x             5.2%
-----------------------------------------------------------------------------------------------------------
              Note: All ratios reflect median values.

(1) American pricing data based on per share consideration of $21.31.
(2) Last twelve months fully-diluted earnings per share (assuming Treasury method of accounting for stock options).
(3) Premium over tangible book value as a percentage of core deposits.


         McDonald determined that the value of the proposed merger fell within the range of similar transactions represented by the comparable groups based on multiples of trailing twelve months earnings. The price to tangible book value and tangible book value premium to core deposits were lower than the comparable groups, but these ratios were considered to be less meaningful due to significant fluctuations in book value as a result of gains in the Bank's securities portfolio.

         Comparable Company Analysis: McDonald reviewed and compared stock market data and selected financial information for Wesbanco as of November 30, 2001 with corresponding information for actively-traded banks possessing similar financial and performance characteristics as Wesbanco. The comparison banks were grouped according to the criteria listed below:



                                                         Price/          Price/                          Price/
                                                         LTM             LTM              Price/         Tangible
                                                         Reported        Core (1)         2002E          Book            Dividend
                                            Banks        Earnings        Earnings         Earnings       Value           Yield
                                            ---------    ------------    -------------    -----------    ----------- --- ---------
ALL U.S. BANKS                              443          13.7x           13.8x            12.0x          166.0%          2.8%

MIDWEST BANKS                               97           13.6x           14.1x            11.8x          173.2%          2.9%

WEST VIRGINIA                               5            12.4x           12.9x            12.7x          145.1%          3.6%

TANGIBLE CAPITAL 9%-11%                     81           13.2x           13.0x            12.2x          153.7%          2.9%

RETURN ON EQUITY 10%-12%                    73           13.0x           12.9x            12.0x          143.8%          3.0%

RETURN ON ASSETS 1.10%-1.25%                72           13.2x           13.2x            12.2x          175.8%          3.1%

MARKET CAP. $300MM-$400MM                   21           14.0x           14.3x            12.0x          205.0%          2.6%

ASSET SIZE $2.0B-$3.0B                      39           14.0x           14.8x            11.8x          210.1%          2.6%

GUIDELINE COMPANIES (2)                     12           14.4x           14.3x            12.9x          203.2%          3.4%

WESBANCO (3)                                             12.4x           12.9x            12.2x          145.1%          4.8%
----------------------------------------------------------------------------------------------------------------------------------
              Note: All ratios reflect median values.

(1) Core earnings are defined as reported earnings,  less non-recurring  income, plus non-recurring expenses, tax-adjusted at a 35% rate.
(2) Consists of twelve  actively-traded  banks of similar asset size and capital levels:  Chemical  Financial  Corp.,  Corus  Bankshares,  Inc.,  First Community
Bancshares,   Inc.  (VA),  First  Financial   Bancorp.   (OH),  First  Financial
Bankshares,  Inc. (TX), First Merchants Corp., Frontier Financial Corp., Hancock
Holding Co., Omega Financial Corp., Park National Corp., S&T Bancorp,  Inc., and
Texas Regional Bancshares, Inc.
(3) At or for the twelve  months  ended  September  30, 2001,  unless  otherwise noted.

         The analysis revealed that Wesbanco traded at a discount to banks included in the comparable groups based on price to earnings and price to tangible book value. Due to its lower stock price, Wesbanco had a higher dividend yield than the comparable groups.

         Due Diligence Examination of Wesbanco: McDonald reviewed its on-site due diligence examination of Wesbanco. McDonald examined Wesbanco's historical balance sheets and income statements, along with recent operating results and a variety of financial ratios through September 30, 2001. McDonald discussed Wesbanco's business strategy, strengths and weaknesses, profitability, growth, net interest margin, non-interest income, operating expenses, intangible assets, funding and deposit composition, market share and geographic coverage, capital, asset quality and reserve coverage, concentrations of credit and loan portfolio composition, interest-rate risk, foreign investments, mergers and acquisitions, subsidiary activities, culture, stock pricing, recent bank analysts' reports, and other issues.

         NO COMPANY USED AS A COMPARISON IN THE ABOVE ANALYSES IS IDENTICAL TO AMERICAN, WESBANCO OR THE COMBINED ENTITY AND NO OTHER TRANSACTION IS IDENTICAL TO THE MERGER. ACCORDINGLY, AN ANALYSIS OF THE RESULTS OF THE FOREGOING IS NOT PURELY MATHEMATICAL; RATHER, SUCH ANALYSES INVOLVE COMPLEX CONSIDERATIONS AND JUDGMENTS CONCERNING DIFFERENCES IN FINANCIAL MARKET AND OPERATING CHARACTERISTICS OF THE COMPANIES AND OTHER FACTORS THAT COULD AFFECT THE PUBLIC TRADING VOLUME OF THE COMPANIES TO WHICH AMERICAN, WESBANCO AND THE COMBINED ENTITY ARE BEING COMPARED.

         IN CONNECTION WITH THE DELIVERY OF ITS OPINION DATED AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, MCDONALD PERFORMED PROCEDURES TO UPDATE, AS NECESSARY, CERTAIN OF THE ANALYSES DESCRIBED ABOVE AND REVIEWED THE ASSUMPTIONS ON WHICH THE ANALYSES DESCRIBED ABOVE WERE BASED AND THE FACTORS CONSIDERED IN CONNECTION THEREWITH. MCDONALD DID NOT PERFORM ANY ANALYSES IN ADDITION TO THOSE DESCRIBED ABOVE IN UPDATING THE OPINION.

         American has agreed to pay McDonald a fee equal to one percent of the "Transaction Value" for financial advisory services in connection with the proposed merger. The Transaction Value is equal to the number of shares of American common stock outstanding on February 22, 2001 (net of treasury shares) plus the number of shares underlying options to acquire American common stock outstanding on that date, multiplied by the fair market value of the shares of Wesbanco common stock to be received in the merger. The fair market value of the shares of Wesbanco common stock will be the average of the closing prices for the 10 trading days ending on the date of closing. Based on a value of $21.31 per share, McDonald's total fee would be approximately $665,000. McDonald has received $100,000 to date. The remainder is payable upon consummation of the proposed merger. In addition, American has agreed to reimburse McDonald for all reasonable out-of-pocket expenses, incurred by it on American's behalf, and to indemnify McDonald against certain liabilities, including any which may arise under the federal securities laws.

         McDonald is a member of all principal securities exchanges in the United States and in the conduct of its broker-dealer activities has from time to time purchased securities from, and sold securities to, American and/or Wesbanco. As a market maker, McDonald may also have purchased and sold the securities of American and/or Wesbanco for McDonald's own account and for the accounts of its customers.

AMERICAN'S REASONS FOR THE MERGER

         American's Board of Directors believes that the merger is in the best interest of American and its shareholders and has approved the Merger Agreement. In the course of approving the Merger Agreement and recommending adoption of the Merger Agreement by the holders of American common stock, the Board of Directors, without assigning any relative or specific weights, considered a number of factors, including, without limitation, the following:

            o the value of the Wesbanco common stock to be received by American shareholders based on the exchange ratio in relation to the market value, book value, earnings per share and dividend rates of American common stock;
            o the reputation and business practices of Wesbanco and its management as they would affect the employees of American;

            o the impact of the merger on the depositors, customers and communities served by American;
            o   the opinion of McDonald Investments Inc.;
            o the general structure of the transaction and the compatibility of management and business philosophy;
            o the financial results that could be expected in light of the geographic location of operations of Wesbanco and American and the compatibility of those operations; and
            o   industry and economic conditions.

WESBANCO'S REASONS FOR THE MERGER

         The Board of Directors of Wesbanco considered a number of reasons in voting to approve the proposed merger. First, the merger will provide Wesbanco with the opportunity to significantly expand its existing franchise to include markets which it perceives offer significant growth opportunities in Washington, Pennsylvania, and Columbus, Ohio. Second, the transaction also affords Wesbanco an opportunity to expand its market reach in the Upper Ohio Valley by adding offices in new communities, such as Shadyside, Steubenville, Cambridge and St. Clairsville. Third, the transaction offers significant in-market consolidations through the consolidation of offices in Wheeling and Weirton which will offer significant cost saving opportunities in the transaction. Fourth, the transaction will permit Wesbanco to expand the markets in which it can offer its broad array of commercial and consumer loan products. Fifth, it will present Wesbanco with opportunities to market its WesMark Funds in significant growth markets and give it an opportunity to expand its trust and investment services. In summary, the Board of Directors of Wesbanco concluded that the in-market consolidation synergies and cost saves, together with the market expansion opportunities for products, services and new business, provided a unique balance of consolidation and growth which would permit Wesbanco to expand its markets while at the same time increasing earnings through a significant consolidation in a meaningful way.

         The Board also considered the geographic overlay of American's offices and Wesbanco's offices. American's offices match up well with Wesbanco's offices north-south along the Ohio River providing offices in communities not presently served by Wesbanco in several key communities. Additionally, American expands Wesbanco's already existing distribution network along Interstate 70 by expanding east-west from Washington, Pennsylvania, to Columbus, Ohio. Finally, they also add an office in Cambridge, Ohio, which completes a triangular expansion permitting Wesbanco to provide full coverage north-south along Interstate 77 from Parkersburg, West Virginia, to Cambridge, Ohio, and east-west along Interstate 70 from Wheeling, West Virginia, to Cambridge, Ohio. This expansion would permit Wesbanco to fill in gaps in existing markets and tie together communities and markets where it already has a significant presence.

INTEREST OF CERTAIN PERSONS IN THE MERGER

         As of [record date], directors and officers of American beneficially owned, in the aggregate, [942,638] shares of American common stock, representing approximately [30.12%] of the outstanding shares of American common stock.

         All of American's directors and officers that own American common stock will, as a result of the merger, obtain an equity interest in Wesbanco in exchange for their shares of American common stock. Each of them will receive the same number of shares of Wesbanco common stock for each share of American common stock owned by him or her as every other American shareholder. Directors and officers of American will be treated the same as other American shareholders, except that they may be subject to certain restrictions on any resale of Wesbanco common stock received by them pursuant to the merger.

         As of the [record date], American Bancorporation held 1,182 shares of Wesbanco common stock. As of [record date], the trust department of Wesbanco Bank held 20,216 shares of American common stock. Wesbanco Bank has discretionary voting authority over 7,906 of these shares. Except for the shares held by Wesbanco Bank's trust department, neither Wesbanco nor any director, executive officer or affiliate of Wesbanco owns shares of American common stock. Except as described above in the summary and below, no director, officer or affiliate of American has any special interest in the merger or is receiving any special consideration or compensation as a result of the merger.

         No outstanding transactions between American or Wesbanco and their respective affiliates, and any director, officer, or principal shareholder of American or Wesbanco or their respective associates, including any outstanding loans or trust relationships, will be affected by the merger.

         Some officers and directors of American have interests in the merger that are in addition to their interests as American shareholders generally. As described below, some officers and directors of American will enter into consulting agreements, employment agreements or severance agreements upon completion of the merger.

         Paul W. Donahie, a director and the Vice Chairman of Wheeling National Bank, will resign as an executive officer of Wheeling National Bank upon completion of the merger. Mr. Donahie has entered into a consulting agreement with Wesbanco that will become effective upon the completion of the merger pursuant to which he will provide such services as Wesbanco may request from time to time, and Wesbanco will pay Mr. Donahie $10,000 per month, plus expenses, for his services. The consulting agreement will terminate three months after the later to occur of the merger of American's subsidiaries or the date of the data processing conversion for American. The consulting agreement provides generally that Mr. Donahie may not engage in the banking business within a 50 mile radius of Wheeling, West Virginia during the term of the consulting agreement and for a period of 1 year thereafter.

         Under American's severance plan, Mr. Donahie generally would be entitled to a lump sum payment equal to 2.99 times his base salary following a change of control of American if, following the change of control, he is terminated or voluntarily resigns because he is not provided an employment opportunity with the acquiring organization with comparable authority and the same salary as he is then earning at American. Mr. Donahie has entered into a severance plan clarification agreement with American and Wesbanco that provides generally that any lump sum payment that would be payable to Mr. Donahie by American as a result of the change of control of American will equal $857,802 or such lesser amount as may be required to avoid the excise tax imposed on excess parachute payments as defined under Section 280G of the Internal Revenue Code. If Mr. Donahie does not voluntarily terminate the consulting agreement referred to in the preceding paragraph within 3 months from the date of the merger, in lieu of any payment to which he may have been entitled under the severance plan, he shall be paid a lump sum cash payment equal to $857,802 as a retention incentive payment.

         Jeremy C. McCamic, American's Chief Executive Officer, will also resign upon completion of the merger. Mr. McCamic has entered into a consulting agreement with Wesbanco that will become effective upon completion of the merger pursuant to which he will provide such services as Wesbanco may request from time to time, and Wesbanco will pay Mr. McCamic $6,000 per month, plus expenses, for his services. The consulting agreement also provides that Mr. McCamic will be appointed to the Wesbanco Board of Directors and the Planning and Acquisitions Committee thereof to serve until December 31, 2002. Mr. McCamic will be paid additional attendance fees as a member of Wesbanco's Board of Directors, but will not receive the quarterly retainer fee that would otherwise be payable to a member of Wesbanco's Board of Directors. Mr. McCamic's consulting agreement will terminate on the 6th anniversary of the merger and provides generally that he may not engage in the banking business within a 50 mile radius of Wheeling, West Virginia during the term of the consulting agreement.

         Under American's severance plan, Jeremy C. McCamic generally would be entitled to an annuity that pays $10,000 per month for 12 years or the remainder of this life, whichever is longer, following a change of control of American if, following the change of control, he is terminated or voluntarily resigns because he is not provided an opportunity with the acquiring organization with comparable authority and the same compensation as he is then earning at American. Mr. McCamic has entered into a severance plan clarification agreement with American and Wesbanco that provides for the payment of a monthly annuity of $9,000 for the remainder of Mr. McCamic's life with a minimum term certain of 12 years in full satisfaction of the benefits that may otherwise have been payable to Mr. McCamic as a result of the change of control of American. The agreement provides, however, that the present value of this annuity payment will equal $969,970 or such lesser amount as may be required to avoid the excise tax imposed on excess parachute payments as definded under Section 280G of the Internal Revenue Code. In the event that an excise tax is imposed on Mr. McCamic, Wesbanco has agreed to reimburse Mr. McCamic for the amount of such excise tax. Mr. McCamic has assumed any income tax liability arising from the excise tax reimbursement, if any.

         John E. Wait, the President of Wheeling National Bank, has entered into an employment agreement with Wesbanco Bank pursuant to which, following the merger, he will be paid an annual base salary of not less than $185,000. The term of Mr. Wait's employment agreement is three years, and will automatically renew for successive three year terms unless written notice of termination is given by either party at least 90 days prior to the relevant anniversary date of the agreement. If the agreement terminates due to Mr. Wait's death, his surviving spouse or estate will be paid an amount equal to 6 months of his then current base salary (unless his death occurs within 6 months of the normal retirement date as provided in Wesbanco Bank's pension plan or after such retirement date, in which case his surviving spouse or estate will be paid an amount equal to 1 month of his then current base salary). If Wesbanco Bank attempts to terminate the employment agreement other than for "cause," Mr. Wait's death or by mutual agreement, Mr. Wait will be entitled to receive an amount equal to the greater of (i) 6 months base salary at his then current base rate or (ii) the base salary he would have received if he was continually employed pursuant to the agreement for the remainder of the then current term of the agreement.

         Under American's severance plan, Mr. Wait generally would be entitled to a lump sum payment equal to 2.99 times his base salary following a change of control of American if, following the change of control, he is terminated or voluntarily resigns because he is not provided an employment opportunity with the acquiring organization with comparable authority and the same salary as he is then earning at American. Mr. Wait has entered into a severance plan clarification agreement with American and Wesbanco that provides generally that any lump sum payment that may be paid to him by American as a result of the change of control of American will equal $500,994 or such lesser amount as may be required to avoid the excise tax imposed on excess parachute payments as defined under Section 280G of the Internal Revenue Code. If Mr. Wait does not voluntarily terminate his employment within 18 months from the date of the merger, in lieu of any payment to which he may be entitled under the severance plan, he shall be paid a lump sum cash payment equal to $500,994 as a retention incentive payment.

         Brent E. Richmond, the President of American, has entered into an employment agreement with Wesbanco Bank that is identical to the agreement with Mr. Wait, except Mr. Richmond's annual base salary following the merger shall not be less than $125,000. Under American's severance plan, Mr. Richmond generally would be entitled to a lump sum payment equal to 2.99 times his base salary following a change of control of American if, following the change of control, he is terminated or voluntarily resigns because he is not provided an employment opportunity with the acquiring organization with comparable authority and the same salary as he is then earning at American. Mr. Richmond has entered into a severance plan clarification agreement with American and Wesbanco that provides generally that any lump sum payment that may be paid to him by American as a result of the change of control of American will equal $517,919 or such lesser amount as may be required to avoid the excise tax imposed on excess parachute payments as defined under Section 280G of the Internal Revenue Code. If Mr. Richmond does not voluntarily terminate his employment within 9 months from the date of the merger, in lieu of any payment to which he may be entitled under the severance plan, he shall be paid a lump sum cash payment equal to $517,919 as a retention incentive payment.

         Patrick G. O'Brien, the Senior Vice President of Wheeling National Bank, currently has an employment agreement with the Wheeling National Bank that provides for, among other things, a payment to Mr. O'Brien in the event of a change of control of Wheeling National Bank. Mr. O'Brien has entered into an amendment to his employment agreement that will become effective upon consummation of the merger and eliminates the change of control provision in exchange for a lump sum payment equal to his annual salary as of the closing of the merger. This payment will be made only if Mr. O'Brien does not voluntarily terminate his employment for a period of 36 months after the merger, and the payment will be in lieu of any payment to which he may have been entitled under the change of control provision of his employment agreement.

         McCamic & McCamic provides legal services to American under a fixed retainer engagement agreement between the parties. Jeremy C. McCamic, Jolyon W. McCamic, Jeffery W. McCamic and Jay T. McCamic are partners in McCamic &
McCamic, each serves as a director of American and all are related. The engagement letter has been amended, effective upon consummation of the merger, to reduce the monthly retainer payable to McCamic & McCamic from $25,000 to $6,000 for a term of six (6) years following the merger. McCamic & McCamic will be permitted to maintain hospitalization insurance for its employees through Wesbanco's hospitalization insurance program upon payment of the premiums so long as a member of the firm serves on the Wesbanco or an affiliate company's Board of Directors.

EFFECTS OF THE MERGER: THE SURVIVING CORPORATION

         The merger will become effective at the time the Articles of Merger are filed with, and the Certificate of Merger is issued by, the Secretary of State of the State of West Virginia. At that time, the separate existence of American will cease and AB Corporation will be the surviving corporation. The assets, liabilities, and capital of

American will be merged into AB Corporation and those assets, liabilities and capital will then constitute part of the assets, liabilities and capital of AB Corporation. AB Corporation will continue to operate under its Articles of Incorporation and Bylaws effective as of the day of the merger, and the officers and directors of AB Corporation will continue as the officers and directors of the surviving corporation. Following the completion of the merger, Wheeling National Bank will be merged into Wesbanco Bank and AB Corporation will be merged into Wesbanco. The Articles of Incorporation and Bylaws of Wesbanco will be unaffected by the merger. The tenure of the directors and officers of Wesbanco immediately prior to the merger will be unaffected by the merger.

         Giving effect to the American merger, American would have, as of September 30, 2001, on a pro forma consolidated basis, constituted approximately 20.3% of deposits, 21.7% of assets, and 14.2% of equity of Wesbanco, and its shareholders would have held approximately 16.1% of the total outstanding shares of Wesbanco. In addition, for the nine months ended September 30, 2001, American would have contributed approximately 14.3% of net interest income and 11.2% of net income to Wesbanco on a pro forma consolidated basis.

         These percentages reflect the relative size of American as of September 30, 2001 and may change with the normal variances in the rates of growth for deposits and loans for all Wesbanco affiliates. Additionally, it is contemplated that Wesbanco may combine with other financial institutions in the future and these mergers may affect the percentages shown above. Wesbanco is not presently involved in any material merger transactions for which definitive agreements or letters of intent have been executed.

MERGER OF SUBSIDIARY BANKS

         On the date of the merger, Wheeling National Bank will be merged with and into Wesbanco Bank. At that time, the separate existence of Wheeling
National Bank will cease and Wesbanco Bank will be the surviving corporation. Wesbanco Bank will consolidate some of the 21 currently existing offices of Wheeling National Bank acquired by reason of the merger and one additional office that is scheduled to open in January of 2002. It is anticipated that at least five offices of the combined bank will be consolidated after the merger. In addition, one office of American will be sold to address a potential anti-trust issue.

GOVERNMENT APPROVALS

         Wesbanco and American have agreed to use their reasonable best efforts to obtain all regulatory approvals required to consummate the acquisition, which include approval from the Board of Governors of the Federal Reserve System and the West Virginia Board of Banking and Financial Institutions, and have completed the filing of these applications and notifications prior to the date of this document. The approval of the West Virginia Board of Banking and Financial Institutions was granted on June 11, 2001. The application with the Federal Reserve was accepted for filing on November 8, 2001. The acquisition cannot proceed in the absence of the Federal Reserve approval. There can be no assurance that this regulatory approval will be obtained, and, if obtained, there can be no assurance as to the date of such approval or the absence of any litigation challenging such approval. Wesbanco and American are not aware of any other material governmental approvals or actions that are required prior to the parties' consummation of the acquisition other than those described below.

         Federal Reserve Board. The acquisition is subject to approval by the Federal Reserve Board pursuant to the Bank Holding Company Act of 1956 and the Federal Reserve Act. Wesbanco has filed the required application and notifications with the Federal Reserve Board for approval of the acquisition. Assuming Federal Reserve Board approval, the acquisition may not be consummated until thirty days after such approval, during which time the United States Department of Justice ("DOJ") may challenge the acquisition on antitrust grounds. With the approval of the Federal Reserve Board and the DOJ, the waiting period may be reduced to no less than fifteen days. The Federal Reserve Board is prohibited from approving any transaction under the applicable statutes that would result in a monopoly, or that would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or that may have the effect in any section of the United States of substantially reducing competition, or tending to create a monopoly, or resulting in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

         In addition, in reviewing a transaction under the Bank Holding Company Act, the Federal Reserve Board will consider the financial and managerial resources of the companies and their subsidiary banks. It will also consider the convenience and needs of the communities to be served. Under the Community Reinvestment Act of 1977, the Federal Reserve Board will take into account the performance record of each of Wesbanco and American in meeting the credit needs of the entire community. Furthermore, the Bank Holding Company Act and Federal Reserve Board regulations require publication of notice of, and the opportunity for public comment on, the application submitted by Wesbanco for approval of the acquisition, and authorize the Federal Reserve Board to hold a public hearing or meeting in connection therewith if the Federal Reserve Board determines that such a hearing or meeting would be appropriate. Any hearing, meeting or comments from third parties could prolong the review of our application.

         If the DOJ were to commence an antitrust action, it would stay the effectiveness of Federal Reserve Board approval of the acquisition unless a court specifically orders otherwise. In reviewing the acquisition, the DOJ could analyze the acquisition's effect on competition differently than the Federal Reserve Board. It is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the acquisition's competitive effects. In particular, the DOJ may focus on the impact of the acquisition on competition for loans and other financial services to small and middle market businesses. Failure of the DOJ to object to the acquisition may not prevent private persons or state attorneys general from filing antitrust actions. Neither American nor Wesbanco expects the merger to be challenged on anti-competitive grounds.

         Wesbanco's right to exercise its option under the Stock Option Agreement also requires the prior approval of the Federal Reserve Board, to the extent that the exercise of their options under such Stock Option Agreement would cause Wesbanco to own more than 5% of the outstanding shares of American. In considering whether to approve Wesbanco's right to exercise the option, the Federal Reserve Board would generally apply the same statutory criteria it would apply to its consideration of approval of the acquisition.

RIGHTS OF DISSENTING SHAREHOLDERS

         If you object to the merger and comply with Section 1701.85 of the Ohio Revised Code, you are entitled to payment of the fair cash value of your shares. The fair cash value of your shares is the amount a willing buyer who is under no compulsion to buy would pay and a willing seller who is under no compulsion to sell would be willing to accept. This amount will be determined as of the day prior to the date of the Special Meeting without regard to any appreciation or depreciation in anticipation of the merger. This value can never be greater than the fair cash value you indicate in your written demand.

         The following is a brief summary of the steps you must take to perfect your dissenters' rights under Ohio law. This summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the provisions of Section 1701.85 of the Ohio Revised Code, which is reproduced in full as Annex E to this Proxy statement/prospectus.

         You Must be a Record Holder of American Common Stock on the Record Date. You must be the record holder of American common stock on [record date].

         You Must Not Vote in Favor of the Merger. You must not vote your shares in favor of the merger. You are not required to vote against the merger, but if you vote for the merger you will lose your right to exercise dissenters' rights.

         You Must Make Written Demand for Fair Cash Value. You must make written demand on American, or the surviving corporation, for payment of the fair cash value of your shares within 10 days after the vote is taken at the Special Meeting. VOTING AGAINST THE MERGER DOES NOT CONSTITUTE THE DEMAND FOR PAYMENT REQUIRED BY LAW. If you fail to make such written demand within the 10-day period, you will be bound by the terms of the Merger Agreement. The written demand must include your name, address, the number and class of dissenting shares on which you seek relief and the amount you claim as the fair cash value of those shares. The written demand should be addressed to American Bancorporation, 1025 Main Street, Suite 800, Wheeling, West Virginia 26003. This demand must be received by American on or before the tenth day after the vote at the Special Meeting. Since actual receipt by American is required, if you choose to mail your demand you might wish to consider using registered or certified mail, return receipt requested.

         You Must Deliver Your Share Certificates to American for Legending if American so requests. American may send you a request at the address listed on your written demand asking you to deliver your share certificates for legending. If American makes such a request, you must deliver you share certificates to American within 15 days of American sending its request. American may then endorse your certificates with a legend indicating that you demanded fair cash value for the shares represented by the certificates. Once this endorsement is made, American must promptly return your certificates. If a request is made and you fail to deliver your certificates within this 15 day period, you will lose your rights as a dissenter at American's option. To exercise this option, American must send you notice of the termination of your dissenters' rights within 20 days after the lapse of the 15 day period. If American exercises this right you will lose your dissenters' rights unless a court for good cause determines otherwise.

         You Must File a Petition in Court if You and American cannot Agree on the Fair Cash Value of Your Shares. If you and American cannot agree on a fair cash value for your shares, you may, within three months after the service of your written demand letter, file a complaint or join another complaint in the Court of Common Pleas for Belmont County. Failure to file such a complaint or join such a complaint within the three-month period will result in termination of your dissenters' rights. If such a suit is commenced, the court will determine if you are entitled to be paid fair cash value and, if so, the court may appoint appraisers to determine the fair cash value of your shares. If such a determination is made, or if you and American agree upon a fair cash value, and you follow the procedures in Section 1701.85 of the Ohio Revised Code, then 30 days after the fair cash value is determined or agreed upon American, or the surviving corporation, will pay to you that value. When this payment is made you must simultaneously surrender to American, or the surviving corporation, the certificates representing your shares.

         Your Rights as a Dissenting Shareholder. If you make such a demand and follow the procedures of Section 1701.85 of the Ohio Revised Code, you shall thereafter be entitled only to payment as a dissenting shareholder as provided by law and you shall not be entitled to vote or to exercise any other rights of a shareholder of American. Your right to be paid the fair cash value of your shares will cease, and your status as a shareholder of American will be restored, without prejudice to any corporate proceedings which may have been taken during the interim, if any of the following events occurs:

         o Failure to comply with Section 1701.85, unless such failure is waived by American or the surviving corporation;

         o your demand is withdrawn with the consent of American or the surviving corporation;

         o  the merger is abandoned or rescinded;

         o  American is enjoined or prevented from carrying out the merger;

         o  the American shareholders revoke the authority to effect the merger;

         o You and American cannot come to an agreement on the fair cash value of your dissenting shares and neither you nor American file suit in an appropriate Court of Common Pleas within the time period provided by Section 1701.85(B); or

         o a court of general civil jurisdiction determines that you are not entitled to relief as a dissenting shareholder.

         To exercise your dissenters' rights, strict adherence to the provisions of Ohio law is required. If you think you may desire to exercise your dissenters' rights, you should carefully review the statutory provisions attached to this Proxy Statement/Prospectus as Annex E. As in all legal matters, you would be well advised to seek the guidance of an attorney.

         If you receive cash for the fair value of your shares of American common stock, that cash will be subject to federal income taxes. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with Sections 302 and 1001 (and in certain cases, other provisions) of the Internal Revenue Code of 1986. If you are contemplating the possible exercise of dissenters' rights, you are urged to consult a tax advisor as to the federal (and any applicable state and local) income tax consequences resulting from such an election.

         American believes that the 1.1 shares of Wesbanco common stock to be issued in the tax-free merger in exchange for each share of American common stock is fair and American does not anticipate a material number of shareholders will exercise their dissenters' rights.

RESALE RESTRICTIONS

         The shares of Wesbanco common stock that you will receive in the merger will be registered under the Securities Act of 1933. Under current law, if you are not an affiliate of Wesbanco or American within the meaning of Rule 144 or 145 under the Securities Act of 1933, you may sell or transfer any shares of Wesbanco common stock that you receive in the merger without need of further registration under the Securities Act of 1933.

         If you are an affiliate of American before the merger or an affiliate of Wesbanco after the merger, you may resell the shares of Wesbanco common stock issued to you in the merger only:

         o in transactions permitted by Rules 144 and 145 under the Securities Act of 1933;

         o  pursuant to an effective registration statement; or

         o  in transactions exempt from registration.

         Generally, an executive officer, director or a principal shareholder or other control person may be deemed to be an affiliate for these purposes. Other shareholders would not be deemed to be affiliates. Rules 144 and 145, insofar as relevant to shares acquired in the merger, impose restrictions on the manner in which affiliates may make resales and also on the quantity of resales that such affiliates, and others with whom they might act in concert, may make within any three-month period.

         It is a condition to Wesbanco's obligation to consummate the merger that American deliver to Wesbanco a schedule specifying the persons who may be deemed to be affiliates of American and use its best efforts to cause each affiliate to deliver to Wesbanco, prior to the closing of the merger, an affiliate's letter. An affiliate's letter is a letter that states that the shares of Wesbanco common stock issued to an affiliate pursuant to the merger will not be sold or otherwise disposed of except:

         o in accordance with Rule 145 (where the affiliate has given Wesbanco evidence of compliance with the rule reasonably satisfactory to Wesbanco); or

         o pursuant to an effective registration statement under the Securities Act of 1933 unless such person has furnished to Wesbanco a no-action or interpretive letter from the SEC or an opinion of counsel reasonably satisfactory to Wesbanco that such transaction is exempt from or otherwise complies with the registration requirements of the Securities Act of 1933.

         An  affiliate's   letter  also   acknowledges   that  the  certificates
representing the shares of Wesbanco common stock received by the affiliate may bear a legend regarding these restrictions.

ACCOUNTING TREATMENT

         The merger will be accounted for as a purchase by Wesbanco. The application of this accounting treatment is shown in the unaudited pro forma condensed combined financial information included on pages [__] through [___] of this Proxy Statement/Prospectus.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         The merger is conditioned upon receipt of a legal opinion from Kirkpatrick & Lockhart LLP, counsel to Wesbanco, as to the principal federal income tax consequences expected to result from the merger. The following summary of the material federal income tax consequences expected to result from the merger is qualified in its entirety by reference to the full text of the opinion of Kirkpatrick & Lockhart LLP, including the assumptions upon which that opinion is based. The opinion is filed as Exhibit 8.1 to the Registration
Statement of which this Proxy Statement/Prospectus is a part. Neither the opinion nor this summary addresses any tax considerations under foreign, state or local laws, or any federal income tax considerations to shareholders other than individual United States citizens or residents who hold their shares of Wesbanco common stock or American common stock as a capital asset within the meaning of Section 1221 of the IRC.

         No rulings have been or will be requested from the Internal Revenue Service ("IRS") as to the federal income tax consequences of the merger. You should be aware that the opinion of Kirkpatrick & Lockhart LLP is not binding on the IRS and the IRS is not precluded from taking a different position. Kirkpatrick & Lockhart LLP's opinion is based upon the federal income tax laws as in effect on the date of the opinion and as those laws are currently interpreted. There can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements contained herein or in the opinion.

         The federal income tax consequences discussed below are conditioned upon, and Kirkpatrick & Lockhart LLP's opinion is based upon, the accuracy, as of the date of this Proxy Statement/Prospectus and at, as of and after the time the merger becomes effective, of certain representations made to Kirkpatrick & Lockhart LLP by officers of Wesbanco and American and of certain assumptions.

         As of the date of this Proxy Statement/Prospectus, Wesbanco and American believe that all of these representations and assumptions are now, and will be at, as of and after the time the merger becomes effective, accurate. If either Wesbanco or American learns before that time that the representations and the assumptions are false or materially incorrect and that its counsel therefore believes that the merger is unlikely to be treated as a tax-free reorganization, then additional shareholder approval will be obtained before consummation of the merger.

         Subject to the limitations described above, Kirkpatrick & Lockhart LLP will render an opinion to Wesbanco that the merger will have the following federal income tax consequences:

         o No gain or loss will be recognized by Wesbanco, American or AB Corporation as a result of the transactions contemplated in the Merger Agreement;

         o No gain or loss will be recognized by the shareholders of American as a result of their exchange of American common stock for Wesbanco common stock, except to the extent any shareholder receives cash in lieu of a fractional share or as a dissenting shareholder;

         o If a shareholder of American receives cash instead of a fractional share of Wesbanco common stock, the shareholder will be required to recognize a gain or loss, measured by the difference between (1) the amount of cash received instead of that fractional share, and (2) the portion of the tax basis of that shareholder's shares of American common stock allocable to that fractional share. This gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the share of American common stock exchanged for that fractional share of Wesbanco common stock was held for more than one year at the effective time of the merger and short-term capital gain or loss if the share of American common stock exchanged for that fractional share of Wesbanco common stock was held for one year or less at the effective time of the merger;

         o A shareholder of American common stock will have a tax basis in the Wesbanco common stock received in the merger equal to (1) the tax basis of the American common stock surrendered by that shareholder in the merger, less (2) any tax basis of the American common stock surrendered in the merger that is allocable to any fractional share of Wesbanco common stock for which cash is received by that shareholder;

         o The holding period of the Wesbanco common stock received in exchange for shares of American in the merger will include the holding period for the shares of American common stock surrendered in the merger; and

         o A shareholder of American common stock who exercises dissenter's rights with respect to such shareholder's shares of American common stock and who receives payment for the stock in cash will generally recognize capital gain or loss, measured by the difference between
            (1) the shareholder's tax basis in the shares, and (2) the amount of cash received.

         The tax consequences of the merger may vary depending upon your particular circumstances. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO YOU. The foregoing discussion addresses only the United States federal income tax effects of the merger. It does not address the applicability and effect of any state, local or foreign income, property, transfer and other tax laws.

                              THE MERGER AGREEMENT

         The following summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement and the First Amendment thereto, copies of which are attached to this Proxy Statement/Prospectus as Annex A and Annex B, respectively. You are urged to read these documents for a more complete description of the merger.

THE MERGER

         After approval of the Merger Agreement by American shareholders, and the satisfaction or waiver of other conditions to the merger, American will be merged with and into AB Corporation, with AB Corporation continuing as the surviving corporation. The Articles of Incorporation and Bylaws of AB Corporation immediately prior to the merger will constitute the Articles of Incorporation and Bylaws of the surviving corporation.

CONVERSION OF SECURITIES

         In the merger, each share of American common stock issued and outstanding immediately prior to the time the merger becomes effective (subject to certain exceptions) will be exchanged for and become, without action on the part of the shareholder, the right to receive 1.1 shares of Wesbanco common stock.

         Shares of American common stock held by American in its treasury or beneficially owned by AB Corporation or Wesbanco (other than in a fiduciary capacity by them for others) will not be exchanged for shares of Wesbanco common stock in the merger. Instead, these shares will be canceled and retired. Shares of American common stock as to which dissenters' rights are properly exercised also will not be exchanged for shares of Wesbanco common stock in the merger.

         No fractional shares of Wesbanco common stock will be issued in the merger. Instead, cash will be paid in lieu of fractional shares in an amount based on a value of $22.31 per whole share of Wesbanco common stock.

         Promptly  after  the  merger  becomes  effective,   Fifth  Third  Bank,
Wesbanco's stock transfer agent, will mail transmittal forms and exchange instructions to each holder of record of American common stock to be used to exchange shares of American common stock for shares of Wesbanco common stock. These transmittal letters will be accompanied by instructions specifying other details of the exchange. American shareholders should not send in their certificates until they receive a transmittal form and instructions.

         After the merger becomes effective, each certificate evidencing shares of American common stock will be deemed to evidence only the right to receive:

         o the number of shares of Wesbanco common stock that the holder is entitled to receive by virtue of the merger; and

         o  the cash payment for any fractional share of Wesbanco common stock.

         The holder of an unexchanged certificate will not receive any dividend or other distribution payable by Wesbanco until the certificate has been exchanged or, in the case of a lost certificate, until a lost certificate agreement and lost certificate bond have been posted.

REPRESENTATIONS AND WARRANTIES

         The Merger Agreement contains various customary representations and warranties of American, Wesbanco, and AB Corporation. These representations and warranties, which will terminate when the merger becomes effective, relate to, among other things:

         o the corporate organization and qualification of American, Wesbanco, and Wesbanco's subsidiaries, including AB Corporation, and certain similar corporate matters;

         o the authorization, execution, delivery, and enforceability of the Merger Agreement and related matters;

         o the absence of any violation under the Articles of Incorporation and Bylaws of American, Wesbanco, or Wesbanco's subsidiaries, or under contracts or laws;

         o  the financial statements of each of American and Wesbanco;

         o the absence of undisclosed suits, actions, proceedings, claims, or investigations against either American, Wesbanco, or Wesbanco's subsidiaries;

         o  the  capital   structure  of  American,   American's   subsidiaries,
            Wesbanco, and AB Corporation;

         o  the absence of material undisclosed liabilities;

         o  title to properties;

         o  the    accuracy    of    information    provided   in   this   Proxy
            Statement/Prospectus;

         o  taxes, tax returns and audits, and certain tax matters;

         o  the absence of certain materially adverse changes or events;

         o the maintenance of fidelity bonds by Wheeling National Bank and Wesbanco Bank;

         o  certain employee benefit matters;

         o  the absence of labor disputes;

         o  the adequacy of reserves for possible loan losses; and

         o  the ownership by American and Wesbanco of their subsidiaries.

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF AMERICAN

         American has also made representations and warranties relating to, among other things:

         o  the material contracts of American;

         o  the absence of materially adverse contracts of American;

         o the filing, delivery, completeness and accuracy of certain reports under the Securities Exchange Act of 1934;

         o the absence of change in the material assets, financial condition, liabilities (contingent or otherwise), business or results of operations of American or its subsidiaries;

         o the absence of any material damage, destruction, or loss by reason of fire, flood, accident or other casualty (whether or not insured) which materially and adversely affects American or its subsidiaries' assets, financial condition, business or operations;

         o the absence, other than in the ordinary course of business, of the lease, disposition of or an agreement to lease or dispose of material properties or assets;

         o the absence of change in the authorized, issued or outstanding capital stock of American;

         o except as provided for in the Merger Agreement, the absence of a material change in the outstanding debt of American or any of its subsidiaries, other than changes in the ordinary course of business;

         o except as otherwise disclosed in the Merger Agreement, the absence of any warrant, option or right to acquire American common stock or an agreement to repurchase, redeem or otherwise acquire American stock;

         o the presence of personnel sufficient to adequately staff all key positions in American and its subsidiaries as of the date the merger becomes effective;

         o the absence of any material increase in the compensation or fees payable by American or its subsidiaries to their respective directors or officers for services, other than increases in the regular course of business in accordance with past practices or the personnel policies of American or its subsidiaries;

         o the absence of any material increase in expenditures for any bonus, insurance, pension or other employee benefit plan, payment or arrangement for or with any such directors or officers other than increases in the regular course of business in accordance with past practices or the personnel policies of American or its subsidiaries;

         o the absence of any material loans or advances by American or its subsidiaries other than in the ordinary course of business;

         o the absence, other than in the ordinary course of business, of any expenditure or major commitment for the purchase, acquisition, construction or improvement of any material assets;

         o the absence of any other material transactions, contracts, leases, obligations or liabilities of American or any of its subsidiaries other than in the ordinary course of business; and

         o the absence of any other event, condition or development which materially and adversely affects American or any of its subsidiaries' material assets, financial condition or results of operations.

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF WESBANCO

         Wesbanco has also made representations and warranties relating to, among other things:

         o the registration of Wesbanco as a bank holding company under the Bank Holding Company Act of 1956;

         o the authority of Wesbanco to issue shares of Wesbanco common stock under the Merger Agreement and the validity of Wesbanco common stock once issued;

         o the absence of any material damage, destruction, or loss by reason of fire, flood, accident or other casualty (whether or not insured) which materially and adversely affects Wesbanco's assets, financial condition, business or operations;

         o the absence, other than in the ordinary course of business, of the lease, disposition of or an agreement to dispose of material properties or assets;

         o the absence of change in the authorized, issued or outstanding capital stock of Wesbanco;

         o the absence of a material change in the outstanding debt of Wesbanco or any of its subsidiaries, other than changes in the ordinary course of business;

         o other than previously announced stock repurchase agreements, the absence of any warrant, option or right to acquire Wesbanco common stock or an agreement to repurchase, redeem or otherwise acquire Wesbanco stock;

         o the absence of any material loans or advances by Wesbanco or its subsidiaries other than in the ordinary course of business;

         o the absence of any other material transactions, contracts, leases, obligations or liabilities of Wesbanco or any of its subsidiaries other than in the ordinary course of business;

         o the absence, other than in the ordinary course of business, of any expenditure or major commitment for the purchase, acquisition, construction or improvement of any material assets;

         o the absence of any dividends or other distributions declared or paid on any Wesbanco common or preferred stock which, taken in the aggregate with all other such distributions declared or paid in the same tax year, exceed 65% of the after-tax income of Wesbanco for the tax year in which paid;

         o the business has been conducted by Wesbanco in the ordinary course and in a manner consistent with past practice;

         o the absence of changes to the Wesbanco Articles of Incorporation or Bylaws which would in the reasonable opinion of American have a material adverse effect on the rights of holders of Wesbanco common stock;

         o the absence of any other event, condition or development which materially and adversely affects Wesbanco or any of its subsidiaries' material assets, financial condition or results of operations; and

         o the absence of knowledge by Wesbanco or any of its subsidiaries of any such event, condition or development which may materially or adversely effect the material assets, financial condition or results of operations of Wesbanco and its subsidiaries.

MUTUAL COVENANTS

         Pursuant to the Merger Agreement, American and Wesbanco have agreed that, until the merger becomes effective or the Merger Agreement is terminated, whichever occurs first, each will, with some exceptions:

         o use its best efforts to take, or cause to be taken, all actions required under the Merger Agreement on its part to be taken so as to permit the consummation of the merger at the earliest possible date;

         o cooperate in furnishing information for the preparation and filing of the Proxy Statement/Prospectus;

         o cooperate in the filing of any regulatory applications with respect to the merger; and

         o advise the other party of any materially adverse change in its financial condition, assets, business, or operations, or of any material changes or inaccuracies in data provided to the other party pursuant to the Merger Agreement.

ADDITIONAL COVENANTS OF AMERICAN

         American has further agreed that:

         o  it will not make any change in its authorized capital stock;

         o it will not issue any shares of American common stock, securities convertible into American common stock, or any long term debt securities;

         o it will not issue or grant any options, warrants, or other rights to purchase shares of American common stock;

         o it will not declare or pay any dividends or other distributions on any shares of American common stock other than American's regular quarterly dividend of fifteen cents ($.15) per share consistent with past practice;

         o it will not purchase, otherwise acquire, or agree to acquire for consideration any American common stock (other than in a fiduciary capacity);

         o except as otherwise contemplated by the Merger Agreement or required by law, it will not amend any employment agreement, or any pension, retirement, stock option, profit sharing, deferred compensation, consultant, bonus, group insurance, or similar plan;

         o it will not take any action materially and adversely affecting the financial condition (present or prospective), businesses, properties or operations of American;

         o it will not acquire or merge with any other company or acquire any branch or, other than in the ordinary course of business, any assets of any other company;

         o except in the ordinary course of business, it will not mortgage, pledge, or subject any of its material assets to a lien or other encumbrance, dispose of any material asset, or incur or cancel any material debts or claims;

         o it will not increase any compensation or benefits payable to its officers or employees, except in the ordinary course of its business as heretofore conducted;

         o it will not take any other action not in the ordinary course of its business as heretofore conducted or incur any material obligation or enter into any material contract;

         o it will not amend its Articles of Incorporation or Bylaws, except as necessary to carry out the merger or as required by law;

         o it will promptly advise Wesbanco in writing of the name and address of, and the number of shares of American common stock held by, each shareholder who elects to exercise his or her right to dissent from the merger;

         o it will operate its business only in the ordinary course and consistent with past practice;

         o it will not, and will not permit any person acting on its behalf to, solicit any acquisition proposal, including any proposal to merge or consolidate with, or acquire all or any substantial portion of the assets of, American, or any tender or exchange offer (or proposal to make any tender or exchange offer) for any shares of American common stock, or any proposal to acquire more than 5% of the outstanding shares of American common stock or any options, warrants, or rights to acquire, or securities convertible into or exchangeable for, more than 5% of the outstanding shares of American common stock;

         o  it will advise promptly  Wesbanco of any material  adverse change in
            the  financial  condition,   assets,  businesses  or  operations  or
            inaccuracies in data provided to Wesbanco;

         o  it will maintain its insurance at existing levels;

         o it will furnish information concerning the business and affairs of American and its subsidiaries reasonably necessary to prepare and file the Proxy Statement/Prospectus or any application for regulatory or governmental approvals;

         o it will use its best efforts to obtain the approval and consent of any federal, state or other regulatory agency to the merger;

         o it will obtain a perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing any repurchase agreements, and ensure that the value of such collateral equals or exceeds the amount of the debt secured thereby; and

         o it will adhere to prudent business practices and all applicable laws, rules, regulations and regulatory policies and only select counter-parties believed to be financially responsible when engaging in all material interest rate swaps, caps, floors, option agreements, mortgage-backed securities, futures and forward contracts and other similar risk management arrangements.

ADDITIONAL COVENANTS OF WESBANCO

         Wesbanco has further agreed that:

         o  it  will  prevent  AB  Corporation   from  conducting  any  business
            operations other than activities that are necessary to consummate the merger;

         o  as of the time the merger becomes effective,  it will appoint Jeremy
            C. McCamic and Abigail M. Feinknopf to the Board of Directors of Wesbanco. Jeremy C. McCamic will serve as a member of the Board of Directors until December 31, 2002, at which time he will resign and be replaced by Jay T. McCamic who will be appointed by the Wesbanco Board of Directors to serve the unexpired term;

         o as of the time the merger becomes effective until December 31, 2002, it will appoint Jeremy C. McCamic to the Wesbanco Executive Committee to the Board of Directors;

         o upon the resignation of Jeremy C. McCamic, it will place Abigail M. Feinknopf and Jay T. McCamic on the list of nominees for the position of Wesbanco director for which the Board of Directors will solicit proxies at its next annual meeting of shareholders until each has served at least a full three year term as a director of Wesbanco;

         o it will take such action, including amending its Bylaws, as is necessary to permit Jeremy C. McCamic to serve as a member of the Wesbanco Board of Directors beyond his 70th birthday and until December 31, 2002;

         o as of the time the merger becomes effective, it will appoint Jack A. Cartner, Jolyon W. McCamic and Jeffrey W. McCamic to the Wesbanco Bank Board of Directors;

         o Jack A. Cartner, Jolyon W. McCamic and Jeffrey W. McCamic will serve on the Board of Directors of Wesbanco Bank until December 31, 2002 at which time the terms of Jack A. Cartner and Jolyon W. McCamic will expire and they will resign from the Board of Directors;

         o it will take such action, including amending the Wesbanco Bank Bylaws, as is necessary to permit Jack A. Cartner and Jolyon W. McCamic to serve as members of the Wesbanco Bank Board of Directors beyond their 70th birthday and until December 31, 2002;

         o after the resignation of Jack A. Cartner and Jolyon W. McCamic, Jeffrey W. McCamic will continue to serve as a member of the Board of Directors of Wesbanco Bank until his successor is duly elected and qualified;

         o prior to or at the closing of the merger, it will deliver to Fifth Third Bank shares of Wesbanco common stock and cash sufficient in amount to meet the requirements of the merger;

         o it will obtain a perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing any repurchase agreements, and ensure that the value of such collateral equals or exceeds the amount of the debt secured thereby; and

         o it will adhere to prudent business practices and all applicable laws, rules, regulations, and regulatory policies and only select counter-parties believed to be financially responsible when engaging in all material interest rate swaps, caps, floors, option agreements, mortgage backed securities, futures and forward contracts and other similar risk management arrangements.

CONDITIONS TO OBLIGATIONS OF THE PARTIES

         The respective obligations of American and Wesbanco to effect the merger are subject to the following conditions, among others:

         o the approval of the Merger Agreement by the shareholders of American;

         o the approval by the Board of Governors of the Federal Reserve System of (i) the application of Wesbanco to acquire American, (ii) the merger of American into AB Corporation and (iii) the merger of Wheeling National Bank into Wesbanco Bank;

         o the effective status of the Registration Statement on the date the merger closes and a declaration of effectiveness regarding, or a withdrawal of, all post-effective amendments thereto by that date;

         o  the  absence of a pending or  threatened  stop order or  proceedings
            seeking  a  stop  order   suspending   the   effectiveness   of  the
            Registration Statement or any amendments thereto;

         o the absence of any order to restrain, enjoin, or otherwise prevent the consummation of the merger entered by any court or administrative body which remains in effect on the date the merger closes;

         o  the  receipt  of  all  material   governmental  or  other  consents,
            approvals, and permissions;

         o the receipt of all consents required by the Merger Agreement to be obtained by Wesbanco and American;

         o the exercise of dissenters' rights in accordance with the Ohio Revised Code by not more than 10% of the holders of American common stock;

         o on or before the date the merger closes, the receipt of an opinion from tax counsel for Wesbanco to the effect that for federal income tax purposes the merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the IRC, and regarding certain other tax matters;

         o the absence of any action, proceeding, regulation, or legislation before any court, governmental agency, or legislative body to enjoin, restrain or prohibit, or to obtain substantial damages with respect to, the Merger Agreement or the consummation of the transactions contemplated therein;

         o the absence of any required divestiture or cessation of any significant part of the present operations of American, Wesbanco, or any of their subsidiaries;

         o the accuracy in all material respects of the representations and warranties of the parties and the performance by the parties in all material respects of all of their obligations set forth in the Merger Agreement, and the receipt of a certificate from an appropriate officer certifying the foregoing;

         o  the receipt of legal opinions from the parties' counsel; and

         o the delivery of certified copies of the resolutions duly adopted by the boards of directors and the shareholders of American, AB
            Corporation and Wesbanco Bank, and the Board of Directors of Wesbanco approving the Merger Agreement and authorizing the transactions contemplated therein.

CONDITIONS TO OBLIGATIONS OF WESBANCO

         In addition to the conditions discussed above, the consummation of the merger by Wesbanco is conditioned upon:

         o Jeremy C. McCamic and Paul W. Donahie having resigned as officers of American and its subsidiaries;

         o the receipt of a schedule identifying all persons who may be deemed to be affiliates of American under Rule 145 of the Securities Act of 1933, and the delivery of affiliate letters by those persons; and

         o the absence of any suit, action, or proceeding pending against American or its officers or directors in their capacity as such, which, in the reasonable judgment of Wesbanco would, if successful, have a materially adverse effect on the financial condition or operations of American or Wheeling National Bank.

CONDITIONS TO OBLIGATIONS OF AMERICAN

         The consummation of the merger by American is also conditioned upon the absence of any suit, action, or proceeding pending against Wesbanco or any of its subsidiaries or the officers or directors of Wesbanco or of any of its subsidiaries in their capacity as such, which, in the reasonable judgment of American would, if successful, have a materially adverse effect on the financial condition or operations of Wesbanco or any of its subsidiaries.

TERMINATION; EXPENSES

         The Merger Agreement may be terminated at any time prior to the closing of the merger, either before or after the Special Meeting of American shareholders:

         o  by mutual consent of American and Wesbanco;

         o by either American or Wesbanco if any of the conditions to such party's obligations to close under the Merger Agreement have not been met as of the date the merger is to close and such conditions have not been waived by the party adversely affected thereby;

         o by either American or Wesbanco if the merger will violate any non-appealable final order, decree, or judgment of any court or governmental body having competent jurisdiction;

         o by either American or Wesbanco if the merger has not closed by March 31, 2002;

         o by either American or Wesbanco in the event that the majority shareholders of American vote against consummation of the merger; and

         o by American if the average bid price for Wesbanco common stock for the thirty (30) calendar days preceding the fifth business day before closing of the merger shall fall below $16.00 per share.

         In the event of any termination of the Merger Agreement by either American or Wesbanco as provided above, all further obligations of American and Wesbanco under the Merger Agreement, except with respect to specified matters, including without limitation those related to confidentiality and expenses, will terminate without further liability of the parties.

         Whether or not the merger is consummated, all legal and accounting fees, and other costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated therein, will be paid by the party incurring such expenses.

AMENDMENT OR WAIVER

         The provisions of the Merger Agreement may be waived at any time by the party which is, or the shareholders of which are, entitled to the benefit of those provisions, by action taken by the Board of Directors of that party. Any of the terms of the Merger Agreement may be amended or modified in writing before or after the Special Meeting of American shareholders at any time prior to the closing of the merger. The conversion ratio and any other material terms of the merger will not be amended after the Special Meeting of American shareholders unless the amended terms are resubmitted to the shareholders of American for approval.

         The Merger Agreement may not be modified or terminated except by a written statement signed by the party against which the enforcement of the modification or termination is sought.

                             STOCK OPTION AGREEMENT

         In connection with the Merger Agreement, American granted Wesbanco an option to purchase up to 622,805 shares of American common stock at a price of $18.00 per share pursuant to the Stock Option Agreement, dated February 22, 2001, a copy of which is attached hereto as Annex C. The Stock Option Agreement could discourage other companies from trying or proposing to combine with American before the completion of the merger.

         If American issues or agrees to issue any shares of American common stock (other than as permitted by the Merger Agreement) at a price less than $18.00 per share, the exercise price per share under the option agreement will be reduced to that lower price. If any change in American common stock occurs by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the type and number of shares subject to the option, and the purchase price per share, will be adjusted appropriately. Also, if American issues additional shares of its common stock after the date of the option agreement (other than pursuant to the option agreement), the number of shares of American common stock subject to the option shall be adjusted so that it is exercisable for 19.9% of the number of shares of American common stock issued and outstanding after such issuance.

         Wesbanco may exercise the option only if one of the following events (each, a "Purchase Event") occurs after the date of execution of the option agreement:

         (i) any person (other than Wesbanco, an affiliate thereof, American or Wheeling National Bank) has commenced a bona fide tender or exchange offer to purchase shares of American common stock such that upon consummation of such offer such person would own or control 15% or more of the outstanding shares of American common stock;

         (ii) any person (other than American or Wheeling National Bank), other than in connection with a transaction to which Wesbanco has given its prior written consent, has filed an application or notice with any federal or state regulatory agency for clearance or approval, to (x) merge, consolidate or enter into any similar transaction with American or Wheeling National Bank, (y) purchase, lease or otherwise acquire all or substantially all of the assets of American or Wheeling National Bank, or (z) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 51% or more of the voting power of American or Wheeling National Bank;

         (iii) any person (other than Wesbanco, an affiliate thereof, American, Wheeling National Bank, individually or in a fiduciary capacity, or any Wesbanco subsidiary individually or in a fiduciary capacity) has acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of American common stock;

         (iv) any person (other than American or Wheeling National Bank) shall have made a bona fide proposal to American by public announcement or written communication that is or becomes the subject of public disclosure to (x) acquire American or Wheeling National Bank by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, or (y) make an offer described in paragraph (i) above; or

         (v) American shall have willfully breached Section 8.21(d) of the Merger Agreement and that breach entitles Wesbanco to terminate the Merger Agreement and such breach has not been cured prior to the date on which Wesbanco shall notify American of its intent to exercise the option.

         The option may be exercised in whole or in part, at one or more closings, at any time (or from time to time) if a Purchase Event has occurred, continues to occur, and the option agreement has not terminated. The option agreement provides that to the extent that it shall have not been exercised, the option shall terminate:

                (a) on the effective date of the merger;

                (b) upon the  termination of the Merger  Agreement in accordance with its provisions (other than a termination resulting from a willful breach by American of Section 8.21(d) of the Merger Agreement or, following the occurrence of a Purchase Event, the failure of American's shareholders to approve the Merger Agreement by the vote required under applicable law); or

                (c) six months after  termination of the Merger Agreement due to a willful breach by American of Section 8.21(d) of the Merger Agreement or, following the occurrence of a Purchase Event, failure of American's shareholders to approve the Merger Agreement by the vote required under applicable law.

         If at any time during the 18 months immediately following the first purchase of shares of American common stock pursuant to the option, Wesbanco desires to sell, assign, transfer or otherwise dispose of all or any of the shares of American common stock acquired by it pursuant to the option, it will offer American an opportunity to purchase such shares on the same terms and conditions and at the same price at which Wesbanco is proposing to transfer such shares to a third party, subject to the provisions and exceptions set forth in the option agreement.

         Prior to the expiration of the option according to the terms of the option agreement, at the request of Wesbanco, American shall repurchase the option from Wesbanco upon the consummation of one of the following Purchase
Events:

         (i) the consummation of a merger, consolidation, purchase, lease or acquisition of all or substantially all of the assets of
                American, purchase or other acquisition of securities representing 51% or more of the voting power of American or any subsidiary of American, or

         (ii) a willful breach under Section 8.21(d) of the Merger Agreement that entitles Wesbanco to terminate such agreement.

         American shall repurchase the option from Wesbanco at a price equal to the difference between the market/offer price (as defined in the option agreement) for shares of American common stock and the option price, multiplied by the number of shares for which the option being surrendered hereunder may then be exercised but only if the market/offer price is greater than the option price.

         The option agreement provides that at the request of Wesbanco, American will file a registration statement in order to permit the sale or other disposition of the shares of American common stock that have been acquired pursuant to the option with the intended method of sale or other disposition requested by Wesbanco. American will use its best efforts to cause the registration statement first to become effective and then to remain effective for a period not in excess of 270 days from the day the registration statement first becomes effective as may be reasonably necessary to conduct such sales or other dispositions.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

DESCRIPTION OF WESBANCO CAPITAL STOCK

         The authorized capital stock of Wesbanco consists of 50,000,000 shares of common stock, par value $2.0833 per share, and 1,000,000 shares of preferred stock without par value. As of September 30, 2001, there were approximately 17,943,535 shares of Wesbanco common stock outstanding, held of record by approximately 5,179 holders.

         As of the date of this Proxy Statement/Prospectus, there were no shares of preferred stock outstanding. Shares of preferred stock may be issued in one or more classes or series with such preferences, voting rights, full or limited, but not to exceed one vote per share, conversion rights and other special rights as the Wesbanco Board of Directors may fix in the resolution providing for the issuance of the shares. The issuance of shares of preferred stock could affect the relative rights of the Wesbanco common stock.

         Depending upon the exact terms, limitations and relative rights and preferences, if any, of the shares of preferred stock as determined by the Board of Directors at the time of issuance, the holders of preferred stock may be entitled to a higher dividend rate than that paid on the Wesbanco common stock, a prior claim on funds available for the payment of dividends, a fixed preferential payment in the event of liquidation and dissolution of Wesbanco, redemption rights, rights to convert their preferred stock into shares of Wesbanco common stock, and voting rights which would tend to dilute the voting control of Wesbanco by the holders of Wesbanco common stock.

         Subject to the above limitations, in the event of any liquidation, dissolution or winding up of Wesbanco, and subject to the application of state and federal laws, holders of Wesbanco common stock are entitled to share ratably in the assets available for distribution to stockholders remaining after payment of Wesbanco's obligations.

         Each share of Wesbanco common stock is entitled to one vote, and to cumulate votes in the election of directors. No holder of shares of Wesbanco common stock has any preemptive right to subscribe for or purchase any other securities of Wesbanco, and there are no conversion rights or redemption or sinking fund provisions applicable to Wesbanco common stock. However, Wesbanco elects directors on a staggered basis by class with terms of three years. This provision of its Articles of Incorporation requires a super majority vote of its shareholders to change.

COMPARISON OF RIGHTS OF WESBANCO AND AMERICAN SHAREHOLDERS

         The rights of the American shareholders and the Wesbanco shareholders are governed by the respective Articles of Incorporation and Bylaws of each corporation and Ohio and West Virginia law, respectively. In many respects, the rights of American shareholders and Wesbanco shareholders are similar. For example:

         o Holders of common stock of each corporation are entitled to one vote for each share of common stock and to receive pro rata any assets distributed to shareholders upon liquidation.

         o  Neither corporation's shareholders have preemptive rights.

         o The shareholders of both corporations have the right under Ohio and West Virginia law to dissent from certain corporate transactions and to elect dissenters' rights.

         o The shareholders of both corporations either have or may invoke cumulative voting in the election of directors.

         o The shareholders of both corporations elect directors for staggered terms of three years, with no more than one-third of the directors being elected in any one year.

DIFFERENCES IN RIGHTS

         There  are,  however,   differences  between  the  rights  of  American
shareholders and Wesbanco shareholders. The material differences are summarized in the table below:

----------------------------------------------------------------------------------------------------------------------
                                              AMERICAN                                     WESBANCO
----------------------------------------------------------------------------------------------------------------------
Corporate Governance:        The rights of American shareholders are      The rights of Wesbanco shareholders are
                             governed by Ohio corporate law and the       governed by West Virginia law and the
                             Articles of Incorporation and code of        Articles of Incorporation and Bylaws of
                             regulations of American.                     Wesbanco.

----------------------------------------------------------------------------------------------------------------------
Board of Directors:          The American board consists of               The Wesbanco board consists of 24
                             10 directors that are elected for            directors, and, immediately following the
                             staggered terms of three years, with no      merger will consist of 26 directors that
                             more than one-third of the directors being   are elected for staggered terms of three
                             elected in any one year.                     years, with no more than one-third of the
                                                                          directors being elected in any one year.

----------------------------------------------------------------------------------------------------------------------
Election of Directors:       Each share of common stock entitles the      Under West Virginia law and the provisions
                             holder of record to one vote on each         of Wesbanco's Articles of Incorporation,
                             matter submitted to shareholders including   Wesbanco shareholders are allowed to
                             the election of directors.  However, under   cumulate their votes in the election of
                             the laws of Ohio applicable to shareholder   directors.  Each share of Wesbanco stock
                             meetings, a notice in writing may be given   may be voted for as many individuals as
                             by any shareholder to the President, a       there are directors to be elected.
                             Vice President or the Secretary of the       Directors are elected by a plurality of
                             Company, not less than 48 hours before the   the votes cast by the holders entitled to
                             time fixed for holding a meeting of          vote at the meeting.
                             shareholders for the purposes of electing
                             directors, that the shareholder desires
                             that the voting at such election be
                             cumulative, and provided an announcement
                             of the giving at such notice is made upon
                             the convening of the meeting by the
                             Chairman or Secretary or by or on behalf
                             of such shareholder, then each holder of
                             common shares shall have cumulative voting
                             rights in the election of directors.  In
                             cumulative voting, directors are elected
                             by a plurality of the votes cast by the
                             holders entitled to vote at the meeting.

----------------------------------------------------------------------------------------------------------------------



                                       54



----------------------------------------------------------------------------------------------------------------------
Amendment of Articles of     Under Ohio law, Articles of Incorporation    Under West Virginia law, the Wesbanco
Incorporation and Bylaws:    may be amended by the affirmative vote of    Articles of Incorporation or Bylaws may be
                             two-thirds of the voting power of the        amended by the affirmative vote of a
                             corporation, unless otherwise specified in   majority of all votes of shareholders
                             the corporation's Articles of                entitled to be cast on the matter, unless
                             Incorporation.  American's Articles of       a different number is specified in the
                             Incorporation permit American                Articles of Incorporation.  The Wesbanco
                             shareholders to amend the Articles of        Bylaws require that the affirmative vote
                             Incorporation by the affirmative vote of a   of the holders of not less than 75% of the
                             majority of the voting power of the          outstanding shares of the voting stock of
                             corporation.                                 the corporation will be required to amend
                                                                          or repeal the Articles of Incorporation
                                                                          provisions dealing with the classification
                                                                          of directors into three separate classes,
                                                                          each to serve a staggered term of three
                                                                          years. An abstention is not considered
                                                                          a "vote cast" for purposes of the voting
                                                                          requirements, but a shareholder who
                                                                          abstains in person or by proxy is
                                                                          considered present for purposes of the
                                                                          quorum requirement.

----------------------------------------------------------------------------------------------------------------------
Special Meetings of          Under Ohio law, the holders of at least      A special meeting of shareholders of a
shareholders:                25% of the outstanding shares of a           West Virginia corporation may be called by
                             corporation, unless the corporation's        the Board of Directors, at least 10% of
                             regulations specify another percentage,      the shareholders, or any person designated
                             which may in no case be greater than 50%,    in the Articles of Incorporation or
                             the directors, by action at a meeting or a   Bylaws.  The Wesbanco bylaws permits the
                             majority of the directors acting without a   President to call a special meeting of
                             meeting, the Chairman of the Board, the      shareholders.
                             President or, in the case of the
                             President's death or disability, the Vice
                             President authorized to exercise the
                             authority of the President have the
                             authority to call special meetings of
                             shareholders.  The American code of
                             regulations does not require more than 25%
                             of the outstanding shares of the
                             corporation to call a special meeting.


----------------------------------------------------------------------------------------------------------------------
Restrictions on Business     Chapter 1704 of the Ohio Revised Code        West Virginia corporate law does not
Combinations:                prohibits an interested shareholder from     contain statutory provisions concerning
                             engaging in a wide range of "business        restrictions on business combinations.
                             combinations."  Under  Chapter  1704  of
                             the  Ohio Revised Code, an interested
                             shareholder includes a shareholder who,
                             directly or indirectly,  exercises
                             or  directs  the  exercise  of 10% or
                             more  of the voting power of the
                             corporation.  The Chapter 1704 restrictions
                             do   not   apply   under    certain
                             circumstances,  including,  but not limited
                             to, the following: (i) if directors of the
                             corporation have approved the transactions
----------------------------------------------------------------------------------------------------------------------


                                       55

                             or the interested shareholder's acquisition of shares of the corporation prior to the date the interested shareholder became a shareholder of the corporation, and (ii) if the corporation, by action of its shareholders holding at least 66 2/3% of the voting power of the corporation, adopts an amendment to its Articles of Incorporation specifying that
                             Chapter 1704 of the Ohio Revised Code shall not be applicable to the corporation.

                             Under  Section  1701.831  of the  Ohio  Revised
                             Code, unless the Articles of Incorporation or code
                             of regulations of a corporation otherwise provide,
                             any control share acquisition of an Issuing Public
                             Corporation (as defined  herein) can only be made
                             with the prior approval of the   corporation's
                             shareholders.  A  "CONTROL  SHARE ACQUISITION" is
                             defined   as any  acquisition  of  shares  of  a
                             corporation that, when added to all other shares of
                             that corporation owned by the  acquiring  person,
                             would enable that  person to exercise  levels of
                             voting power in any of the following  ranges:  at
                             least 20% but less than 33 1/3%; at least 33 1/3
                             but less than 50%; or 50% or more.

----------------------------------------------------------------------------------------------------------------------



ANTI-TAKEOVER PROVISIONS

         Some of the provisions of Wesbanco's Articles of Incorporation and Bylaws discussed above may constitute defensive measures in that they may discourage or deter a third party from attempting to acquire control of Wesbanco. They are designed, in part, to discourage and to insulate the corporation against hostile takeover efforts, which the Wesbanco Board of Directors might determine are not in the best interests of Wesbanco and its shareholders. The provisions are designed as reasonable precautions to protect against, and to assure the opportunity to assess and evaluate, such confrontations.

         The classification of the Board of Directors makes it more difficult to change directors since they are elected for terms of three years rather than one year, and at least two annual meetings instead of one are required to change a majority of the Board of Directors. Furthermore, due to the smaller number of directors to be elected at each annual meeting, holders of a minority of the voting stock may be in a less favorable position to elect directors through the use of cumulative voting.

         The super majority provision makes it more difficult for shareholders to effect changes in the classification of directors.

         The ability of the Board of Directors to issue additional shares of common and preferred stock also permits the Board of Directors to authorize issuances of stock which may be dilutive and, in the case of preferred stock, which may affect the substantive rights of shareholders without requiring an additional shareholder vote.

         Collectively, the provisions may be beneficial to management in a hostile takeover attempt, making it more difficult to effect changes, and at the same time, adversely affecting shareholders who might wish to participate in such a takeover attempt.

         The foregoing identification of specific differences between the rights of Wesbanco and American shareholders is not intended to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the West Virginia Corporation Act and the Ohio Revised Code and the Articles of Incorporation and Bylaws of Wesbanco and American.

                                  LEGAL MATTERS

         Certain matters will be passed upon for Wesbanco by its counsel, Phillips, Gardill, Kaiser & Altmeyer, 61 Fourteenth Street, Wheeling, West Virginia 26003. As of [record date], the members of Phillips, Gardill, Kaiser & Altmeyer participating in the preparation of this Proxy Statement/Prospectus owned an aggregate of 51,276 shares of Wesbanco common stock. James C. Gardill, a partner in that firm, serves as Chairman and as a director of Wesbanco, and as a director of its subsidiary, Wesbanco Bank, Inc. Kirkpatrick & Lockhart LLP, as tax counsel to Wesbanco, will pass upon certain tax consequences related to the merger.

                                     EXPERTS

         The consolidated financial statements of Wesbanco, Inc. included in Wesbanco's Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included in such Form 10-K and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report, given on the authority of such firm as experts in auditing and accounting.

         The consolidated financial statements of American Bancorporation and subsidiaries as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000 have been incorporated by reference in this Proxy Statement/Prospectus in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (hereinafter called "Agreement"), made and entered into as of the 22nd day of February, 2001, by and between WESBANCO, INC., a West Virginia corporation, with its principal place of business located at Bank Plaza, Wheeling, West Virginia (hereinafter called "Wesbanco"), party of the first part, AMERICAN BANCORPORATION, an Ohio corporation, with its principal place of business located at 1025 Main Street, Wheeling, West Virginia, 26003, (hereinafter called "American") party of the second part, AB CORPORATION (hereinafter called "AB"), a corporation to be formed under the laws of the State of West Virginia by Wesbanco as its wholly-owned subsidiary solely for the purpose of effecting the acquisition contemplated by this Agreement, party of the third part, (effective as of its organization and execution of this Agreement) and WESBANCO BANK, INC., a West Virginia banking corporation, with its principal place of business located at One Bank Plaza, Wheeling, West Virginia, 26003, party of the fourth part (hereinafter called "Bank").

         WHEREAS, Wesbanco is a West Virginia corporation duly organized and validly existing under the laws of the State of West Virginia, and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and

         WHEREAS, American is an Ohio corporation duly organized and validly existing under the laws of the State of Ohio, and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, which owns, as its principal subsidiary, Wheeling National Bank, a national banking association (hereinafter also referred to as "Subsidiary"), and

         WHEREAS, AB will be a corporation duly organized and validly existing under the laws of the State of West Virginia which corporation shall be organized to effect the terms and conditions of this Agreement, and

         WHEREAS, the Board of Directors of Wesbanco, by a majority vote of all the members thereof, has approved this Agreement and has authorized the execution hereof in counterparts; and subject to the terms hereof will direct that it be submitted to its shareholders; the Board of Directors of AB shall, prior to the execution hereof by AB, have by a majority vote of all of the members and shareholders thereof, approved this Agreement and authorized the execution hereof in counterparts, all upon the issuance of AB's Charter as hereinafter provided, and

         WHEREAS, Wesbanco desires to acquire American and the Board of Directors of American has determined that, subject to all of the conditions of this Agreement, including but not limited to the requirement that certain tax rulings and fairness opinions be obtained, it would be in the best interests of American and its shareholders for American to enter into this Agreement to become affiliated with Wesbanco, and

         WHEREAS, it is proposed that Wesbanco, American, AB and Bank enter into this Agreement whereby American will merge with and into AB (the "Merger") and the outstanding shares of common stock of American, without par value, ("American Common Stock"), will be converted into shares of common stock of Wesbanco, par value $2.0833, ("Wesbanco Common Stock") at an exchange ratio of
1.1 shares of Wesbanco Common Stock for each share of American Common Stock exchanged therefor, and the Subsidiary will be merged with and into Bank with Bank as the surviving corporation (the "Bank Merger").

         NOW, THEREFORE, for and in consideration of the mutual promises and covenants hereinafter set forth, and in accordance with the provisions of applicable law, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

                                    SECTION 1

                                       AB

         1.1 FORMATION. Wesbanco shall promptly cause AB to be duly organized as a business corporation under the laws of the State of West Virginia. AB will be wholly-owned by Wesbanco at all times through the closing of the transactions contemplated by this Agreement.

         1.2 CONDUCT OF BUSINESS. Wesbanco shall not permit AB to conduct any business operations other than such activities which are necessary to consummate the merger contemplated in the Agreement.

         1.3 EXECUTION OF AGREEMENT. Promptly after the organization of AB, Wesbanco shall cause AB to take all necessary and proper action to ratify, approve, adopt and execute the Agreement and to undertake the performance of all of the terms and conditions of the Agreement to be performed by AB.

         1.4 VOTING OF AB SHARES. Promptly after the organization of AB, Wesbanco, as sole shareholder of AB, shall vote all of the shares of AB in favor of the Merger.

                                    SECTION 2

                                   THE MERGER

         2.1 THE MERGER. At the Effective Time (as defined in Section 2.5), subject to the provisions of this Agreement, American shall merge with AB, under the charter of AB. AB shall be the surviving corporation (hereinafter also called the "Surviving Corporation").

         2.2 EFFECT OF MERGER. At the Effective Time, the corporate existence of American, with all of its purposes, powers and objects, and all of its rights, assets, liabilities and obligations, shall cease. AB as the Surviving Corporation shall continue unaffected and unimpaired by the Merger. AB as the Surviving Corporation shall also succeed to all of the rights, assets, liabilities and obligations of American in accordance with the West Virginia Corporations Act ("WVCA"). Upon the Effective Date, (as defined in Section 12.5 hereof), the separate existence and corporate organization of American shall cease.

         2.3 CLOSING. Wesbanco, American and AB will jointly request the Secretary of State of West Virginia to issue a Certificate of Merger on the date of the closing described in Section 12.4 hereof (the "Closing" and the "Closing Date").

         2.4 AMERICAN'S OBLIGATIONS. American shall at any time, or from time to time, as and when requested by the Surviving Corporation, or by its successors and assigns, execute and deliver, or cause to be executed and delivered in its name by its last acting officers, or by the corresponding officers of the Surviving Corporation, all such conveyances, assignments, transfers, deeds, or other instruments, and shall take or cause to be taken such further or other action as the Surviving Corporation, its successors or assigns, may deem necessary or desirable in order to evidence the transfer, vesting or devolution of any property, right, privilege or franchise or to vest or perfect in or confirm to the Surviving Corporation, its successors and assigns, title to and possession of all the property, rights, privileges, powers, immunities, franchises and interests referred to in this Agreement and otherwise to carry out the intent and purposes hereof, all at the expense of the Surviving Corporation.

         2.5 ARTICLES OF MERGER. Subject to the terms and conditions herein provided, Articles of Merger, incorporating this Agreement, shall be executed to comply with the applicable filing requirements of the WVCA at the Closing and on the Closing Date. On the Closing Date, such Articles of Merger shall be filed with the Secretary of State of the State of West Virginia, who will duly issue a Certificate of Merger. The Surviving Corporation shall record said Certificate of Merger in the office of the Clerk of the County Commission of Ohio County. The Merger shall become effective on the date (the "Effective Date") and at the time (which time is hereinafter called the "Effective Time") when such Certificate of Merger is issued by the Secretary of State.

                                    SECTION 3

                                 THE BANK MERGER

         3.1 THE BANK MERGER. At the Effective Time of the Bank Merger (as defined in Section 3.5), subject to the provisions of this Agreement, the Subsidiary shall merge with the Bank, under the charter of Bank. Bank shall be the surviving corporation (hereinafter also called the "Surviving Bank Corporation").

         3.2 EFFECT OF MERGER. At the Effective Time, the corporate existence of Bank, with all of its purposes, powers and objects, and all of its rights, assets, liabilities and obligations, shall continue unaffected and unimpaired by the Merger, and Bank as the Surviving Bank Corporation shall continue to be governed by the laws of the State of West Virginia. Bank as the Surviving Bank Corporation shall also succeed to all of the rights, assets, liabilities and obligations of the Subsidiary in accordance with the WVCA. Upon the Effective Date of the Bank Merger (as defined in Section 12.5 hereof, the separate existence and corporate organization of the Subsidiary shall cease. This section shall not be construed, except as otherwise specifically provided herein, (i) to limit the ability of Wesbanco and its subsidiaries to terminate the employment of any employee of the Subsidiary or to review employee benefit programs from time to time and to make such changes as Wesbanco deems appropriate, or (ii) to require Wesbanco or its subsidiaries to provide employees or former employees of the Subsidiary with post-retirement medical benefits.

         3.3 CLOSING. Bank and the Subsidiary will jointly request the Secretary of State of West Virginia to issue a Certificate of Merger on the date of the closing described in Section 12.4 hereof (the "Closing" and the "Closing Date").

         3.4 SUBSIDIARY'S OBLIGATIONS. The Subsidiary shall at any time, or from time to time, as and when requested by the Surviving Bank Corporation, or by its successors and assigns, execute and deliver, or cause to be executed and delivered in its name by its last acting officers, or by the corresponding officers of the Surviving Bank Corporation, all such conveyances, assignments, transfers, deeds, or other instruments, and shall take or cause to be taken such further or other action as the Surviving Bank Corporation, its successors or assigns, may deem necessary or desirable in order to evidence the transfer, vesting or devolution of any property, right, privilege or franchise or to vest or perfect in or confirm to the Surviving Bank Corporation, its successors and assigns, title to and possession of all the property, rights, privileges, powers, immunities, franchises and interests referred to in this Agreement and otherwise to carry out the intent and purposes hereof, all at the expense of the Surviving Bank Corporation.

         3.5 ARTICLES OF MERGER. Subject to the terms and conditions herein provided, Articles of Merger, incorporating this Agreement, shall be executed to comply with the applicable filing requirements of the WVCA at the Closing and on the Closing Date. On the Closing Date, such Articles of Merger shall be filed with the Secretary of State of the State of West Virginia, who will duly issue a Certificate of Merger. The Surviving Bank Corporation shall record said
Certificate of Merger in the office of the Clerk of the County Commission of Ohio County. The Merger shall become effective on the date (the "Effective Date") and at the time (which time is hereinafter called the "Effective Time") when such Certificate of Merger is issued by the Secretary of State.

                                    SECTION 4

                           ARTICLES OF INCORPORATION;
                     BYLAWS; BOARD OF DIRECTORS AND OFFICERS

         4.1 AB. The Articles of Incorporation of AB, as organized, shall constitute the Articles of Incorporation of the Surviving Corporation. The Bylaws of AB as in effect on the Effective Date shall constitute the Bylaws of the Surviving Corporation. The directors and officers of AB on the Effective Date shall become the directors and officers of the Surviving Corporation. Any vacancy in the Board of Directors or officers may be filled in the manner provided in the Bylaws of the Surviving Corporation. The directors and officers shall hold office as prescribed in the Bylaws.

         4.2 BANK. The Articles of Incorporation of Bank and the Bylaws of Bank, as in effect on the Effective Date, shall continue as the Articles of Incorporation and Bylaws of Bank until the same shall thereafter be altered, amended or repealed in accordance with law, such Articles of Incorporation or said Bylaws. The directors and officers of Bank on the Effective Date shall continue as the directors and officers of Bank after the Bank Merger and shall hold office as prescribed in the Bylaws of Bank and applicable law, until their successors shall have been elected and shall qualify.

         4.3 BANK DIRECTORS. Wesbanco covenants and agrees that as of the Effective Date it will appoint, as additional directors of Bank, Jack A. Cartner, Jolyon W. McCamic, and Jeffrey W. McCamic, specifically waiving for such limited term, its age 70 provision of its Bylaws. Such individuals shall serve until the annual meeting to be held in April, 2002, at which time the terms for Jack A. Cartner and Jolyon W. McCamic shall expire. At such annual meeting, Jeffrey W. McCamic shall be re-appointed to the Bank Board and shall serve until his successor shall have been duly elected and qualified.

         4.4 WESBANCO DIRECTORS. Wesbanco covenants and agrees that as of the Effective Date it will appoint, as additional directors of Wesbanco, Jeremy C. McCamic and Abigail M. Feinknopf. Such individuals shall serve until the next annual meeting of shareholders at which time the term of Jeremy C. McCamic shall expire and he shall be replaced by Jay T. McCamic. Wesbanco shall then include the said Abigail M. Feinknopf and Jay T. McCamic on the list of nominees for the position of director for which the Board shall solicit proxies at its next annual meeting of shareholders until each has served at least a full three year term. During his term on the Board, the said Jeremy C. McCamic shall also be appointed to the Executive Committee. Wesbanco will take such action under its Bylaws as is necessary to permit the said Jeremy C. McCamic to serve as a Director until April of 2002 with respect to its age 70 provision.

                                    SECTION 5

                              SHAREHOLDER APPROVALS

         5.1 AMERICAN SHAREHOLDERS' MEETING. Subject to the receipt by American of the fairness opinion described in Section 12.3(c) hereof, American shall submit the Agreement to its shareholders in accordance with the Ohio Revised Code ("ORC") at a meeting duly called, properly noticed and held at the earliest practicable date (considering the regulatory approvals required to be obtained) after the receipt of such opinion. In connection with such meeting, American shall send to its shareholders the Proxy Statement referred to in Section 14.1 hereof. Subject to the fiduciary duties of the Board of Directors of American to American and its shareholders, the Board of Directors of American shall recommend a vote in favor of the Merger and shall use its best efforts to obtain at such meeting the affirmative vote of the American shareholders required to effectuate the transactions contemplated by the Agreement.

         5.2 AB AND BANK SHAREHOLDER MEETINGS. AB and Bank shall promptly submit the Agreement to their shareholder, Wesbanco, for approval in accordance with the WVCA. Wesbanco agrees to vote, or to cause the vote of, the shares of such subsidiary corporations in favor of the proposed transactions.

         5.3 SUBSIDIARY SHAREHOLDERS MEETING. The Subsidiary shall promptly submit the Agreement to its shareholder, American, for approval in accordance with the laws of the United States applicable to National Banks. American agrees to vote the shares of such subsidiary corporation in favor of the proposed transaction.

                                    SECTION 6

                              CONVERSION OF SHARES

         6.1 CONVERSION, EXCHANGE RATIO AND OPTION. The manner of converting or exchanging the shares of American, AB and the Subsidiary shall be as follows:

                  (a) Each share of American Common Stock issued and outstanding immediately prior to the Effective Time, except shares of American Common Stock issued and held in treasury of American or beneficially owned by AB or Wesbanco, other than in a fiduciary capacity by Wesbanco for others, and shares as to which dissenters' rights are exercised pursuant to Section 1701.85 of the ORC, shall by virtue of the Merger and at the Effective Time of the Merger be exchanged for and become, without action on the part of the holder thereof, 1.1 shares of Wesbanco Common Stock having equal rights and privileges with respect to all other common stock of Wesbanco issued and outstanding as of the Effective Time of the Merger.

                  (b) No fractional shares of Wesbanco Common Stock will be issued in connection with the Merger. In lieu thereof each stockholder of American otherwise entitled to a fractional share of Wesbanco will receive cash therefore in an amount based on a value of $22.31 per whole share of Wesbanco stock, at the time of the exchange.

                  (c) In the event of any change in Wesbanco Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares (by Wesbanco shareholders) or the like, the type and number of shares to be issued pursuant to Section 6.1(a) hereof shall be adjusted proportionately.

                  (d) Each share of the common stock of the Subsidiary issued and outstanding immediately prior to the Effective Date of the Bank Merger shall, on the Effective Date, be converted into an equal number of issued and outstanding shares of the Surviving Bank Corporation.

         6.2 SHARES OWNED BY AMERICAN, WESBANCO OR AB. Each share of American Common Stock issued and held in the treasury of American or beneficially owned by Wesbanco or AB, other than in a fiduciary capacity, at the Effective Time of the Merger shall be canceled and no cash or other property shall be delivered in exchange therefore.

         6.3 EXCHANGE FOR STOCK. On and after the Effective Date of the Merger, each holder of American Common Stock, upon presentation and surrender of a certificate or certificates therefore to Fifth Third Bank (the "Exchange Agent"), shall be entitled to receive in exchange therefore (i) a certificate or certificates representing the number of shares of Wesbanco Common Stock to which he or she is entitled as provided herein, and payment in cash for any fractional share of common stock which he is entitled to receive, without interest. Until so presented and surrendered in exchange for a certificate representing Wesbanco Common Stock, each certificate which represented issued and outstanding shares of American Common Stock immediately prior to the Effective Time shall be deemed for all purposes to evidence ownership of the number of shares of Wesbanco Common Stock into which such shares of stock have been converted pursuant to the Merger. Until surrender of such certificates in exchange for certificates representing the converted stock, the holder thereof shall not receive any dividend or other distribution payable to holders of shares of such stock; provided, however, that upon surrender of such certificates representing such converted stock in exchange for certificates representing the stock into which it has been converted, there shall be paid to the record holder of the certificate representing Wesbanco Common Stock issued upon such surrender, the amount of dividends or other distributions (without interest) which theretofore became payable with respect to the number of shares of such stock represented by the certificate or certificates to be issued upon such surrender, together with payment of cash for any fractional share to which such holder is entitled, as above set forth.

         6.4 CLOSING OF STOCK TRANSFER BOOKS. On the Effective Date, the stock transfer books of American shall be closed, and no shares of American Common Stock outstanding the day prior to the Effective Date shall thereafter be transferred.

         6.5 DIRECTORS' QUALIFYING SHARES. Immediately upon completion of the mergers provided for above, the newly elected Directors of Bank shall maintain at least the minimum number of shares of Wesbanco Common Stock as are required to be held as directors' qualifying shares under applicable law for membership on the Board of Directors of Bank.

                                    SECTION 7

                                DISSENTERS RIGHTS

         7.1 Subject to the rights of Wesbanco  and  American,  as  permitted by
Section 12.1(i) of the Agreement, to terminate the Agreement and abandon the Merger in the event that the number of Objecting Shares (as hereinafter defined) shall exceed 10% of the shares of American issued and outstanding on the date of the shareholders' meeting described in Sections 5.1 and 14.1 of this Agreement and entitled to vote on this Agreement (hereinafter, "Voting Shares"), the rights and remedies of a dissenting shareholder under the ORC shall be afforded to any shareholder of American who objects to the Merger in a timely manner in accordance with the ORC, and who takes the necessary steps in a timely manner in accordance with the ORC to perfect such shareholder's rights as a dissenting shareholder (such shareholder being hereafter referred to as a "Dissenting Shareholder"). The Surviving Corporation will make such payments as are required to be made to Dissenting Shareholders in the exercise of such rights. The term "Objecting Shares" shall mean the shares of those holders of American Common Stock who shall file written demand for payment of the fair cash value with respect to such shares, in a timely manner in accordance with the ORC, to the Agreement, shall not vote in favor of the Agreement, and have made written demand for the fair cash value of such shares within ten (10) days, in accordance with Section 1701.85 of the ORC. The Objecting Shares held by shareholders who do not become Dissenting Shareholders shall be converted into Wesbanco Common Stock in accordance with Section 6 hereof.

                                    SECTION 8

              REPRESENTATIONS, WARRANTIES AND COVENANTS OF AMERICAN

         American represents and warrants to and covenants with Wesbanco and AB, in its own right and with respect to its wholly owned Subsidiary, that:

         8.1 ORGANIZATION AND QUALIFICATION OF AMERICAN. American is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the full corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted, and neither the ownership of its property nor the conduct of its business requires it or its Subsidiary to be qualified to do business in any other jurisdiction, except where the failure to be so qualified, considering all such cases in the aggregate, does not involve a material risk to the business, properties, financial position or results of operations of American and its Subsidiary taken as a whole.

         8.2 AUTHORIZATION OF AGREEMENT. The Board of Directors of American has authorized the execution of this Agreement as set forth herein, and subject to the approval of this Agreement by the shareholders of American as provided in the Articles of Incorporation and Bylaws of American and applicable Ohio law, American has the corporate power and is duly authorized to merge with AB pursuant to this Agreement, and this Agreement is a valid and binding agreement of American enforceable in accordance with its terms, except as enforceability may be subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and to any equitable principles limiting the right to obtain specific performance of certain obligations thereunder.

         8.3 NO VIOLATION OF OTHER INSTRUMENTS. Subject to obtaining any required consent (which consents will be obtained by American prior to Closing), the execution and delivery of this Agreement do not, and the consummation of the Merger and the Bank Merger and the transactions contemplated hereby will not, violate any provisions of American's Articles of Incorporation or Bylaws, or any provision of, or result in the acceleration of any obligation under, any material mortgage, deed of trust, note, lien, lease, franchise, license, permit, agreement, instrument, law, order, arbitration award, judgment or decree or in the termination of any material license, franchise, lease or permit to which American or the Subsidiary are a party or by which they are bound. After the approval of this Agreement by the shareholders of the common stock of American, the Board of Directors and the shareholders of American will have taken all corporate action required by applicable law, the Articles of Incorporation of American, its Bylaws or otherwise to authorize the execution and delivery of this Agreement and to authorize the Merger of American and AB pursuant to this Agreement.

         8.4 FINANCIAL STATEMENTS. American has delivered to Wesbanco copies of its consolidated statements of condition as of December 31, 1999, 1998 and 1997 and the interim period ended September 30, 2000, and its consolidated statements of income, consolidated statements of changes in shareholders' equity and consolidated statements of changes in financial position for the three year period ended December 31, 1999, and the interim period ended September 30, 2000, together with the notes thereto, accompanied by an audit report relating to the financial statements for the three years ended December 31, 1999, of KPMG LLP, Certified Public Accountants. Such statements, together with the related notes to all of said financial statements, present fairly the consolidated financial position of American and the Subsidiary and the consolidated results of their operations as of the dates and for the periods ended on the dates specified in accordance with generally accepted accounting principles consistently applied throughout the periods indicated, except as may be specifically disclosed in those financial statements, including the notes to the financial statements attached thereto and subject to normal recurring year end adjustments.

         8.5 SUBSIDIARIES OF AMERICAN. The principal subsidiary corporation of American is Wheeling National Bank, St. Clairsville, Ohio, a national banking association. Such corporation is duly organized, validly existing, and in good standing under the laws of the United States, and has the requisite corporate power and authority to own and lease its properties and to conduct its business as it is now being conducted and is currently contemplated to be conducted. American owns 100% of the issued and outstanding stock of such corporation. All issued and outstanding shares of stock of the Subsidiary have been fully paid, were validly issued and are nonassessable. Its other subsidiaries include American Bancservices, Inc., American Mortgages, Inc. ("AMI"), American Banc Leasing and American Bancdata Corp. American owns 100% of the issued and outstanding stock of such corporations. American also owns 100% of American Bancorporation Capital Trust 1 (the "Trust") and AMI owns 51% of Premier Mortgage Ltd., a joint venture with H.E.R., Inc. All representations, warranties and covenants of American contained herein apply to such entities unless otherwise disclosed in the American Disclosure Schedule.

         8.6 NO ACTION, ETC. Except as disclosed in the Disclosure Schedule of American dated not more than 30 days from the date hereof (the "American Disclosure Schedule"), and as supplemented on the Effective Date, there are no suits, actions, proceedings, claims or investigations (formal or informal) pending, or to the knowledge of American, threatened against or relating to American, its Subsidiary, their business or any of their properties or against any of their officers or directors (in their capacity as such) in law or in equity or before any governmental agency. There are no suits, actions, proceedings, claims or investigations against American, its Subsidiary, their properties or against any of their officers or directors (in their capacity as such) in law or in equity or before any governmental agency which, individually or in the aggregate, would, or is reasonably likely to, if determined adversely to such party, materially adversely affect the financial condition (present or prospective), businesses, properties or operations of American or its Subsidiary or the ability of American or its Subsidiary to conduct their business as presently conducted or to consummate the transactions contemplated hereby, and American does not know of any basis for any such action or proceeding. Except as disclosed in the American Disclosure Schedule,

American and its Subsidiary are not parties or subject to any cease and desist order, agreement or similar arrangement with a regulatory authority which restricts their operations or requires any action, and neither American nor its Subsidiary is transacting business in material violation of any applicable law, ordinance, requirement, rule, regulation or order.

         8.7 CAPITALIZATION. The authorized capital stock of American consists of 6,700,000 shares, consisting of 6,500,000 shares of common stock, without par value, of which 3,129,674 shares are duly authorized, validly issued and outstanding and are fully paid and nonassessable as of the date hereof, and 200,000 shares of preferred stock, par value of $100.00 per share, none of which are issued or outstanding. There are no options, warrants, calls or commitments of any kind entitling any person to acquire, or securities convertible into, American Common Stock, except as provided in the Option Agreement dated the date hereof to be issued in accordance with this Agreement. American has sufficient authorized common stock to issue to Wesbanco if the Option Agreement dated the date hereof is exercised by Wesbanco.

         8.8 COPIES OF ALL CONTRACTS, LEASES, ETC. American has furnished, or provided access, to Wesbanco true and complete copies of all material contracts, leases and other agreements to which American is a party or by which it is bound and of all employment, pension, retirement, stock option, profit sharing, deferred compensation, consultant, bonus, group insurance or similar plans with respect to any of the directors, officers or other employees of American and its Subsidiary. A list of all such documents is set forth in the American Disclosure Schedule, and as updated on the Effective Date.

         8.9 MATERIALLY ADVERSE CONTRACTS. Neither American nor its Subsidiary is a party to or otherwise bound by any contract, agreement, plan, lease, license, commitment or undertaking which is materially adverse, materially onerous or materially harmful to American and its Subsidiary taken as a whole. There is no breach or default by any party of or with respect to any material provision of any material contract to which American or its Subsidiary are a party that would have a material adverse effect upon the financial condition, operations, results of operations, business or prospects of American and its Subsidiary taken as a whole.

         8.10 UNDISCLOSED LIABILITIES. American and its Subsidiary have no material liabilities other than those liabilities disclosed on or provided for in the financial statements delivered pursuant to Section 8.4 hereof, or as disclosed in the American Disclosure Schedule attached hereto and made a part hereof.

         8.11 TITLE TO PROPERTIES. Except for capitalized leases, liens and encumbrances not material to the property, liens and encumbrances on property acquired by American and its Subsidiary in foreclosure of loans and existing at the time of foreclosure, American and its Subsidiary have good and marketable title to all of the property, interests in properties and other assets, real and personal, set forth in their consolidated balance sheet as of December 31, 1999, and applicable interim period balance sheets or acquired since the date thereof, other than property disposed of since such dates, subject to no material liens, mortgages, pledges, encumbrances or charges of any kind except liens reflected on said balance sheets or set forth in the financial statements delivered pursuant to Section 8.4 hereof, and all of their material leases are in full force and effect and neither American nor its Subsidiary is in material default thereunder. No asset included in the financial statements referred to above has been valued in such statements in excess of its cost less depreciation or, in the case of investment securities, in excess of their fair value in accordance with SFAS No. 115. All material real and tangible personal property owned by American or its Subsidiary and used or leased by American or its Subsidiary in their business is in good condition, normal wear and tear excepted, and is in good operating order. All of such property is insured against loss for at least 80% of the full replacement value thereof (less applicable deductibles) by reputable insurance companies authorized to transact business in the States of West Virginia, Ohio and Pennsylvania.

         8.12 PROXY STATEMENT. The Proxy Statement referred to in Section 14 or any amendment or supplement thereto mailed to the holders of the common stock of American will not contain any untrue statement of a material fact concerning American or omit to state a material fact concerning American required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading with respect to American, and will comply, as to form in all material respects, with the requirements of the United States and Ohio securities laws and any other applicable Blue Sky Laws.

         8.13 ERISA.  Except as disclosed in the American  Disclosure  Schedule,
(i) each employee benefit plan subject to Titles I and/or IV of ERISA and established or maintained for persons including employees or former employees of American, or its Subsidiary, (hereinafter collectively referred to as "Plan") has been maintained, operated, administered and funded in accordance with its terms and with all material provisions of ERISA and the Internal Revenue Code ("IRC") applicable thereto; (ii) no event reportable under Section 4043 of ERISA has occurred and is continuing with respect to any Plan; (iii) no liability to PBGC has been incurred with respect to any Plan, other than for premiums due and payable, and all premiums required to have been paid to PBGC as of the date hereof have and as of the Effective Date will have been paid; (iv) no Plan has been terminated, no proceedings have been instituted to terminate any Plan, and no decision has been made to terminate or institute proceedings to terminate any Plan; (v) no Plan is a multi-employer Plan; (vi) there has been no cessation of, and no decision has been made to cease, operations at a facility or facilities where such cessation could reasonably be expected to result in a separation from employment of more than 20% of the total number of employees who are participants under any plan; (vii) each Plan which is an employee pension plan meets the requirements of "qualified plans" under Section 401(a) of the IRC;
(viii) no accumulated funding deficiency within the meaning of Section 412 of the IRC or Section 302 of ERISA has been incurred with respect to any Plan subject to the funding standards of those provisions; (ix) with respect to each Plan, there have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the IRC, and there are no actions, suits or claims with respect to the assets thereof (other than routine claims for benefits) pending or threatened; and (x) all required reports, descriptions and notices (including, but not limited to, Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been appropriately filed or distributed with respect to each Plan.

         8.14 EXCHANGE ACT REPORTS. American has delivered to Wesbanco true and correct copies of its Form 10-K (Annual Report) for the year ended December 31, 1999, and its Form 10-Q (Quarterly Report) for the quarter ended September 30, 2000, as filed with the SEC, all of which were prepared and filed in accordance with the applicable requirements and regulations of the SEC. American has also delivered to Wesbanco true and correct copies of all documents and reports filed by American with the SEC pursuant to the Exchange Act since January 1, 2000 (the "American Reports"). American has filed and will continue to file all reports and other documents required to be filed with the SEC pursuant to the Exchange Act in a timely manner. All of the American Reports complied in all material respects with the Act and did not contain, as of their respective dates, any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.

         8.15 LABOR DISPUTES. Neither American nor its Subsidiary is directly or indirectly involved in or threatened with any labor dispute, including, without limitation, matters regarding discrimination by reason of race, creed, sex, handicap or national origin, which would materially and adversely affect their financial condition, assets, businesses or operations taken as a whole. No collective bargaining representatives represent any employees of American or the employees of its Subsidiary, and no petition for election of any collective bargaining representative has been filed and to the knowledge of American and its Subsidiary no organizational campaign on behalf of any collective bargaining unit has been undertaken by or on behalf of the employees of American or its Subsidiary.

         8.16 RESERVE FOR POSSIBLE LOAN LOSSES. The reserve for possible loan losses shown on the consolidated balance sheets of American and its Subsidiary as of December 31, 1999, and the interim period ending September 30, 2000, delivered pursuant to this Agreement, which financial statements are attached to the American Disclosure Schedule, are adequate in all material respects as of the respective dates thereof.

         8.17 TAXES.  Except as disclosed in the American Disclosure Schedule:

                  (a) American and its Subsidiary have timely and properly filed all Federal Income Tax Returns and all other federal, state, municipal and other tax returns which they are required to file, either on their own behalf or on behalf of their employees or other persons or entities, all such returns and reports being true and correct and complete in all material respects, and have paid all taxes, including penalties and interest, if any, which have become due pursuant to such returns or reports or forms or pursuant to assessments received by them;

                 (b) Neither the Internal Revenue Service nor any other taxing authority is now asserting against American or its Subsidiary, or, to its knowledge, threatening to assert against them, or any of them, any material deficiency or claim for additional taxes, interest or penalty;

                  (c) There is no pending or, to its knowledge, threatened examination of the Federal Income Tax Returns of American or its Subsidiary, and, except for tax years still subject to the assessment and collection of additional Federal income taxes under the three year period of limitations prescribed in IRC Section 6501(a), no tax year of American or its Subsidiary remains open to the assessment and collection of additional material Federal Income Taxes; and

                  (d) There is no pending or, to its knowledge, threatened examination of the Ohio Franchise Tax Returns of American or its Subsidiary, and, except for tax years still subject to the assessment and collection of additional Franchise Taxes under the applicable period of limitations prescribed in the ORC, no tax year of American or its Subsidiary remains open to the assessment and collection of additional Ohio Franchise Taxes.

                  (e) American,  and its Subsidiary,  have properly  accrued and reflected on their December 31, 1999, consolidated balance sheet, delivered pursuant to Section 8.4 hereof, and have thereafter to the date hereof properly accrued, and will from the date hereof through the Closing Date properly accrue, all liabilities for taxes and assessments, and will timely and properly file all such federal, state, local and foreign tax returns and reports and forms which they are required to file, either on their own behalf or on behalf of their employees or other persons or entities, all such returns and reports and forms to be true and correct and complete in all respects, and will pay or cause to be paid when due all taxes, including penalties and interest, if any, which have become due pursuant to such returns or reports or forms or pursuant to assessments received by them, all such accruals being in the aggregate sufficient for payment of all such taxes and assessments.

         8.18 ABSENCE OF CERTAIN CHANGES. Except as may be disclosed in the American Disclosure Schedule, or except in connection with the transactions contemplated by this Agreement, since December 31, 1999:

                  (a) There has been no change in the material assets, financial condition or liabilities (contingent or otherwise), business, or results of operations of American and its Subsidiary which has had, or changes which in the aggregate have had, a materially adverse effect on such material assets, financial condition or results of operations of American and its Subsidiary taken as a whole, nor to their knowledge, has any event or condition occurred which may result in such change or changes;

                  (b) There has not been any material damage, destruction or loss by reason of fire, flood, accident or other casualty (whether insured or not insured) materially and adversely affecting the assets, financial condition, business or operations of American or its Subsidiary taken as a whole;

                  (c) Other than in the ordinary course of business, neither American nor its Subsidiary has disposed of, or agreed to dispose of, any of their material properties or assets, nor have they leased to others, or agreed to so lease, any of such material properties or assets;

                  (d) There has not been any change in the authorized, issued or outstanding capital stock of American except as provided for in this Agreement, or any material change in the outstanding debt of American or its Subsidiary, other than changes due to payments in accordance with the terms of such debt or changes in deposits, Federal funds purchased, repurchase agreements or other short- term borrowings in the ordinary course of business;

                  (e) Except as otherwise disclosed in this Agreement, American has not granted any warrant, option or right to acquire, or agreed to repurchase, redeem or otherwise acquire, any shares of its capital stock or any other of its securities whatsoever;

                  (f) American and its Subsidiary have, and shall have at Closing, personnel sufficient to adequately staff all key positions within their respective operations. Other than as disclosed by American, there has not been any material increase in the compensation or fees payable by American or its Subsidiary to their respective directors or officers for services in their capacities as such, other than increases in the regular course of business in accordance with past practices or the personnel policies of American or its Subsidiary, respectively, nor any material increase in expenditures for any bonus, insurance, pension or other employee benefit plan, payment or arrangement for or with any of such directors or officers other than increases in the regular course of business in accordance with past practices or the personnel policies of American or its Subsidiary;

                  (g) Neither American nor its Subsidiary has made any material loan or advance other than in the ordinary course of business;

                  (h) Neither American nor its Subsidiary has made any expenditure or major commitment for the purchase, acquisition, construction or improvement of any material asset or assets which in the aggregate would be material other than in the ordinary course of business;

                  (i) Neither American nor its Subsidiary has entered into any other material transaction, contract or lease or incurred any other material obligation or liability other than in the ordinary course of business;

                  (j) There has not been any other event, condition or development of any kind which materially and adversely affects the material assets, financial condition or results of operations of American or its Subsidiary, taken as a whole, and neither American nor its Subsidiary has knowledge of any such event, condition or development which may materially and adversely affect the assets, financial condition or results of operations of American and its Subsidiary, taken as a whole.

          8.19 FIDELITY BONDS. The Subsidiary has continuously maintained a fidelity bond insuring it against acts of dishonesty by its officers and employees in such amounts as are required by law and as are customary, usual and prudent for a bank of its size. Since January 1, 2000, there have been no claims under such bond and, except as disclosed in the American Disclosure Schedule, neither American nor its Subsidiary is aware of any facts which would form the basis of a claim under such bonds. Neither American nor its Subsidiary has any reason to believe that its fidelity coverage will not be renewed by the applicable carrier on substantially the same terms as its existing coverage.

         8.20 NEGATIVE COVENANTS. Except as otherwise contemplated hereby, between the date hereof and the Effective Date, or the time when this Agreement terminates as provided herein, American will not, except as contemplated by this Agreement, without the prior written approval of Wesbanco:

                  (a)  Make any change in its authorized capital stock;

                  (b)  Issue  any   shares  of  its   common  stock,  securities
          convertible into its common stock, or any long term debt securities;

                  (c) Issue or grant any options, warrants or other rights to purchase shares of its common stock;

                  (d) Declare or pay any dividends or other distributions on any shares of common stock other than its regular quarterly dividend of fifteen cents ($.15) per share consistent with past practice.

                  (e) Purchase or otherwise acquire, or agree to acquire, for a consideration any share of its capital stock (other than in a fiduciary capacity);

                  (f) Except as otherwise  contemplated  by this Agreement or as disclosed  in or  permitted  by or under the  conditions  set forth in
          Section 8.18(f) above and except for any amendments required by law, enter into or amend any employment, pension, retirement, stock option, profit sharing, deferred compensation, consultant, bonus, group insurance or similar plan in respect of any of its directors, officers or other employees for services in their capacities as such or materially increase its contribution to any pension plan, except as disclosed in the American Disclosure Schedule, regarding pension or retirement plans or increases in accordance with past practices;

                  (g) Take any action materially and adversely affecting the financial condition (present or prospective), businesses, properties or operations of American or its Subsidiary, taken as a whole;

                  (h) Acquire or merge  with any  other   company or acquire any
          branch or, other than in the ordinary course of business, any assets of any other company;

                  (i) Except in the ordinary course of business as heretofore conducted, and except as hereinabove provided, mortgage, pledge or subject to a lien or any other encumbrance any of its material assets, dispose of any of its material assets, incur or cancel any material debts or claims, or increase any compensation or benefits payable to its officers or employees (other than as permitted in Sections 8.18(f) and 8.20(f) hereof), except in the ordinary course of business as heretofore conducted, or take any other action not in the ordinary course of its business as heretofore conducted or incur any material obligation or enter into any material contract; or

                  (j) Amend its Articles of Incorporation or Bylaws, except as may be necessary to carry out this Agreement or as required by law.

          8.21 ADDITIONAL COVENANTS. Except as otherwise contemplated by this Agreement, American covenants and agrees:

                  (a) That it will promptly advise Wesbanco in writing of the name and address of, and the number of shares of American stock held by, each stockholder who elects to exercise his or her appraisal rights pursuant to Section 1701.85 of the ORC;

                  (b) Subsequent to the date of this Agreement and prior to the Effective Date, that it will operate its business only in the ordinary course and in a manner consistent with past practice;

                  (c) To the extent consistent with the fiduciary duties of the Board of Directors to American and its shareholders and in compliance with applicable law, that it will use its best efforts to take or cause to be taken all action required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of the Merger at the earliest possible date and to cooperate fully with the other parties to that end;

                  (d) American will not, and will not permit any person acting on behalf of American or its Subsidiary to, directly or indirectly, initiate or solicit any acquisition proposal by any person, corporation or entity. For the purposes of this subsection, "acquisition proposal" means any proposal to merge or consolidate with, or acquire all or any substantial portion of the assets of, American or its Subsidiary, or any tender or exchange offer (or proposal to make any tender or exchange offer) for any shares of stock of American, or any proposal to acquire more than 5% of the outstanding shares of stock of American or any options, warrants or rights to acquire, or securities convertible into or exchangeable for, more than 5% of the outstanding shares of stock of American. Notwithstanding the provisions of this Subsection
         (d), American shall not be prohibited from furnishing information to, or entering into discussions, negotiations or an agreement with, any person or entity which makes an unsolicited acquisition proposal if and to the extent that (i) the Board of Directors of American, after consultation with and based on the advice of counsel, determines in good faith that such action is required to fulfill its fiduciary duties to the shareholders of American under applicable law and (ii) before furnishing such information to, or entering into discussions or negotiations with, such person or entity, American provides immediate written notice to Wesbanco of such action;

                  (e) To promptly advise Wesbanco of any material adverse change in the financial condition, assets, businesses or operations of American or its Subsidiary, taken as a whole, or any material changes or inaccuracies in data provided to Wesbanco pursuant to this Agreement;

                  (f)  To  maintain  in  full  force  and  effect  its  and  its
         Subsidiary's present fire, casualty, public liability, employee fidelity and other insurance coverages or replacement insurance coverage at substantially the same premium and insurance levels;

                  (g) To cooperate with Wesbanco in furnishing such information concerning the business and affairs of American, its Subsidiary and their respective directors and officers as is reasonably necessary or requested in order to prepare and file any application for regulatory or governmental approvals, including, but not limited to, an application to the Federal Reserve Board and the West Virginia Department of Banking for prior approval of the acquisition of American by Wesbanco as contemplated hereunder. Consistent with its fiduciary duties, American will use its best efforts to obtain the approval or consent of any federal, state or other regulatory agency having jurisdiction and of any other party to the extent that such approvals or consents are required to effect the Merger and the transactions contemplated hereby or are required with respect to the documents described in Section 8.3 hereof; and

                  (h) To cooperate with Wesbanco in furnishing such information concerning the business of American and its Subsidiary as is reasonably necessary or requested in order to prepare and file any Proxy Statement to be prepared in connection with the Merger as provided in Section 14 hereof.

         8.22 REPURCHASE AGREEMENTS. With respect to any agreement pursuant to which American or its Subsidiary have purchased securities subject to an agreement to repurchase, American and its Subsidiary have a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

         8.23 RISK MANAGEMENT INSTRUMENTS. All material interest rate swaps, caps, floors, option agreements, mortgage backed securities, futures and forward contracts and other similar risk management arrangements, whether entered into for American's or Subsidiary's own account, or for the account of one or more of its customers, were entered into (A) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (B) with counter-parties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of American or its Subsidiary, enforceable in accordance with its terms, and is in full force and effect. American and its Subsidiary are not, nor to American's knowledge is any other party thereto, in breach of any of its obligations under any such agreement or arrangement.

                                    SECTION 9

          REPRESENTATIONS, WARRANTIES AND COVENANTS OF WESBANCO AND AB

         Wesbanco and AB represent and warrant to American and covenant with American that:

         9.1 CORPORATE ORGANIZATION OF WESBANCO AND SUBSIDIARIES. Wesbanco is, and upon execution hereof AB will be, a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia, with full corporate power and authority to carry on its business as it is now being conducted and as contemplated by the Agreement and to own the properties and assets which it owns, and neither the ownership of its property nor the conduct of its business requires it, or any of its subsidiaries, to be qualified to do business in any other jurisdiction except where the failure to be so qualified, considering all such cases in the aggregate, does not involve a material risk to the business, properties, financial position or results of operations of Wesbanco and its subsidiaries taken as a whole. Each of Wesbanco's subsidiaries ("Wesbanco Subs"), other than AB, is a West Virginia, Ohio or Delaware corporation, duly organized and validly existing in good standing under the laws of Ohio, Delaware or West Virginia, as the case may be, with full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets which it owns. All issued and outstanding shares of stock of AB and the Wesbanco Subs are held, beneficially and of record, by Wesbanco and have been or, as to AB, on the date of its execution hereof, will have been, fully paid, were validly issued and are nonassessable. There are no options, warrants to purchase or contracts to issue, or contracts or any other rights entitling anyone to acquire, any other stock of AB or any of the Wesbanco Subs or securities convertible into shares of stock of AB or any of the Wesbanco Subs.

         9.2 AUTHORIZATION OF AGREEMENT. The Board of Directors of Wesbanco has authorized the execution of this Agreement as set forth herein, and, subject to the approval of this Agreement by the shareholders of Wesbanco, Wesbanco has the corporate power and is duly authorized to execute and deliver this Agreement and consummate the transactions contemplated herein, pursuant to this Agreement, and this Agreement is a valid and binding agreement of Wesbanco enforceable in accordance with its terms, except as enforceability may be subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and to any equitable principles limiting the right to obtain specific performance of certain obligations thereunder. Upon execution hereof by AB and Bank and subject to the approval hereof by Wesbanco as their sole shareholder, AB and Bank have the corporate power to execute and deliver this Agreement and have taken all action required by law, their Articles of Incorporation, their Bylaws or otherwise to authorize and approve such execution and delivery, the performance of the Agreement, the Merger, the Bank Merger and the consummation of the transactions contemplated hereby; and this Agreement is a valid and binding agreement of AB and Bank enforceable in accordance with its terms, except as enforceability may be subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and to any equitable principles limiting the right to obtain specific performance of certain obligations thereunder.

         9.3 TRANSFER OF SECURITIES TO EXCHANGE AGENT PRIOR TO, OR AS OF THE CLOSING DATE. Prior to, or at the Closing Date, Wesbanco will deliver to the Exchange Agent, for the benefit of the shareholders of American, an amount of common stock and cash sufficient to meet the necessary amount of securities and cash into which such common stock shall have been converted pursuant to Section 6.

         9.4 NO VIOLATION OF OTHER INSTRUMENTS. Subject to obtaining any required consents (which consents will be obtained by Wesbanco prior to the Closing), the execution and delivery of this Agreement do not, and the consummation of the Merger and the Bank Merger and the transactions contemplated hereby will not, violate any provision of the Articles of Incorporation or Bylaws of Wesbanco or any of the Wesbanco Subs or any provision of, or result in the acceleration of any obligation under, any material mortgage, Deed of Trust, note, lien, lease, franchise, license, permit, agreement, instrument, law, order, arbitration award, judgment or decree, or in the termination of any material license, franchise, lease or permit, to which Wesbanco or any of the Wesbanco Subs, is a party or by which they are bound.

         9.5 APPLICATION FOR AB. Wesbanco shall cause to be filed with the West Virginia Secretary of State an application to organize and incorporate AB as a West Virginia corporation, in accordance with the provisions of the West Virginia Code, and upon the approval of such application and the issuance of a Certificate of Incorporation for AB by the Secretary of State of West Virginia, Wesbanco shall cause AB and Bank to execute and enter into this Agreement and cause AB and Bank to take such action as is provided in this Agreement on their part to be taken.

         9.6 GOOD FAITH. Wesbanco shall use its best efforts in good faith to take or cause to be taken all action required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of this Agreement at the earliest possible date and cooperate fully with the other parties to that end.

         9.7 EXCHANGE ACT REPORTS. Wesbanco has delivered to American true and correct copies of its Form 10-K (Annual Report) for the year ended December 31, 1999, and its Form 10-Q (Quarterly Report) for the quarter ended September 30, 2000, as filed with the SEC, all of which were prepared and filed in accordance with the applicable requirements and regulations of the SEC. Wesbanco has also delivered to American true and correct copies of all documents and reports filed by Wesbanco with the SEC pursuant to the Exchange Act since January 1, 2000 (the "Wesbanco Reports"). Wesbanco has filed and will continue to file all reports and other documents required to be filed with the SEC pursuant to the Exchange Act in a timely manner. All of the Wesbanco Reports complied in all material respects with the Act and did not contain, as of their respective dates, any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.

         9.8 SUBSIDIARIES OF WESBANCO. In addition to AB, the subsidiaries of Wesbanco are Wesbanco Bank, Inc., a West Virginia banking corporation, CBI Corporation, a West Virginia corporation, Vandalia National Corporation, a Delaware corporation, Wesbanco Securities, Inc., an Ohio corporation, Wesbanco Insurance Services, a West Virginia corporation, Hometown Finance Company, a West Virginia corporation, and FBI Corporation, a West Virginia corporation. All have the requisite corporate power and authority to own and lease their respective properties and to conduct their respective businesses as they are now being conducted and are currently contemplated to be conducted. Wesbanco owns 100% of the issued and outstanding stock of all such corporations.

         9.9 REGISTERED BANK HOLDING COMPANY. Wesbanco is a duly registered bank holding company under the Bank Holding Company Act of 1956, as amended.

         9.10 AUTHORITY TO ISSUE SHARES. The shares of common stock to be issued by Wesbanco pursuant to this Agreement will be duly authorized by all necessary corporate action at the time the Merger is consummated. When issued upon the terms and conditions specified in this Agreement, such shares shall be validly issued, fully paid and nonassessable. The shareholders of Wesbanco have, and will have, no preemptive rights with respect to the issuance of the shares of Wesbanco to be issued in the transaction contemplated in this Agreement.

         9.11 FINANCIAL STATEMENTS. Wesbanco has delivered to American copies of its consolidated balance sheets as of December 31, 1997, 1998 and 1999 and the interim period ended September 30, 2000, and its consolidated statements of income, consolidated statements of changes in shareholders' equity and consolidated statements of changes in financial position for the three (3) year period ended December 31, 1999, and the interim period ended September 30, 2000, together with the notes thereto, accompanied by an audit report of Ernst & Young LLP, independent auditors. Such statements and the related notes to all of said financial statements, present fairly the consolidated financial position of Wesbanco and its consolidated subsidiaries and the consolidated results of their operations as of the dates and for the periods ended on the dates specified in accordance with generally accepted accounting principles consistently applied throughout the periods indicated, except as may be specifically disclosed in those financial statements, including the notes to the financial statements attached thereto, and subject to normal recurring year end adjustments.

         9.12 NO ACTION, ETC. Except as disclosed in the Wesbanco Disclosure Schedule, dated not more than 30 days from the date hereof (the "Wesbanco Disclosure Schedule"), and as supplemented on the Effective Date, there are no suits, actions, proceedings, claims or investigations (formal or informal) pending, or to the knowledge of Wesbanco pending or threatened, against or relating to Wesbanco, its subsidiaries, its businesses or any of its properties or against any of their officers or directors (in their capacity as such) in law or in equity or before any governmental agency. There are no suits, actions, proceedings, claims or investigations against or relating to Wesbanco, its subsidiaries, its businesses, its properties or against any of their officers or directors (in their capacity as such) in law or in equity or before any governmental agency, which, individually or in the aggregate, would, or is reasonably likely to, if determined adversely to such party, materially adversely affect the financial condition (present or prospective), businesses, properties or operations of Wesbanco or its subsidiaries or the ability of Wesbanco or its subsidiaries to conduct its business as presently conducted or consummate the transaction contemplated hereby, and Wesbanco does not know of any basis for any such action or proceeding. Neither

Wesbanco nor any of its subsidiaries are a party or subject to any cease and desist order, agreement or similar arrangement with a regulatory authority which restricts its operations or requires any action and neither Wesbanco nor any of its subsidiaries are transacting business in material violation of any applicable law, ordinance, requirement, rule, order or regulation.

         9.13 CAPITALIZATION. The authorized capital stock of Wesbanco consists of 50,000,000 shares of common stock, par value of $2.0833 per share, of which 18,727,118 shares are duly authorized, validly issued and outstanding (as of September 30, 2000) and are fully paid and nonassessable, and 1,000,000 shares of preferred stock, without par value, none of which are issued or outstanding. There are no options, warrants, calls or commitments of any kind entitling any person to acquire, or securities convertible into, Wesbanco Common Stock, except as disclosed on the Wesbanco Disclosure Schedule. Wesbanco has also executed an Agreement and Plan of Merger with Freedom Bancshares, Inc. dated December 29, 2000, which provides for the issuance of up to an additional 490,200 shares.

         Upon execution hereof by AB, the authorized capital stock of AB consists of 100 shares of common stock, par value of $25.00 per share, all of which such shares will be duly authorized and validly issued and outstanding and will be fully paid and nonassessable. There are no options, warrants, calls or commitments of any kind relating to, or securities convertible into AB Common Stock.

         9.14 UNDISCLOSED LIABILITIES. Wesbanco and the Wesbanco Subs have no material liabilities other than those liabilities disclosed on or provided for in the financial statements delivered pursuant to Section 9.11 of this Agreement, or on the Wesbanco Disclosure Schedule.

         9.15 TITLE TO PROPERTIES. Except for capitalized leases and liens and encumbrances not material to the property and liens and encumbrances on property acquired by Wesbanco Subs in foreclosure of loans and existing at the time of foreclosure, Wesbanco and its subsidiaries have good and marketable title to all of the property, interest in properties and other assets, real or personal, set forth in its consolidated balance sheet as of December 31, 1999, and applicable interim periods, or acquired since that date, subject to no material liens, mortgages, pledges, encumbrances, or charges of any kind except liens reflected on said balance sheets, and all of its leases are in full force and effect and neither Wesbanco nor any of its subsidiaries is in material default thereunder. No asset included in the financial statements referred to above has been valued in such statements in excess of cost less depreciation or, in the case of investment securities, in excess of their fair value in accordance with SFAS No. 115.

All real and tangible personal property owned by Wesbanco or its subsidiaries and used or leased by Wesbanco or its subsidiaries, or for its business is in good condition, normal wear and tear excepted, and is in good operating order. All of such property is insured against loss for at least 80% of the full replacement value thereof (less applicable deductibles) by reputable insurance companies authorized to transact business in the States of West Virginia and Ohio.

         9.16 REGISTRATION STATEMENT.  The Registration Statement referred to in
Section 14.2 of this Agreement or any amendment or supplement thereto mailed to the holders of the common stock of American will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading with respect to Wesbanco, and will comply as to form in all material respects with the requirements of the United States and West Virginia securities laws and any other applicable Blue Sky laws.

         9.17 ERISA. Except as disclosed in the Wesbanco Disclosure Schedule (i) each employee benefit plan subject to Titles I and/or IV of ERISA and established or maintained for persons including employees or former employees of Wesbanco, or any of its subsidiaries, (hereinafter referred to as "Plan") has been maintained, operated, administered and funded in accordance with its terms and with all material provisions of ERISA and the IRC applicable thereto; (ii) no event reportable under Section 4043 of ERISA has occurred and is continuing with respect to any Plan; (iii) no liability to PBGC has been incurred with respect to any Plan, other than for premiums due and payable and all premiums required to have been paid to PBGC as of the date hereof have been and as of the Effective Date will have been paid; (iv) other than the termination of the defined benefit pension plans of Wheeling Dollar Bank, First National Bank and Trust Company, Wirt County Bank, First-Tyler Bank & Trust Company, Brooke National Bank, First National Bank of Barnesville, Albright National Bank and First Fidelity Bancorp, Inc., no Plan has been terminated, no proceedings have been instituted to terminate any Plan, and no decision has been made to terminate or institute proceedings to terminate any Plan; (v) with respect to the termination of the defined benefit pension plans of Wheeling Dollar Bank, First National Bank and Trust Company, Wirt County Bank, First-Tyler Bank &
Trust Company, Brooke National Bank, First National Bank of Barnesville, Albright National Bank and First Fidelity Bancorp, Inc., all required governmental and regulatory approvals of such terminations have been obtained, all participants in such Plans or their beneficiaries have received single premium annuity contracts or other benefits which will provide those participants or beneficiaries with the retirement income calculated under the terms and conditions of such Plans, all liabilities of such Plans have been paid, released, discharged or merged, and any surplus assets remaining in such Plans after satisfaction of all of its liabilities have been recovered by Wesbanco or its subsidiaries; (vi) neither Wesbanco nor any of its subsidiaries currently are a participating employer in any multi-employer or multiple employer employee benefit pension plan (including any multi-employer plans as defined in Section 3(37) of ERISA) and, with respect to any multi-employer or multiple employer plan in which Wesbanco or any of its subsidiaries was a participating employer, all contributions due from Wesbanco or any of its subsidiaries to any such multi-employer or multiple employer plan have been timely paid and any additional contributions due on or before the Effective Date shall have been paid; (vii) with respect to any multi-employer pension plan subject to the Multi-Employer Pension Plan Amendments Act of 1980 in which Wesbanco or any of its subsidiaries was a participating employer, neither Wesbanco nor any of its subsidiaries have incurred or will incur any withdrawal liability, complete or partial, under Section 4201, 4203, or 4205 of ERISA, as a consequence of discontinuing participating in such multi-employer pension plan; (viii) there has been no cessation of, and no decision has been made to cease, operations at a facility or facilities where such cessation could reasonably be expected to result in a separation from employment of more than 20% of the total number of employees who are participants under any Plan; (ix) each Plan which is an employee pension plan meets the requirements of "qualified plans" under Section 401(a) of the IRC; (x) no accumulated funding deficiency within the meaning of
Section 412 of the IRC or Section 302 of ERISA has been incurred with respect to any Plan subject to the funding standards of those provisions; (xi) with respect to each Plan, there have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the IRC, and there are no actions, suits or claims with respect to the assets thereof (other than routine claims for benefits) pending or threatened; and (xii) all required reports, descriptions and notices (including, but not limited to, Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been appropriately filed with the government or distributed to participants with respect to each Plan.

         9.18 LABOR DISPUTES. Except as disclosed in the Wesbanco Disclosure Schedule, neither Wesbanco nor any of its subsidiaries are directly or indirectly involved in or threatened with any labor dispute, including, without limitation, matters regarding discrimination by reason of race, creed, sex, handicap or national origin, which would materially and adversely affect their financial condition, assets, businesses or operations taken as a whole. No collective bargaining representatives represent employees of Wesbanco, AB or the Wesbanco Subs, and no petition for election of any collective bargaining representative has been filed and, to the knowledge of Wesbanco and its subsidiaries, no organizational campaign on behalf of any collective bargaining unit has been undertaken by or on behalf of any Wesbanco, AB or Wesbanco Subs employees.

         9.19 RESERVE FOR POSSIBLE LOAN LOSSES. The reserve for possible loan losses shown on the consolidated balance sheet of Wesbanco and its subsidiaries as of December 31, 1999, and the interim period ending September 30, 2000, delivered pursuant to this Agreement are adequate in all material respects as of the respective dates thereof.

          9.20 TAXES. Except as disclosed in the Wesbanco  Disclosure  Schedule:

               (a) Wesbanco and its subsidiaries have timely and properly filed all Federal Income Tax Returns and all other federal, state, municipal and other tax returns which they are required to file, either on their own behalf or on behalf of their employees or other persons or entities, all such returns and reports being true and correct and complete in all material respects, and have paid all taxes, including penalties and interest, if any, which have become due pursuant to such returns or reports or forms or pursuant to assessments received by them;

               (b) Neither the Internal Revenue Service nor any other taxing authority is now asserting against Wesbanco or any of its subsidiaries, or, to its knowledge, threatening to assert against them, or any of them, any material deficiency or claim for additional taxes, interest or penalty;

               (c) There is no pending or, to its knowledge, threatened examination of the Federal Income Tax Returns of Wesbanco or any of its subsidiaries, and, except for tax years still subject to the assessment and collection of additional federal income taxes under the three-year period of limitations prescribed in IRC Section 6501(a), no tax year of Wesbanco or any of its subsidiaries remains open to the assessment and collection of additional material Federal Income Taxes; and

               (d) There is no pending or, to its knowledge, threatened examination of the West Virginia Business Franchise Tax Returns of Wesbanco or any of its subsidiaries, and, except for tax years still subject to the assessment and collection of additional Business Franchise Taxes under the three-year period of limitations prescribed in W.Va. Code

          Annot.  Section  11-10-15,  no  tax  year  of  Wesbanco  or any of its
          subsidiaries   remains  open  to  the  assessment  and  collection  of
          additional Business Franchise Taxes.

               (e) Wesbanco, and its subsidiaries, have properly accrued and reflected on their December 31, 1999, consolidated balance sheet, delivered pursuant to Section 9.11 hereof, and have thereafter to the date hereof properly accrued, and will, from the date hereof, through the Closing Date, properly accrue all liabilities for taxes and assessments, and will timely and properly file all such federal, state, local and foreign tax returns and reports and forms which they are required to file, either on their own behalf or on behalf of their employees or other persons or entities, all such returns and reports and forms to be true and correct and complete in all respects, and will pay or cause to be paid when due all taxes, including penalties and interest, if any, which have become due pursuant to such returns or reports or forms or pursuant to assessments received by them, all such accruals being in the aggregate sufficient for payment of all such taxes and assessments.

          9.21 ABSENCE OF CERTAIN CHANGES. Except as may be disclosed in the Wesbanco Disclosure Schedule, or except in connection with the transactions contemplated by this Agreement, since December 31, 1999:

                (a) There has been no change in the material assets, financial condition, liabilities (contingent or otherwise), business or results of operation of Wesbanco and its subsidiaries which has had, or changes in the aggregate which have had, a materially adverse effect on the material assets, financial condition or results of operations of Wesbanco, nor, to its knowledge, has any event or condition occurred which may result in such change or changes;

                (b) There has not been any material damage, destruction, or loss by reason of fire, flood, accident or other casualty (whether insured or not insured) materially and adversely affecting the assets, financial condition, business or operations of Wesbanco or any of its subsidiaries taken as a whole;

               (c) Other than in the ordinary course of business, neither Wesbanco nor any of its subsidiaries have disposed of, or agreed to dispose of, any of their material properties or assets, nor have they leased to others, or agreed to so lease, any of such material properties or assets;

               (d) There has not been any change in the authorized, issued or outstanding capital stock of Wesbanco, except as provided for in this Agreement or as disclosed in the Wesbanco Disclosure Schedule, or any material change in the outstanding debt of Wesbanco or any of its subsidiaries, other than changes due to payments in accordance with the terms of such debt or changes in deposits, federal funds purchased, repurchase agreements or other short-term borrowings in the ordinary course of business;

               (e) Except for the purchases of its common stock pursuant to its previously announced stock repurchase programs, Wesbanco has not granted any warrant, option or right to acquire, or agreed to repurchase, redeem or otherwise acquire, any shares of its capital stock or any other of its securities whatsoever;

              (f)  Neither Wesbanco nor any of its subsidiaries   have made  any
          material loan or advance other than in the ordinary course of business;

              (g) Neither Wesbanco nor any of its subsidiaries has entered into any other material transaction, contract or lease or incurred any other material obligation or liabilities other than in the ordinary course of business;

              (h) Neither Wesbanco nor any of its subsidiaries have made any expenditure or major commitment for the purchase, acquisition, construction or improvement of any material asset or assets which in the aggregate would be material other than in the ordinary course of business;

              (i) There have not been any dividends or other distributions declared or paid on any shares of Wesbanco Common Stock or preferred stock of Wesbanco which, taken in the aggregate with all other such distributions declared or paid in the same tax year, exceed 65% of the after-tax income of Wesbanco for the tax year in which paid;

              (j) Business has been conducted by Wesbanco in the ordinary course and in a manner consistent with past practice;

              (k) There has been no change in the Articles of Incorporation or Bylaws of Wesbanco which would in the reasonable opinion of American have a material adverse effect on the rights of holders of Wesbanco Common Stock; and

              (l) There has not been any other event, condition or development of any kind which materially and adversely affects the material assets, financial condition or results of operations of Wesbanco or any of its subsidiaries, and neither Wesbanco nor any of its subsidiaries have knowledge of any such event, condition or development which may materially and adversely affect the material assets, financial condition or results of operations of Wesbanco and its subsidiaries.

         9.22 FIDELITY BONDS. Each of the Wesbanco Subs has continuously maintained fidelity bonds insuring it against acts of dishonesty by each of its officers and employees in such amounts as are required by law and as are customary, usual and prudent for a bank of its size. Since January 1, 2000, there have been no claims under such bonds (except as disclosed in the Wesbanco Disclosure Schedule) and, except as disclosed in writing to American, neither Wesbanco nor any Wesbanco Subs are aware of any facts which would form the basis of a claim under such bonds. Neither Wesbanco nor any Wesbanco Subs have any reason to believe that any fidelity coverage will not be renewed by their carriers on substantially the same terms as the existing coverage.

          9.23 ADDITIONAL COVENANTS. Except as otherwise contemplated by this Agreement, Wesbanco covenants and agrees:

              (a) That it will use its best efforts in good faith to take, or cause to be taken all action required under this Agreement on its part, or AB's or Bank's part, to be taken as promptly as practicable so as to permit the consummation of the Merger at the earliest possible date and to cooperate fully with the other parties to that end, and that it will, in all such efforts, give priority to this acquisition of American;

              (b) To deliver to American all Forms 10-K, 10-Q and 8-K filed for periods ending after the date of this Agreement within seven (7) days after the filing of each such report with the SEC;

              (c) To promptly advise American of any material adverse change in the financial condition, assets, businesses or operations of Wesbanco or any of its subsidiaries, or any material changes or inaccuracies in data provided to American pursuant to this Agreement or any "acquisition proposal" with respect to Wesbanco received by Wesbanco;

              (d) To cooperate with American in furnishing such information concerning the business and affairs of Wesbanco and its subsidiaries and its directors and officers as is reasonably necessary or requested in order to prepare and file any application for regulatory or governmental approvals, including but not limited to an application to the Federal Reserve Board and the West Virginia Department of Banking for prior approval of the acquisition of American by Wesbanco as contemplated hereunder. Wesbanco will use its best efforts to obtain the approval or consent of any federal, state or other regulatory agency having jurisdiction and of any other party to the extent that such approvals or consents are required to effect the Merger and the transactions contemplated hereby or are required with respect to the documents described in Section 9.4 hereof; and

              (e) To cooperate with American in furnishing such information concerning the business of Wesbanco and its subsidiaries as is reasonably necessary or requested in order to prepare any Proxy Statement to be prepared in connection with the Merger.

          9.24 AUTHORITY TO ISSUE SHARES. The shares of common stock of Wesbanco to be issued pursuant to this Agreement will be duly authorized at the time the Merger is consummated. When issued upon the terms and conditions specified in this Agreement, such shares shall be validly issued, fully paid, and nonassessable. The shareholders of Wesbanco have, and will have, no preemptive rights with respect to the issuance of the shares of Wesbanco to be authorized and issued in the transaction contemplated in this Agreement.

         9.25 REPURCHASE AGREEMENTS. With respect to any agreement pursuant to which Wesbanco or the Wesbanco Subs have purchased securities subject to an agreement to repurchase, Wesbanco and the Wesbanco Subs have a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

         9.26 RISK MANAGEMENT INSTRUMENTS. All material interest rate swaps, caps, floors, option agreements, mortgage backed securities, futures and forward contracts and other similar risk management arrangements, whether entered into for Wesbanco's or the Wesbanco Subs' own account, or for the account of one or more of its customers, were entered into (A) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (B) with counter-parties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Wesbanco or the Wesbanco Subs enforceable in accordance with its terms, and is in full force and effect. Wesbanco and the Wesbanco Subs are not, nor to Wesbanco's knowledge is any other party thereto, in breach of any of its obligations under any such agreement or arrangement.

                                   SECTION 10

                                  INVESTIGATION

         Subject to the conditions set forth in this Section 10, prior to the Effective Time, Wesbanco and American may directly and through their representatives, make such investigation of the assets and business of Wesbanco and American and their subsidiaries as each deems necessary or advisable. Wesbanco and American and their representatives, including, without limitation, their accountants and investment advisors, shall have, at reasonable times after the date of execution by Wesbanco and American hereof, full access to the premises and to all the property, documents, material contracts, books and records of each, and its subsidiaries, and to all documents, information and working papers concerning each held by such party's accountants, without interfering in the ordinary course of business of such entity, and the officers of each will furnish to the other such financial and operating data and other information with respect to the business and properties of each other and their subsidiaries as each shall from time to time reasonably request; provided, however, that neither party shall be required to give such access or information to the other party to the extent that it is prohibited therefrom by rule, regulation, or order of any regulatory body, and further provided that confidential information of individual banking customers shall not be photocopied or removed from the premises of such institution. All data and information received by Wesbanco and its authorized representatives from American and by American and its authorized representatives from Wesbanco shall be held in strict confidence by such party and its authorized representatives, and neither party nor its authorized representatives will use such data or information or disclose the same to others except with the written permission of the other party.

                                   SECTION 11

                 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES

          The representations and warranties included or provided herein shall not survive the Effective Date.


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

                                   SECTION 12

                       CONDITIONS PRECEDENT; CLOSING DATE
                               AND EFFECTIVE DATE

          12.1 CONDITIONS PRECEDENT OF WESBANCO AND AMERICAN. The consummation of this Agreement by Wesbanco and American and the Merger is conditioned upon the following:

                  (a) The shareholders of American, Wesbanco, AB and Bank shall have approved this Agreement by such vote as required by law;

                  (b) The West Virginia Banking Board (i) shall have granted its final approval of the incorporation and organization of AB as a West Virginia corporation, the Merger and the Bank Merger and (ii) shall not, within 120 days from the date of Wesbanco's submission to the Banking Board pursuant to West Virginia Code Section 31A-8A- 4(a), have entered an order disapproving the acquisition of American by Wesbanco pursuant to this Agreement;

                  (c) The Secretary of State of West Virginia shall have issued a Certificate of Incorporation for AB;

                  (d) The Board of Governors of the Federal Reserve System shall have approved the application of Wesbanco to acquire American; the Merger of AB pursuant to this Agreement; and the merger of the Subsidiary with and into the Bank;

                  (e) The Registration Statement of Wesbanco shall be effective on the date of the Closing and all post-effective amendments filed shall have been declared effective or shall have been withdrawn by that date. No stop orders suspending the effectiveness thereof shall have been issued which remain in effect on the date of the Closing or shall have been threatened, and no proceedings for that purpose shall, before the Closing, have been initiated or, to the knowledge of Wesbanco, threatened by the SEC. All state securities and "Blue Sky" permits or approvals required (in the opinion of Wesbanco and American to carry out the transaction contemplated in this Agreement) shall have been received.

                  (f) No order to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated in this Agreement shall have been entered by any court or administrative body which remains in effect on the date of the Closing.

                  (g) Wesbanco, American, AB and Bank shall have received, in form and substance satisfactory to Wesbanco's and American's counsel, all consents, federal, state, governmental, regulatory and other approvals and permissions, and the satisfaction of all the requirements prescribed by law which are necessary to the carrying out of the transactions contemplated hereby shall have been procured, including the filing of an effective Registration Statement with the Securities and Exchange Commission and in addition, Wesbanco and American shall have received any and all consents required with respect to the documents described pursuant to Section 8.3 and Section
          9.4 hereof;

                  (h) All delay periods and all periods for review, objection or appeal of or to any of the consents, approvals or permissions required with respect to the consummation of the Merger and the Bank Merger and this Agreement shall have expired;

                  (i) Unless waived by Wesbanco and American, the holders of not more than ten percent (10%) of the outstanding common stock of American shall have made written demand for the fair cash value in accordance with ORC, not have voted in favor of the Agreement at the special meeting of American shareholders referred to in Section 14.1 hereof and have otherwise exercised such dissenters' rights pursuant to Section 1701.85 of the ORC;

                  (j) On or before the Closing Date, there shall have been received from the Internal Revenue Service a ruling or rulings, or, at the option of American, in lieu thereof, an opinion from counsel for American substantially to the effect that for Federal Income Tax purposes:

                           (i) The statutory  merger of American with AB and the
                  statutory merger of the Subsidiary with Bank will each constitute a reorganization within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986 ("IRC"), and Wesbanco, American, AB and Bank will each be a "party to a reorganization" as defined in IRC Section 368(b);

                           (ii)  No gain or loss will be recognized by Wesbanco,
                  American,   AB  or   Bank  as a  result  of  the  transactions
                  contemplated in the Agreement;

                           (iii) No gain or loss will be recognized by the shareholders of American as a result of their exchange of American's Common Stock for Wesbanco's Common Stock, except to the extent any shareholder receives cash in lieu of a fractional share or as a dissenting shareholder;

                           (iv) The holding period of the Wesbanco  Common Stock
                  received by each holder of American Common Stock will include the period during which the stock of American surrendered in exchange therefor was held, provided such stock was a capital asset in the hands of the holder on the date of exchange; and

                           (v) The  Federal  Income  Tax  basis of the  Wesbanco
                  Common Stock received by each holder of American Common Stock will be the same as the basis of the stock exchanged therefore.

                  (k) No action, proceeding, regulation or legislation shall have been instituted before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain substantial damages with respect to, the Agreement or the consummation of the transactions contemplated hereby, which, in the reasonable judgment of Wesbanco or American would make it inadvisable to consummate such transactions (it being understood and agreed that a written request by governmental authorities for information with respect to the Merger or the Bank Merger may not be deemed by either party to be a threat of material litigation or proceeding, regardless of whether such request is received before or after execution of the Agreement).

                  (l) The approvals referred to in subparagraphs (b) and (d) of Subsection 12.1 herein shall not have required the divestiture or cessation of any significant part of the present operations conducted by Wesbanco, American or any of their subsidiaries, and shall not have imposed any other condition, which divestiture, cessation or condition Wesbanco reasonably deems to be materially disadvantageous or burdensome.

          12.2 CONDITIONS PRECEDENT OF WESBANCO. The consummation of this Agreement by Wesbanco and the Merger is also conditioned upon the following:

                  (a) Unless waived by Wesbanco, the representations and warranties of American contained in this Agreement shall be correct on and as of the Effective Date with the same effect as though made on and as of such date, except for representations and warranties expressly made only as of a particular date and except for changes which have been consented to by Wesbanco or which are not, in the aggregate, material and adverse, to the financial condition, businesses, properties or operations of American and its Subsidiary taken as a whole, or which are the result of expenses or transactions contemplated or permitted by the Agreement; and American shall have performed in all material respects all of its obligations and agreements hereunder theretofore to be performed by it; and Wesbanco and AB shall have received on the Effective Date an appropriate certificate (in affidavit form) dated the Effective Date and executed on behalf of American by one or more appropriate executive officers of American to the effect that such officers have no knowledge of the nonfulfillment of the foregoing condition;

                  (b)  OPINION  OF  AMERICAN  COUNSEL.  An  opinion of Robert P.
         Fitzsimmons, counsel for American, shall have been delivered to Wesbanco, dated the Closing Date, and in form and substance satisfactory to Wesbanco and its counsel, to the effect that:

                           (i) American is a corporation duly organized, validly
                  existing and in good standing under the laws of the State of Ohio and has the full corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted, and neither the ownership of its property nor the conduct of its business requires it, or its Subsidiary, to be qualified to do business in any other jurisdiction except where the failure to be so qualified, considering all such cases in the aggregate, does not involve a material risk to the business, properties, financial position or results of operations of American and its Subsidiary, taken as a whole.

                           (ii) American has the full corporate power to execute
                  and deliver the Agreement. All corporate action of American required to duly authorize the Agreement and the actions contemplated thereby has been taken, and the Agreement is valid and binding on American in accordance with its terms, subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, receivership, moratorium, or other similar laws affecting the enforcement of creditors' rights generally from time to time in effect, whether state or federal; subject to application of the public policy of the State of West Virginia; and subject to any equitable principles limiting the right to obtain specific performance of certain obligations thereunder, whether such enforcement is considered in a proceeding in equity or at law.

                           (iii) All shares of common  stock of American  issued
                  and outstanding as of the Effective Date are duly authorized, validly issued, fully paid and nonassessable.

                           (iv) The consummation of the Merger and the Bank Merger contemplated by the Agreement will not violate any provision of American's or the Subsidiary's Articles of
                  Incorporation or Bylaws, or violate any provision of, or result in the acceleration of any material obligation under, any material mortgage, loan agreement, order, judgment, law or decree known to such counsel to which American is a party or by which it is bound and will not violate or conflict with any other material restriction of any kind or character known to such counsel to which American is subject, which would have a materially adverse effect on the assets, business or operations of American, taken as a whole.

                           (v) American's Subsidiary is a national banking association and is duly organized, validly existing and in good standing under the laws of the United States, and it has the requisite corporate power and authority to own and lease its properties and to conduct its business as it is now being conducted. To the best of such counsel's knowledge American owns 100% of the issued and outstanding stock of such corporation.

                           (vi) To the best of such counsel's  knowledge,  as of
                  the  date  hereof  neither  American  nor its  Subsidiary  was involved in any litigation against them (with possible exposure of $100,000.00 or more), pending or threatened.

                  (c) Jeremy C. McCamic and Paul W. Donahie shall have resigned as officers of American and its Subsidiary, which resignations shall be dated as of the Closing Date, shall have each executed severance plan clarification agreements in form and substance satisfactory to Wesbanco and have executed Consulting Agreements in form and substance satisfactory to Wesbanco. Brent E. Richmond and John E. Wait shall have duly executed and delivered the employment agreements with the Bank, dated as of the Closing Date, in substantially the form attached hereto as Exhibits ____ and _____, and Brent E. Richmond and John E. Wait shall each have executed severance plan clarification agreements and Patrick G. O'Brien shall have executed an Amendment to Employment Agreement, each in form and substance satisfactory to Wesbanco.

                  (d) American shall have delivered to Wesbanco a schedule identifying all persons who may be deemed to be "affiliates" of American under Rule 145 of the Securities Act of 1933, as amended, and shall use its best efforts to cause each affiliate to deliver to Wesbanco prior to the Effective Date a letter substantially in the form attached hereto as Exhibit A.

                  (e) American shall have furnished Wesbanco with a certified copy of resolutions duly adopted by the Board of Directors and the shareholders of American approving the Agreement and authorizing the Merger and the transactions contemplated hereby.

                  (f) Unless waived by Wesbanco, on the Closing Date, there shall not be pending against American or its Subsidiary or the officers or directors of American or its Subsidiary in their capacity as such, any suit, action or proceeding which, in the reasonable judgment of Wesbanco, if successful, would have material adverse effect on the financial condition or operations of American or its Subsidiary.

                  (g) American shall have executed and delivered to Wesbanco a Stock Option Agreement, substantially in the form attached hereto as Exhibit B, dated the date of this Agreement, and incorporated herein by reference.

         12.3 CONDITIONS PRECEDENT OF AMERICAN. The consummation of this Agreement by American and the Merger is also conditioned upon the following:

                  (a) Unless waived by American the representations and warranties of Wesbanco and AB contained in this Agreement shall be correct on and as of the Effective Date with the same effect as though made on and as of such date, except for representations and warranties expressly made only as of a particular date and except for changes which have been consented to by American or which are not in the aggregate material and adverse to the financial condition, businesses, properties or operations of Wesbanco and AB or which are the result of expenses or transactions contemplated or permitted by this Agreement, and Wesbanco and AB shall have performed in all material respects all of their obligations and agreements hereunder theretofore to be performed by them; and American shall have received on the Effective Date an appropriate certificate (in affidavit form) dated the Effective Date and executed on behalf of Wesbanco and AB by one or more appropriate executive officers of each of them to the effect that such officers have no knowledge of the nonfulfillment of the foregoing conditions;

                  (b) OPINION OF WESBANCO COUNSEL. An opinion of Phillips, Gardill, Kaiser & Altmeyer, counsel for Wesbanco, shall have been delivered to American, dated the Closing Date, and in form and substance satisfactory to American and its counsel, to the effect that:

                           (i) Wesbanco, AB and Bank are corporations duly organized, validly existing and in good standing under the laws of the State of West Virginia and have the full corporate power and authority to own all of their properties and assets and to carry on their businesses as they are now being conducted, and neither the ownership of their property nor the conduct of their businesses require them, or any of their subsidiaries, to be qualified to do business in any other jurisdiction except where the failure to be so qualified, considering all such cases in the aggregate, does not involve a material risk to the business, properties, financial position or results of operations of Wesbanco, AB and Bank, taken as a whole.

                           (ii) Wesbanco, AB and Bank have the full corporate power to execute and deliver the Agreement. All corporate action of Wesbanco, AB and Bank required to duly authorize the Agreement and the actions contemplated thereby have been taken, and the Agreement is valid and binding on Wesbanco, AB and Bank in accordance with its terms, subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, or other similar laws affecting the enforcement of creditors' rights generally from time to time in effect, and subject to any equitable principles limiting the right to obtain specific performance of certain obligations thereunder.

                           (iii) The consummation of the mergers contemplated by
                  the Agreement will not violate any provision of Wesbanco's, AB's or Bank's Articles of Incorporation or Bylaws, or violate any provision of, or result in the acceleration of any material obligation under, any material mortgage, loan agreement, order, judgment, law or decree known to such counsel to which Wesbanco, AB or Bank are a party or by which they are bound, and will not violate or conflict with any other material restriction of any kind or character known to such counsel to which Wesbanco, AB or Bank are subject which would have a material adverse effect on the assets, business or operations of Wesbanco, AB and Bank taken as a whole.

                           (iv) Each of Wesbanco's subsidiaries is duly organized, validly existing and in good standing under the laws of the state of its organization and has the requisite corporate power and authority to own and lease its properties and to conduct its business as it is now being conducted. To the best of such counsel's knowledge, Wesbanco owns 100% of the issued and outstanding stock of each such corporation.

                           (v) To the best of such  counsel's  knowledge,  as of
                  the date hereof, neither Wesbanco nor any of its subsidiaries were involved in any litigation against them (with possible exposure of $100,000.00 or more), pending or threatened, that has not been disclosed to American.

                           (vi) The shares of Wesbanco Common Stock to be issued
                  to American's shareholders pursuant to the Agreement, when issued as described therein, will be duly authorized, validly issued, fully paid and nonassessable.

                  (c) McDonald Investments Inc., financial advisors to American, shall have furnished to American an opinion, or an updating of any opinion rendered after the date of the Agreement, dated on or prior to the distribution date of the Proxy Statement described in Section 14.1 of this Agreement, to the effect that the exchange ratio is fair, from a financial point of view, as of such date, to the shareholders of American.

                  (d) Wesbanco, AB and Bank shall have furnished American with certified copies of resolutions duly adopted by the Boards of Directors of Wesbanco, AB and Bank and the shareholders of Wesbanco, AB and Bank approving the Agreement and authorizing the Merger, the Bank Merger and transactions contemplated hereby.

                  (e) Unless waived by American, on the Closing Date, there shall not be pending against Wesbanco or any of its subsidiaries or the officers or directors of Wesbanco or any of its subsidiaries in their capacity as such, any suit, action or proceeding which, in the reasonable judgment of American, if successful, would have a material adverse effect on the financial condition or operations of Wesbanco or any of its subsidiaries.

         12.4 CLOSING DATE. The Closing shall be effected as soon as practicable after all of the conditions contained herein shall have been satisfied on the Closing Date as defined in Section 2.3 hereof, which Closing Date shall be the latest of:

                  (a) The second business day after the meetings of the shareholders of American or Wesbanco, whichever is later, at which the Agreement is approved;

                  (b) The fifteenth (15th) day after the approval of the acquisition of American by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board");

                  (c) The fifteenth (15th) day after the approval of the Bank Merger by the Federal Reserve Board;


                  (d) The day after any stay of the Federal Reserve Board's approval of the acquisition of American or the approval of the Bank Merger shall be vacated or shall have expired or the day after any injunction against the closing of the Merger or the Bank Merger shall be lifted, discharged or dismissed;

                  (e) The day after the approval of the acquisition of American by the West Virginia Department of Banking is received by Wesbanco;

                  (f) The second business day after the date on which the last condition set forth in Section 12 is satisfied or waived;

                  (g) Such other date as shall be mutually agreed to by Wesbanco and American. The Closing shall be held in Wheeling, West Virginia, at such time and place as the parties may agree upon. The date and time of closing are herein called the "Closing Date". Promptly after the Closing, the Articles of Merger with respect to the Merger, and the Bank Merger, shall be filed with the Secretary of State of West Virginia.

         12.5 EFFECTIVE DATE. The Merger, and the Bank Merger, shall become effective (the "Effective Date") on the date on which the Certificates of Merger approving the mergers are issued by the Secretary of State of West Virginia. The surviving corporations shall record said Certificates of Merger in the office of the Clerk of the County Commission of Ohio County.

                                   SECTION 13

                            TERMINATION OF AGREEMENT

         13.1 GROUNDS FOR TERMINATION. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date either before or after the meeting of the shareholders of American:

                  (a) By mutual consent of American and Wesbanco;

                  (b) By either American or Wesbanco if any of the conditions hereto to such party's obligations to close have not been met as of the Closing Date and the same has not been waived by the party adversely affected thereby;

                  (c) By either American or Wesbanco if the Merger shall violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction;

                  (d) By American or Wesbanco, if the Closing Date has not occurred by December 31, 2001;

                  (e) By American, unless waived by American, if the Market Value of Wesbanco stock shall fall below Sixteen Dollars ($16.00) per share as of the Closing Date. Market Value, for purposes of this paragraph, shall mean the average bid price of Wesbanco Common Stock (as quoted on Nasdaq Stock Market) for the 30 calendar days preceding five business days before the Closing.

                  (f) By either party in the event that the shareholders of American or Wesbanco vote against consummation of the Merger.

         13.2 EFFECT OF TERMINATING; RIGHT TO PROCEED. In the event this Agreement shall be terminated pursuant to Section 13.1, all further obligations of Wesbanco and American under this Agreement, except Sections 10, 13.1, 13.2 and 20 hereof, shall terminate without further liability of Wesbanco and AB to American or of American to Wesbanco and AB.

         13.3 RETURN OF DOCUMENTS IN EVENT OF TERMINATION. In the event of termination of this Agreement for any reason, Wesbanco and American shall each promptly deliver to the other all documents, work papers and other material obtained from each other relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, including information obtained pursuant to Section 10 hereof, and will take all practicable steps to have any information so obtained kept confidential, and thereafter, except for any breach of the continuing sections of the Agreement, each party shall be mutually released and discharged from liability to the other party or to any third parties hereunder, and no party shall be liable to any other party for any costs or expenses paid or incurred in connection herewith.

                                   SECTION 14

                       MEETING OF SHAREHOLDERS OF AMERICAN

         14.1 Subject to receipt by American of the fairness opinion described in Section 12.3(c) hereof, American shall take all steps necessary to call and hold a special meeting of its shareholders, in accordance with applicable law and the Articles of Incorporation and Bylaws of American as soon as practicable (considering the regulatory approvals required to be obtained) for the purpose of submitting this Agreement to its shareholders for their consideration and approval and will send to its shareholders for purposes of such meeting a Proxy Statement which will not contain any untrue statement of a material fact with respect to American or omit to state a material fact with respect to American required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, and which otherwise materially complies as to form with all applicable laws, rules and regulations.

         14.2 It is understood that as an integral part of the transaction contemplated by this Agreement, Wesbanco shall file a Registration Statement with respect to the offering of its common shares to be issued in the Merger. The term "Registration Statement" as used in this Agreement includes all preliminary filings, post-effective amendments and any Proxy Statement of American. Accordingly, Wesbanco and American agree to assist and cooperate fully with each other in the preparation of the Registration Statement. Both American and Wesbanco further agree to deliver to each other, both as of the Effective Date of the Registration Statement and as of the Closing, a letter, in form and substance satisfactory to the other party and its counsel, stating that, to the best of their knowledge and belief, all of the facts with respect to either Wesbanco or American, as the case may be, set forth in the Registration Statement, are true and correct in all material respects, and that the Registration Statement does not omit any material fact necessary to make the facts stated therein with respect to such party not misleading in light of the circumstances under which they were made.

                                   SECTION 15

                                     BROKERS

         American represents and warrants to Wesbanco and Wesbanco represents and warrants to American that no broker or finder has been employed, or is entitled to a fee, commission or other compensation, with respect to this Agreement or the transactions contemplated hereby, other than fees due from American to McDonald Investments Inc., its financial advisor.

                                   SECTION 16

                          GOVERNING LAW; SUCCESSORS AND
                     ASSIGNS; COUNTERPARTS; ENTIRE AGREEMENT

         This Agreement (a) shall be governed by and construed under and in accordance with the laws of the State of West Virginia; (b) shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that this Agreement may not be assigned by any party without the written consent of the other parties hereto;
(c) may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective and binding as to Wesbanco and American when one or more counterparts shall have been signed and delivered by Wesbanco and American and shall become effective and binding as to AB when AB receives its Certificate of Incorporation and its officers execute the Agreement; and (d) embodies the entire Agreement and understanding of the parties with respect to the subject matter hereof; and (e) supersedes all prior agreements and understandings, written or oral, between American and Wesbanco relating to the subject matter hereof.

                                   SECTION 17

                               EFFECT OF CAPTIONS

         The captions of this Agreement are included for convenience only and shall not in any way affect the interpretation or construction of any of the provisions hereof.

                                   SECTION 18

                                     NOTICES

         Except as specifically provided in Section 8.21(d) hereof, any notices or other communication required or permitted hereunder shall be sufficiently given if delivered personally or sent by first class, registered or certified mail postage prepaid, with return receipt requested addressed as follows:

         To American:

                  American Bancorporation
                  1025 Main Street
                  Wheeling, WV 26003

                  ATTENTION:  Jeremy C. McCamic, Chairman

         With copies to:

                  Robert P. Fitzsimmons, Esq.         Barry C. Maloney, Esq.
                  1609 Warwood Avenue                 Maloney & Knox
                  Wheeling, WV 26003                  5225 Wisconsin Ave., N.W.
                                                      Suite 316
                                                      Washington, DC  20015-2014

         To Wesbanco:

                  Wesbanco, Inc.
                  One Bank Plaza
                  Wheeling, WV  26003
                  ATTENTION:  Edward M. George, President

         With a copy to:

                  James C. Gardill, Esq.
                  Phillips, Gardill, Kaiser & Altmeyer
                  61 Fourteenth Street
                  Wheeling, WV  26003

or such other addresses as shall be furnished in writing by either party to the other party. Any such notice or communication shall be deemed to have been given as of the date so mailed.

                                   SECTION 19

                                   AMENDMENTS

         Any of the terms or conditions of the Agreement may be waived at any time by the party which is, or the shareholders of which are, entitled to the benefit thereof, by action taken by the Board of Directors of such party, or any of such terms or conditions may be amended or modified in whole or in part at any time as follows. This Agreement may be amended in writing (signed by all parties hereto) before or after the meeting of American shareholders at any time prior to the Closing Date with respect to any of the terms contained herein, provided, however, that if amended after such meeting of shareholders, the exchange ratio per share at which each share of common stock of American shall be converted and any other material terms of the Merger shall not be amended after the meeting of American shareholders unless the amended terms are resubmitted to the shareholders for approval. Neither the Agreement nor any provisions hereof, may be changed, waived, discharged or terminated orally, or by the passage of time, except by a statement in writing signed by the party against which the enforcement of such change, waiver, discharge or termination is sought.

                                   SECTION 20

                                    EXPENSES

         Each party to this Agreement shall pay its own legal and accounting fees and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

                                   SECTION 21

                                  MISCELLANEOUS

         21.1 PUBLICITY. The parties will not publicly release any information about the transactions contemplated hereby except as they may mutually agree or as may be required by law.

         21.2 INCORPORATION BY REFERENCE. Any and all schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference as though fully set forth at the point referred to in the Agreement.

         21.3 MATERIAL ADVERSE CHANGE. In determining whether there has been a material adverse change for purposes of this Agreement, transaction costs and expenses (i.e. accounting, legal and investment banking fees) of the transactions contemplated hereby shall not be taken into account.

         21.4 BINDING DATE. This Agreement is effective and binding as to Wesbanco and American upon the date first above written and effective and binding as to AB upon execution hereof by AB.

         IN WITNESS WHEREOF, WESBANCO, INC., AMERICAN BANCORPORATION, AB CORPORATION and WESBANCO BANK, INC. have each caused this Agreement to be executed on their behalf by their officers thereunto duly authorized all as of the day and year first above written.


                                     WESBANCO, INC., A WEST VIRGINIA
                                     CORPORATION



                                     By /s/ EDWARD M. GEORGE
                                        -------------------------------------
                                        Its President & Chief Executive Officer

(SEAL)

ATTEST:

/s/ LARRY G. JOHNSON
--------------------
Secretary

                                      AMERICAN BANCORPORATION,
                                      AN OHIO CORPORATION



                                      By /s/ JEREMY C. MCCAMIC
                                         ------------------------------------
                                         Its Chairman

(SEAL)


ATTEST:

/s/ LINDA WOODFIN
-----------------
Secretary

                                      AMERICAN BANCORPORATION



                                      By /s/ JEREMY C. MCCAMIC
                                         --------------------------------------
                                         Jeremy C. McCamic
                                         Chairman and Chief Executive Officer


                                      By /s/ JACK O. CARTNER
                                         ---------------------------------------
                                         Jack O. Cartner, Director


                                      By /s/ PAUL W. DONAHIE
                                         ---------------------------------------
                                         Paul W. Donahie, Director


                                      By /s/ ABIGAIL MCCAMIC FEINKOPF
                                         ---------------------------------------
                                          Abigail McCamic Feinkopf, Director

                                       By /s/ JAY T. MCCAMIC
                                          --------------------------------------
                                          Jay T. McCamic, Director


                                       By /s/ JOLYON W. MCCAMIC
                                          --------------------------------------
                                          Jolyon W. McCamic, Director


                                       By /s/ JEFFREY W. MCCAMIC
                                          --------------------------------------
                                          Jeffrey W. McCamic, Director


                                       By /s/ JOHN J. MALIK, JR.
                                          --------------------------------------
                                          The Honorable John J. Malik, Jr.,
                                          Director

(SEAL)

ATTEST:

/s/ LINDA WOODFIN
-----------------
Secretary

                                      AB   CORPORATION,   A  WEST
                                      VIRGINIA  CORPORATION AS OF
                                      THE 9TH DAY OF MARCH, 2001.

                                      By /s/
                                        ----------------------------------------
                                        Its Vice President

(SEAL)

ATTEST:

/s/ JAMES A. GARDILL
--------------------
Secretary

                                      WESBANCO BANK, INC., A WEST VIRGINIA
                                      CORPORATION

                                      By /s/ EDWARD M. GEORGE
                                         ---------------------------------------
                                         Its President & Chief Executive Officer

(SEAL)



ATTEST:

/s/ STEPHEN E. HANNIG
---------------------
Secretary

                                                                         ANNEX B

                 FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

         THIS FIRST AMENDMENT AGREEMENT (hereinafter called "Agreement"), made and entered into as of the 5th day of November, 2001, by and between WESBANCO, INC., a West Virginia corporation, with its principal place of business located at Bank Plaza, Wheeling, West Virginia (hereinafter called "Wesbanco"), party of the first part, AMERICAN BANCORPORATION, an Ohio corporation, with its principal place of business located at 1025 Main Street, Wheeling, West Virginia, 26003, (hereinafter called "American") party of the second part, AB CORPORATION
(hereinafter called "AB"), a corporation to be formed under the laws of the State of West Virginia by Wesbanco as its wholly-owned subsidiary solely for the purpose of effecting the acquisition contemplated by this Agreement, party of the third part, (effective as of its organization and execution of this Agreement) and WESBANCO BANK, INC., a West Virginia banking corporation, with its principal place of business located at One Bank Plaza, Wheeling, West Virginia, 26003, party of the fourth part (hereinafter called "Bank").

         WHEREAS, the parties hereto heretofore executed a certain Agreement and Plan of Merger dated the 22nd day of February, 2001 (hereinafter called "Merger Agreement") and the parties desire to make certain amendments to the terms and conditions of said Merger Agreement, all as hereinafter set forth.

         NOW, THEREFORE, for and in consideration of the mutual promises and covenants hereinafter set forth, and in accordance with the provisions of applicable law, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

         1. The parties hereby agree that the capitalized terms not herein specifically defined shall have the meanings ascribed to them in the Merger Agreement.

         2. Section 4.3 of said Merger Agreement is hereby deleted in its entirety and the following Section 4.3 is substituted in its place:

                  4.3 BANK DIRECTORS. Wesbanco covenants and agrees that as of the Effective Date it will appoint, as additional directors of Bank, Jack A. Cartner, Jolyon W. McCamic, and Jeffrey W. McCamic, specifically waiving for such limited term, its age 70 provision of its Bylaws. Such individuals shall serve until December 31, 2002, at which time the terms for Jack A. Cartner and Jolyon W. McCamic shall expire and they will resign from the Bank Board. Jeffrey W. McCamic shall continue as a member of the Bank Board and shall serve until his successor shall have been duly elected and qualified.

         3. Section 4.4 of said Merger Agreement is hereby deleted in its entirety and the following Section 4.4 is substituted in its place:


                  4.4 WESBANCO DIRECTORS. Wesbanco covenants and agrees that as of the Effective Date it will appoint, as additional directors of Wesbanco, Jeremy C. McCamic and Abigail M. Feinknopf. Jeremy C. McCamic shall serve as a member of the Board of Directors until December 31, 2002, at which time he shall resign and he shall be replaced by Jay T. McCamic who shall be appointed by the Board to serve the unexpired term. Wesbanco shall then include the said Abigail M. Feinknopf and Jay
         T. McCamic on the list of nominees for the position of director for which the Board shall solicit proxies at its next annual meeting of shareholders until each has served at least a full three year term. During his term on the Board, the said Jeremy C. McCamic shall also be appointed to the Executive Committee. Wesbanco will take such action under its Bylaws as is necessary to permit the said Jeremy C. McCamic to serve as a Director until December 31, 2002, with respect to its age 70 provision.

         4. Section 8.6 of said Merger Agreement is hereby deleted in its entirety and the following Section 8.6 is substituted in its place:

                 8.6 NO ACTION,  ETC.  Except as  disclosed  in the  Disclosure
         Schedule of American dated not more than 30 days from the date hereof and as supplemented not more than thirty (30) days from the date of the First Amendment Agreement (hereinafter collectively called the "American Disclosure Schedule"), and as supplemented on the Effective Date, there are no suits, actions, proceedings, claims or investigations (formal or informal) pending, or to the knowledge of American, threatened against or relating to American, its Subsidiary, their business or any of their properties or against any of their officers or directors (in their capacity as such) in law or in equity or before any governmental agency. There are no suits, actions, proceedings, claims or investigations against American, its Subsidiary, their properties or against any of their officers or directors (in their capacity as such) in law or in equity or before any governmental agency which, individually or in the aggregate, would, or is reasonably likely to, if determined adversely to such party, materially adversely affect the financial condition (present or prospective), businesses, properties or operations of American or its Subsidiary or the ability of American or its Subsidiary to conduct their business as presently conducted or to consummate the transactions contemplated hereby, and American does not know of any basis for any such action or proceeding. Except as disclosed in the American Disclosure Schedule, American and its Subsidiary are not parties or subject to any cease and desist order, agreement or similar arrangement with a regulatory authority which restricts their operations or requires any action, and neither American nor its Subsidiary is transacting business in material violation of any applicable law, ordinance, requirement, rule, regulation or order.

         5. Section 9.12 of said Merger Agreement is hereby deleted in its entirety and the following Section 9.12 is substituted in its place:

                  9.12 NO ACTION, ETC. Except as disclosed in the Wesbanco Disclosure Schedule, dated not more than 30 days from the date hereof and as supplemented not more than thirty (30) days from the date of the First Amendment Agreement (hereinafter collectively called the "Wesbanco Disclosure Schedule"), and as supplemented on the Effective Date, there are no suits, actions, proceedings, claims or investigations (formal or informal) pending, or to the knowledge of Wesbanco pending or threatened, against or relating to Wesbanco, its subsidiaries, its businesses or any of its properties or against any of their officers or directors (in their capacity as such) in law or in equity or before any governmental agency. There are no suits, actions, proceedings, claims or investigations against or relating to Wesbanco, its subsidiaries, its businesses, its properties or against any of their officers or directors (in their capacity as such) in law or in equity or before any governmental agency, which, individually or in the aggregate, would, or is reasonably likely to, if determined adversely to such party, materially adversely affect the financial condition (present or prospective), businesses, properties or operations of Wesbanco or its subsidiaries or the ability of Wesbanco or its subsidiaries to conduct its business as presently conducted or consummate the transaction contemplated hereby, and Wesbanco does not know of any basis for any such action or proceeding. Neither Wesbanco nor any of its subsidiaries are a party or subject to any cease and desist order, agreement or similar arrangement with a regulatory authority which restricts its operations or requires any action and neither Wesbanco nor any of its subsidiaries are transacting business in material violation of any applicable law, ordinance, requirement, rule, order or regulation.

         6. Subsection (d) of Section 13.1 of said Merger Agreement is hereby deleted in its entirety and the following Subsection (d) of Section 13.1 is substituted in its place:

                  (d) By American or Wesbanco, if the Closing Date has not occurred by March 31, 2002;

         IN WITNESS WHEREOF, WESBANCO, INC., AMERICAN BANCORPORATION, AB CORPORATION and WESBANCO BANK, INC. have each caused this Agreement to be executed on their behalf by their officers thereunto duly authorized all as of the day and year first above written.

                                    WESBANCO, INC., A WEST VIRGINIA
                                    CORPORATION

                                    By PAUL M. LIMBERT
                                       -----------------------------------------
                                       Its President

(SEAL)

ATTEST:

/s/ STEPHEN E. HANNIG
--------------------------
Assistant Secretary

                                     AMERICAN BANCORPORATION,
                                     AN OHIO CORPORATION


                                     By /s/ JEREMY C. MCCAMIC
                                        ----------------------------------------
                                        Its Chairman

(SEAL)


ATTEST:

/s/ BRENT E. RICHMOND
--------------------------
President

                                    AMERICAN BANCORPORATION


                                    By /s/ JEREMY C. MCCAMIC
                                       -----------------------------------------
                                       Jeremy C. McCamic
                                       Chairman and Chief Executive Officer

                                    By /s/ JACK O. CARTNER
                                       -----------------------------------------
                                       Jack O. Cartner, Director



                                    By /s/ PAUL W. DONAHIE
                                       -----------------------------------------
                                       Paul W. Donahie, Director

                                    By /s/ ABIGAIL MCCAMIC FEINKOPF
                                       -----------------------------------------
                                       Abigail McCamic Feinkopf, Director

                                    By /s/ JAY T. MCCAMIC
                                       -----------------------------------------
                                       Jay T. McCamic, Director

                                    By /s/ JOLYON W. MCCAMIC
                                       -----------------------------------------
                                       Jolyon W. McCamic, Director

                                    By /s/ JEFFREY W. MCCAMIC
                                       -----------------------------------------
                                       Jeffrey W. McCamic, Director

                                    By /s/ JOHN J. MALIK, JR.
                                       -----------------------------------------
                                       The Honorable John J. Malik, Jr.,
                                       Director

(SEAL)

ATTEST:

/s/ BRENT E. RICHMOND
---------------------------
President

                                    AB CORPORATION, A WEST VIRGINIA
                                    CORPORATION

                                    By /s/ PAUL M. LIMBERT
                                       -----------------------------------------
                                       Its President and CEO

(SEAL)

ATTEST:

/s/ JAMES A. GARDILL
---------------------------
Secretary

                                    WESBANCO BANK, INC., A WEST VIRGINIA
                                    CORPORATION

                                    By /s/ PAUL M. LIMBERT
                                       -----------------------------------------
                                       Its Chairman

(SEAL)



ATTEST:

/s/ STEPHEN E. HANNIG
---------------------------
Secretary

                                                                         ANNEX C

                             STOCK OPTION AGREEMENT

         THIS STOCK OPTION AGREEMENT ("Option Agreement") dated as of the 22nd day of February, 2001, by and between WESBANCO, INC., a West Virginia corporation ("Wesbanco") and AMERICAN BANCORPORATION, an Ohio corporation ("American").

                                   WITNESSETH:

         WHEREAS, the Boards of Directors of Wesbanco and American have approved an Agreement and Plan of Merger ("Merger Agreement"), which contemplates the merger of American with AB Corporation, a West Virginia corporation and wholly-owned subsidiary of Wesbanco ("AB"), with AB continuing as the surviving corporation;

         WHEREAS, as a condition to Wesbanco's entry into the Merger Agreement and to induce such entry, American has agreed to grant to Wesbanco the option set forth herein to purchase authorized but unissued shares of common stock, without par value, of American ("American Common Stock");

         NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

         1. DEFINITIONS. Capitalized terms defined in the Merger Agreement and used herein shall have the same meanings as in the Merger Agreement.

         2. GRANT OF OPTION. Subject to the terms and conditions set forth herein, American hereby grants to Wesbanco an option ("Option") to purchase up to 622,805 shares of American Common Stock, at a price of $18.00 per share (the "Option Price") payable in cash as provided in Section 4 hereof; provided, however, that in the event American issues or agrees to issue any shares of American Common Stock (other than as permitted under the Merger Agreement) at a price less than $18.00 per share (as adjusted pursuant to Section 6 hereof), the exercise price shall be equal to such lesser price.

         3. EXERCISE OF OPTION.

                  a. Provided that Wesbanco is not in material breach of the agreements and covenants contained in the Merger Agreement, Wesbanco may exercise the Option, in whole or in part, at any time or from time to time if a Purchase Event (as defined below) shall have occurred and be continuing; provided that to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect (i) on the Effective Date of the Merger or (ii) upon termination of the Merger Agreement in accordance with the provisions thereof (other than a termination resulting from a willful breach by American of Section 8.21(d) of the Merger Agreement or, following the occurrence of a Purchase Event, failure of American's shareholders to approve the Merger Agreement by the vote required under applicable law), or (iii) six months after termination of the Merger Agreement due to a willful breach by American of Section 8.21(d) of the Merger Agreement or, following the occurrence of a Purchase Event, failure of American's shareholders to approve the Merger Agreement by the vote required under applicable law; and provided further that any such exercise shall be subject to compliance with applicable provisions of law.

                  b. As used herein, a "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

                           (i) any person (other than American, Wheeling National Bank (the "American Subsidiary"), Wesbanco or any affiliate of Wesbanco) shall have commenced a bona fide tender or exchange offer to purchase shares of American Common Stock such that upon consummation of such offer such person would own or control 15% or more of the outstanding shares of American Common Stock;

                           (ii) any person  (other than American or the American
                  Subsidiary), other than in connection with a transaction to which Wesbanco has given its prior written consent, shall have filed an application or notice with any federal or state regulatory agency for clearance or approval, to (x) merge or consolidate, or enter into any similar transaction, with American or the American Subsidiary, (y) purchase, lease or otherwise acquire all or substantially all of the assets of American or the American Subsidiary or (z) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 51% or more of the voting power of American or the American Subsidiary;

                           (iii) any person (other than  American,  the American
                  Subsidiary, the American Subsidiary in a fiduciary capacity, Wesbanco, affiliates of Wesbanco or subsidiaries of Wesbanco in a fiduciary capacity) shall have acquired after the date hereof beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of American Common Stock (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in
                  Section 13(d) of the Exchange Act and the regulations promulgated thereunder);

                           (iv) any person  (other than American or the American
                  Subsidiary) shall have made a bona fide proposal to American by public announcement or written communication that is or becomes the subject of public disclosure to (x) acquire American or the American Subsidiary by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, or (y) make an offer described in clause (i) above; or

                           (v) American  shall have willfully  breached  Section
                  8.21(d) of the Merger Agreement, which breach would entitle Wesbanco to terminate such Merger Agreement and such breach shall not have been cured prior to the Notice Date (as defined below).

If more than one of the transactions  giving rise to a Purchase Event under this
Section 3(b) is undertaken or effected, then all such transactions shall give rise only to one Purchase Event, which Purchase Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned. As used in this Option Agreement, "person" shall have the meanings specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

                  c. In the event Wesbanco wishes to exercise the Option, it shall send to American a written notice (the date of which being herein referred to as "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase ("Closing Date"); provided that if prior notification to or approval of any federal or state regulatory agency is required in connection with such purchase, Wesbanco shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed.

         4. PAYMENT AND DELIVERY OF CERTIFICATES.

                  a. At the closing referred to in Section 3(c) hereof, Wesbanco shall pay to American the aggregate purchase price for the shares of American Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by American.

                  b. At such closing, simultaneously with the delivery of cash as provided in subsection (a), American shall deliver to Wesbanco a certificate or certificates representing the number of shares of American Common Stock purchased by Wesbanco, and Wesbanco shall deliver to American a letter agreeing that Wesbanco will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.

                  c. Certificates for American Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend which shall read substantially as follows:

                           "The  transfer  of the  shares  represented  by  this
                  certificate is subject to certain provisions of an agreement between the registered holder hereof and American Bancorporation and to resale restrictions arising under the Securities Act of 1933, as amended, a copy of which agreement is on file at the principal office of American Bancorporation. A copy of such agreement will be provided to the holder hereof without charge upon receipt by American Bancorporation of a written request."

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Wesbanco shall have delivered to American a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance reasonably satisfactory to American, to the effect that such legend is not required for purposes of the Securities Act.

         5. REPRESENTATIONS. American hereby represents, warrants and covenants to Wesbanco as follows:

                  a. American shall at all times maintain sufficient authorized but unissued shares of American Common Stock so that the Option may be exercised without authorization of additional shares of American Common Stock.

                  b. The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable.

         6. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. In the event of any change in American Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. In the event that any additional shares of American Common Stock are issued or otherwise become outstanding after the date of this Option Agreement (other than pursuant to this Option Agreement), the number of shares of American Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.9% of the number of shares of American Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 6 shall be deemed to authorize American to breach any provision of the Merger Agreement.

         7. REGISTRATION RIGHTS. American shall, if requested by Wesbanco, as expeditiously as possible file a registration statement on a form of general use under the Securities Act if necessary in order to permit the sale or other disposition of the shares of American Common Stock that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by Wesbanco. Wesbanco shall provide all information reasonably requested by American for inclusion in any registration statement to be filed hereunder. American will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 270 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. In no event shall American be required to effect more than two registrations hereunder. All expenses of registrations hereunder shall be borne equally by American and Wesbanco. The filing of any registration statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by American of American Common Stock. If requested by Wesbanco, in connection with any such registration, American will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements. Upon receiving any request from Wesbanco or assignee thereof under this Section 7, American agrees to send a copy thereof to Wesbanco and to any assignee thereof known to American, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

         8. SEVERABILITY. If any term, provision, covenant or restriction contained in this Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option will not permit the holder to acquire the full number of shares of American Common Stock provided in Section 2 hereof (as adjusted pursuant to Section 6 hereof), it is the express intention of American to allow the holder to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

         9. PUT-BACK RIGHTS.

                  a. Upon the  consummation  of any Purchase Event  described in
         Section 3(b)(ii) or (v) hereof such that (i) a merger, consolidation, purchase, lease or acquisition of all or substantially all of the assets of American purchase or other acquisition of securities representing 51% or more of the voting power of American or the
         American Subsidiary has been consummated, or (ii) a willful breach under Section 8.21(d) of the Merger Agreement has occurred so that Wesbanco would be entitled to terminate the Merger Agreement, and prior to the expiration of the Option in accordance with the terms hereof, at the request of Wesbanco, American shall repurchase the Option from Wesbanco at a price (the "Repurchase Price") equal to the difference between the market/offer price (as defined below) for shares of American Common Stock and the Option Price, multiplied by the number of shares for which the Option being surrendered hereunder may then be exercised but only if the market/offer price is greater than the Option Price (the market/offer price is defined as the higher of the price per share at which a tender offer or exchange offer for 51% or more of the voting securities of American has been made and consummated, the price per share actually paid by any third party pursuant to an agreement that has been consummated whereby American has been merged, consolidated with or otherwise acquired by a third party, and the highest closing price for American Common Stock within the four-month period immediately preceding the date Wesbanco gives written notice of the required repurchase of the Option pursuant to this Section 9). In the event that an exchange offer is made or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for American Common shall be determined by a nationally recognized investment banking firm mutually acceptable to the parties hereto.

                  b. Wesbanco may exercise its right to require American to repurchase the Option pursuant to this Section 9 by giving American written notice of its exercise of its repurchase right in accordance with the provisions of this Section 9. Subject to the last proviso of paragraph 9(c) below, as promptly as practicable, and in any event within five business days after the receipt of such notice or notices relating thereto, American shall deliver or cause to be delivered to Wesbanco the Repurchase Price for the Option or the portion thereof which American is not then prohibited under applicable law and regulation from so delivering.

                  c. To the extent that American is prohibited under applicable law or regulation, or as a result of administrative or judicial action, from repurchasing the Option in full, American shall immediately so notify Wesbanco and thereafter deliver or cause to be delivered, from time to time, to Wesbanco, as appropriate, the portion of the Repurchase Price which it is no longer prohibited from delivering, within five business days after the date on which American is no longer so prohibited, provided, however, that to the extent that American is at the time and after the expiration of 12 months, so prohibited from delivering to Wesbanco, the Repurchase Price, in full (and American hereby undertakes to use its best efforts to receive all required regulatory and legal approvals as promptly as practicable), American shall deliver to Wesbanco a new Option evidencing the right of Wesbanco to purchase that number of shares of American Common Stock obtained by multiplying the number of shares of American Common Stock for which the Option may at such time be exercised by a fraction, the numerator of which is the Repurchase Price less the portion thereof (if any) theretofore delivered to the Holder and the denominator of which is the Repurchase Price, and American shall have no further obligation to repurchase such new Option; and provided, further, that upon receipt of such notice and until five days thereafter Wesbanco may revoke its notice of repurchase of the Option by written notice to American at its principal office stating that Wesbanco elects to revoke its election to exercise its rights to require American to repurchase the Option, whereupon American will promptly deliver to Wesbanco the Option and American shall have no further obligation to repurchase such Option.

         10. FIRST REFUSAL. If at any time during the eighteen months immediately following the first purchase of shares of American Common Stock pursuant to the Option, Wesbanco shall desire to sell, assign, transfer or otherwise dispose of all or any of the shares of American Common Stock acquired by it pursuant to the Option other than in accordance with the put-back rights in Section 9 hereof, it shall give American written notice of the proposed transaction ("Offeror's Notice"), identifying the proposed transferee and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by Wesbanco to American, which may be accepted within ten business days of the receipt of such Offeror's Notice, on the same terms and conditions and at the same price at which Wesbanco is proposing to transfer such shares to a third party. Settlement for any shares purchased by American shall be within 15 business days of the date of the acceptance of the offer and the purchase price shall be paid to Wesbanco in immediately available funds;
provided that if prior notification to or approval of any federal or state regulatory authority is required in connection with such purchase, American shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed. In the event of the failure or refusal of American to purchase all of the shares covered by the Offeror's Notice or any applicable regulatory authority shall disapprove American's proposed purchase of such shares, Wesbanco may sell all, but not less than all, of such shares to such third party at no less than the price specified and on terms no more favorable than those set forth in the Offeror's Notice. The requirements of this Section 9 shall not apply to any disposition (i) as a result of which the proposed transferee would own not more than five percent of the then outstanding shares of American Common Stock, (ii) of American Common Stock by a person to which Wesbanco has assigned its rights under the Option in accordance with Section 11(c) hereof or (iii) pursuant to a registration under
Section 7 hereof.

         11. MISCELLANEOUS.

                  a. EXPENSES. Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

                  b. ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Option Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

                  c. ASSIGNMENT. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party.

                  d. NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered in the manner and to the addresses provided for in or pursuant to Section 18 of the Merger Agreement.

                  e. COUNTERPARTS. This Option Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

                  f. SPECIFIC PERFORMANCE. The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Option Agreement by either party hereto and that this Option Agreement may be enforced by either party hereto through injunctive or other equitable relief.

                  g. GOVERNING LAW. This Option Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia applicable to agreements made and entirely to be performed within such state and such federal laws as may be applicable.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the day and year first written above.

                                      WESBANCO, INC.

                                      By /s/ EDWARD M. GEORGE
                                         ------------------------------------
                                         Its President & Chief Executive Officer

                                      AMERICAN BANCORPORATION

                                      By /s/ JEREMY C. MCCAMIC
                                         ---------------------------------------
                                         Its Chairman & Chief Executive Officer

                                                                         ANNEX D

                                     , 2002

Board of Directors
American Bancorporation
Suite 800, Hawley Building
1025 Main Street
Wheeling, WV 26003

Attention:        Jeremy C. McCamic
                  Chairman & CEO

Members of the Board:

         You have requested our opinion with respect to the fairness, from a financial point of view, as of the date hereof, to the holders of the common stock, without par value ("American Common Stock"), of American Bancorporation ("American"), of the Exchange Ratio, as set forth in Section 6.1 (a) of the Agreement and Plan of Merger dated as of February 22, 2001 as amended (the "Agreement"), by and among American, AB Corporation, a corporation to be formed as a wholly-owned subsidiary of WesBanco, Inc., WesBanco, Inc. ("WesBanco"), and WesBanco Bank, Inc.

         The Agreement provides for the merger (the "Merger") of American with and into AB Corporation, pursuant to which, among other things, at the Effective Time (as defined in the Agreement), each outstanding share of American Common Stock will be exchanged for the right to receive 1.1 shares (the "Exchange Ratio") of the common stock, par value $2.0833 per share, of WesBanco ("WesBanco Common Stock"), as set forth in Section 6.1 (a) of the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement.

         McDonald Investments Inc., as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Board of Directors
, 2002
Page 2


         We have acted as American's financial advisor in connection with, and have participated in certain negotiations leading to, the Agreement. In connection with rendering our opinion set forth herein, we have among other things:

     (i) Reviewed American's Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended December 31, 2000, December 31, 1999 and December 31, 1998, including the audited financial statements contained therein, and American's Quarterly Reports on Form 10-Q for each of the quarters ended September 30, 2001, June 30, 2001, and March 31, 2001;

     (ii) Reviewed WesBanco's Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended December 31, 2000, December 31, 1999 and December 31, 1998, including the audited financial statements contained therein, and WesBanco's Quarterly Reports on Form 10-Q for each of the quarters ended September 30, 2001, June 30, 2001, and March 31, 2001;

     (iii) Reviewed certain other public and non-public information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of American and WesBanco provided to us or publicly available;

     (iv) Participated in meetings and telephone conferences with members of senior management of American and WesBanco concerning the financial condition, business, assets, financial forecasts and prospects of the respective companies, as well as other matters we believed to be relevant to our inquiry;

     (v) Reviewed certain stock market information for American Common Stock and WesBanco Common Stock, and compared it with similar information for certain companies, the securities of which are publicly traded;

     (vi) Compared the results of operations and financial condition of American and WesBanco with that of certain companies, which we deemed to be relevant for purposes of this opinion;

     (vii) Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions, which we deemed to be relevant for purposes of this opinion;

    (viii) Reviewed the Agreement dated February 22, 2001 as amended and certain related documents;

Board of Directors
, 2002
Page 3




    (ix)   Reviewed  the   proxy  statement/prospectus  for the Merger;  and

    (x)    Performed such  other   reviews   and   analyses as  we   have deemed
           appropriate.

         In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have relied upon the accuracy and completeness of the representations, warranties and covenants of American and WesBanco contained in the Agreement. We have not been engaged to undertake, and have not assumed any responsibility for, nor have we conducted, an independent investigation or verification of such matters. We have not been engaged to and we have not conducted a physical inspection of any of the assets, properties or facilities of either American or WesBanco, nor have we made or obtained or been furnished with any independent valuation or appraisal of any of such assets, properties or facilities or any of the liabilities of either American or WesBanco. With respect to financial forecasts used in our analysis, we have assumed that such forecasts have been reasonably prepared by management of American and WesBanco, as the case may be, on a basis reflecting the best currently available estimates and judgments of the management of American and WesBanco, as to the future performance of American, WesBanco, and American and WesBanco combined, as the case may be. We have not been engaged to and we have not assumed any responsibility for, nor have we conducted any independent investigation or verification of such matters, and we express no view as to such financial forecasts or the assumptions on which they are based. We have also assumed that all of the conditions to the consummation of the Merger, as set forth in the Agreement, including the tax-free treatment of the Merger to the holders of American Common Stock, would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Agreement.

         We will receive a fee for our services as financial advisor to American, a substantial portion of which is contingent upon closing of the Merger. We will also receive a fee for our services in rendering this opinion.

         In the ordinary course of business, we may actively trade securities of American and WesBanco for our own account and for the accounts of customers and accordingly, we may at any time hold a long or short position in such securities.

         This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the Exchange Ratio, to the holders of American Common Stock, and does not address the underlying business decision by American's Board of Directors to effect the Merger, does not compare or discuss the relative merits of any competing proposal or any other terms of the Merger, and does not constitute a recommendation to

Board of Directors
, 2002
Page 4

any American shareholder as to how such shareholder should vote with respect to the Merger. This opinion does not represent an opinion as to what the value of American Common Stock or WesBanco Common Stock may be at the Effective Time of the Merger or as to the prospects of American's business or WesBanco's business.

         This opinion is directed to the Board of Directors of American and may not be reproduced, summarized, described or referred to or given to any other person without our prior written consent. Notwithstanding the foregoing, this opinion may be included in the proxy statement to be mailed to the holders of American Common Stock in connection with the Merger, provided that this opinion will be reproduced in such proxy statement in full, and any description of or reference to us or our actions, or any summary of the opinion in such proxy statement, will be in a form reasonably acceptable to us and our counsel.

         Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of American Common Stock from a financial point of view.

                                                     Very truly yours,




                                                     McDONALD INVESTMENTS INC.

                                                                         ANNEX E

Section 1701.84  PERSONS ENTITLED TO RELIEF AS DISSENTING SHAREHOLDERS.

The following are entitled to relief as dissenting shareholders under section 1701.85 of the Revised Code:

         (A) Shareholders of a domestic corporation that is being merged or consolidated into a surviving or new entity, domestic or foreign, pursuant to section 1701.78, 1701.781, 1701.79, 1701.791, or 1701.801 of the Revised Code;

         (B) In the case of a merger into a domestic corporation, shareholders of the surviving corporation who under section 1701.78 or 1701.781 of the Revised Code are entitled to vote on the adoption of an agreement of merger, but only as to the shares so entitling them to vote;

         (C) Shareholders, other than the parent corporation, of a domestic subsidiary corporation that is being merged into the domestic or foreign parent corporation pursuant to section 1701.80 of the Revised Code;

         (D) In the case of a combination or a majority share acquisition, shareholders of the acquiring corporation who under section 1701.83 of the Revised Code are entitled to vote on such transaction, but only as to the shares so entitling them to vote;

         (E) Shareholders of a domestic subsidiary corporation into which one or more domestic or foreign corporations are being merged pursuant to section 1701.801 of the Revised Code.

Effective date: 10-4-1996


Section 1701.85  DISSENTING SHAREHOLDER'S DEMAND FOR FAIR CASH VALUE OF SHARES.

         (A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

         (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

         (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

         (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

         (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

         (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

         (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

         (D)(1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

            (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

            (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

            (c) The dissenting  shareholder  withdraws  his  demand,  with   the
consent of the corporation by its directors;

            (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

            (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

         (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

Effective date: 7-1-1994

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

    Wesbanco's Bylaws provide, and West Virginia law permits (W. Va. Code ss. 31-1-9), the indemnification of directors and officers against certain liabilities. Officers and directors of Wesbanco and its subsidiaries are indemnified generally against expenses reasonably incurred in connection with proceedings in which they are made parties by reason of their being or having been directors or offices of the corporation, except in relation to matters as to which a recovery may be obtained by reason of an officer or director having been finally adjudged derelict in such action or proceeding in the performance of his duties.

    A. Excerpts from Article VI of the Bylaws of Wesbanco:

Indemnification of Directors and Officers

    Each director and officer, whether or not then in office, shall be indemnified by the corporation against all costs and expenses reasonably incurred by and imposed upon him in connection with or resulting from any action, suit or proceeding, to which he may be made a party by reason of his being or having been a director or officer of the corporation, or of any other company which he served at the request of the corporation, except in relation to matters as to which a recovery shall be had against him by reason of his having been finally adjudged derelict in such action, suit or proceeding, in the performance of his duties as such director or officer, and the foregoing right of indemnification shall not be exclusive of other rights to which he may be entitled as a matter of law.

    B. West Virginia Corporation Law, W. Va. Codess.31-1-9:

Section 31-1-9. Indemnification of officers, directors, employees and agents.

    (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, taxes and penalties and interest thereon, and amounts paid in settlement actually and reasonably incurred by him in connection with such action or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, that such person did have reasonable cause to believe that his conduct was unlawful.

    (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding by or in the right of the corporation to procure judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter, including, but not limited to, taxes or any interest or penalties thereon, as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

    (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in subsection (a) or (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

    (d) Any indemnification under subsection (a) or (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsection (a) or (b). Such determination shall be made
(1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action or proceeding, or (2) if such a quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the shareholders or members.

    (e) Expenses (including attorney's fees) incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding as authorized in the manner provided in Subsection (d) upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this section.

    (f) The indemnification provided by this section shall not be deemed exclusive of any other rights to which any shareholder or member may be entitled under any bylaw, agreement, vote of shareholders, members or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

    (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section. (1961,c.15; 1974,c.13; 1975,c.118.)

    Wesbanco does provide indemnity insurance to its officers and directors. Such insurance will not, however, indemnify officers or directors for willful misconduct or gross negligence in the performance of a duty to Wesbanco.

Item 21. Exhibits and Financial Statement Schedules.

         (a) The following exhibits are filed herewith or incorporated herein by reference as part of this Registration Statement:

EXHIBIT           TITLE

2.1 Agreement and Plan of Merger dated as of February 22, 2001 among Wesbanco, Inc., American Bancorporation, AB Corporation and Wesbanco Bank, Inc. (incorporated by reference to Annex A of the Proxy Statement/Prospectus included in this Registration Statement).

2.2 First Amendment to Agreement and Plan of Merger dated as of November 5, 2001 among Wesbanco, Inc., American Bancorporation, AB Corporation and Wesbanco Bank, Inc. (incorporated by reference to Annex B of the Proxy Statement/Prospectus included in this Registration Statement).

5.1 Opinion of Phillips, Gardill, Kaiser & Altmeyer as to the legality of the shares of common stock registered hereby (filed herewith).

8.1 Form of Opinion of Kirkpatrick & Lockhart LLP as to certain tax matters (filed herewith).

10.1 Amended Severance Plan Clarification Agreement dated November 30, 2001 by and among American Bancorporation, Jeremy C. McCamic and Wesbanco, Inc. (filed herewith).

10.2 Amended Consulting Agreement dated November 30, 2001 by and between Wesbanco, Inc. and Jeremy C. McCamic (filed herewith).

10.3 Amended Severance Plan Clarification Agreement dated November 30, 2001 by and among American Bancorporation, Paul W. Donahie and Wesbanco, Inc. (filed herewith).

10.4 Consulting Agreement dated February 22, 2001 by and between Wesbanco, Inc. and Paul W. Donahie (filed herewith).

10.5 Amended Severance Plan Clarification Agreement dated November 30, 2001 by and among American Bancorporation, John E. Wait and Wesbanco, Inc. (filed herewith).

10.6 Amended Agreement dated November 30, 2001 by and among Wesbanco Bank, Inc., Wesbanco, Inc. and John E. Wait (filed herewith).

10.7 Amended Severance Plan Clarification Agreement dated November 30, 2001 by and among American Bancorporation, Brent E. Richmond and Wesbanco, Inc. (filed herewith).

10.8 Agreement dated November 30, 2001 by and among Wesbanco Bank, Inc., Wesbanco, Inc. and Brent E. Richmond (filed herewith).

10.9 Amended Amendment to Employment Agreement dated November 30, 2001 by and among Wheeling National Bank, Patrick O'Brien and Wesbanco, Inc. (filed herewith).

10.10             Amended  Engagement Letter Amendment  Agreement dated November
                  30,   2001  by  and   among   McCamic  &   McCamic,   American
                  Bancorporation and Wesbanco, Inc. (filed herewith).

10.11 Stock Option Agreement dated as of February 22, 2001 by and between Wesbanco, Inc. and American Bancorporation (incorporated by reference to Annex C of the Proxy Statement/Prospectus included in this Registration Statement).

23.1              Consent of Ernst & Young LLP (filed herewith).

23.2              Consent of KPMG LLP (filed herewith).

23.3              Consent  of  Phillips,   Gardill,  Kaiser  &  Altmeyer  (filed
                  herewith).

23.4 Consent of Kirkpatrick & Lockhart LLP (included in the opinion filed as Exhibit 8.1).

23.5              Consent of McDonald Investments Inc. (filed herewith).

24.1              Power of Attorney (included on signature page hereto).

99.1 Form of Proxy for Special Meeting of American Bancorporation Shareholders (filed herewith).


Item 22. Undertakings.

    The undersigned registrant hereby undertakes as follows:

    (a) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (b) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

    (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (f) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wheeling, West Virginia, on December 3, 2001.

                                               WESBANCO, INC.

                                       By: /s/ PAUL M. LIMBERT
                                           -------------------------------------
                                       Paul M. Limbert
                                       Its President and Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul M. Limbert and/or James C. Gardill, and each of them singly, his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent with full power and authority to do and perform each and every act and thing requisite and necessary to be done in or about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

           SIGNATURE               TITLE                                DATE


                                     Director
---------------------------------
James E. Altmeyer

/s/  Ray A. Byrd                     Director                   December 3, 2001
---------------------------------
Ray A. Byrd

/s/  R. Peterson Chalfant            Director                   December 3, 2001
---------------------------------
R. Peterson Chalfant

/s/  John H. Cheffy                  Director                   December 3, 2001
---------------------------------
John H. Cheffy

/s/  Christopher V. Criss            Director                   December 3, 2001
---------------------------------
Christopher V. Criss

                                     Director
---------------------------------
James D. Entress

                                     Director
---------------------------------
Ernest S. Fragale

/s/  James C. Gardill                Chairman, Director         December 3, 2001
---------------------------------
James C. Gardill

/s/  Edward M. George                Director                   December 3, 2001
---------------------------------
Edward M. George

/s/  Roland L. Hobbs                 Director                   December 3, 2001
---------------------------------
Roland L. Hobbs

                                     Director
---------------------------------
John W. Kepner

/s/  Frank R. Kerekes                Director                   December 3, 2001
---------------------------------
Frank R. Kerekes

/s/  Paul M. Limbert                 President, Chief           December 3, 2001
---------------------------------    Executive Officer &
Paul M. Limbert                      Director (Principal
                                     Executive Officer)

                                     Director
---------------------------------
William E. Mildren, Jr.

/s/  Joan C. Stamp                   Director                   December 3, 2001
---------------------------------
Joan C. Stamp

/s/  Carter W. Strauss               Director                   December 3, 2001
---------------------------------
Carter W. Strauss

/s/  James W. Swearingen             Director                   December 3, 2001
---------------------------------
James W. Swearingen

/s/  Reed J. Tanner                  Director                   December 3, 2001
---------------------------------
Reed J. Tanner

/s/  Robert K. Tebay                 Director                   December 3, 2001
---------------------------------
Robert K. Tebay

/s/  William E. Witschey             Director                   December 3, 2001
---------------------------------
William E. Witschey

/s/  Robert H. Young                 Executive Vice President   December 3, 2001
---------------------------------    & Chief Financial Officer
Robert H. Young                      (Principal Financial and
                                     Accounting Officer)

                                  EXHIBIT INDEX

EXHIBIT           TITLE

2.1 Agreement and Plan of Merger dated as of February 22, 2001 among Wesbanco, Inc., American Bancorporation, AB Corporation and Wesbanco Bank, Inc. (incorporated by reference to Annex A of the Proxy Statement/Prospectus included in this Registration Statement).


2.2 First Amendment to Agreement and Plan of Merger dated as of November 5, 2001 among Wesbanco, Inc., American Bancorporation, AB Corporation and Wesbanco Bank, Inc. (incorporated by reference to Annex B of the Proxy Statement/Prospectus included in this Registration Statement).

5.1 Opinion of Phillips, Gardill, Kaiser & Altmeyer as to the legality of the shares of common stock registered hereby (filed herewith).

8.1 Form of Opinion of Kirkpatrick & Lockhart LLP as to certain tax matters (filed herewith).

10.1 Amended Severance Plan Clarification Agreement dated November 30, 2001 by and among American Bancorporation, Jeremy C. McCamic and Wesbanco, Inc. (filed herewith).

10.2 Amended Consulting Agreement dated November 30, 2001 by and between Wesbanco, Inc. and Jeremy C. McCamic (filed herewith).

10.3 Amended Severance Plan Clarification Agreement dated November 30, 2001 by and among American Bancorporation, Paul W. Donahie and Wesbanco, Inc. (filed herewith).

10.4 Consulting Agreement dated February 22, 2001 by and between Wesbanco, Inc. and Paul W. Donahie (filed herewith).

10.5 Amended Severance Plan Clarification Agreement dated November 30, 2001 by and among American Bancorporation, John E. Wait and Wesbanco, Inc. (filed herewith).

10.6 Amended Employment Agreement dated November 30, 2001 by and among Wesbanco Bank, Inc., Wesbanco, Inc. and John E. Wait (filed herewith).

10.7 Amended Severance Plan Clarification Agreement dated November 30, 2001 by and among American Bancorporation, Brent E. Richmond and Wesbanco, Inc. (filed herewith).

10.8 Agreement dated November 30, 2001 by and among Wesbanco Bank, Inc., Wesbanco, Inc. and Brent E. Richmond (filed herewith).

10.9 Amended Amendment to Employment Agreement dated November 30, 2001 by and among Wheeling National Bank, Patrick O'Brien and Wesbanco, Inc. (filed herewith).

10.10             Amended  Engagement Letter Amendment  Agreement dated November
                  30,   2001  by  and   among   McCamic  &   McCamic,   American
                  Bancorporation and Wesbanco, Inc. (filed herewith).

10.11 Stock Option Agreement dated as of February 22, 2001 by and between Wesbanco, Inc. and American Bancorporation (incorporated by reference to Annex C of the Proxy Statement/Prospectus included in this Registration Statement).

23.1              Consent of Ernst & Young LLP (filed herewith).

23.2              Consent of KPMG LLP (filed herewith).

23.3              Consent  of  Phillips,   Gardill,  Kaiser  &  Altmeyer  (filed
                  herewith).

23.4 Consent of Kirkpatrick & Lockhart LLP (included in the opinion filed as Exhibit 8.1).

23.5              Consent of McDonald Investments Inc. (filed herewith).

24.1              Power of Attorney (included on signature page hereto).

99.1 Form of Proxy for Special Meeting of American Bancorporation Shareholders (filed herewith).